Form 10-K405, Exhibit 13
period 1997-12-31
CHIREX INC
filed 1998-03-13
CIK 1005407

[Logo]
CHIREX

ChiRex Inc.
300 Atlantic St., Ste. 402
Stamford, CT 06901
TEL: (203) 351 2300 FAX: (203) 425 9996
Designed and produced by The Artworks Consortium Ltd., Newcastle upon Tyne, England.

                                    [Logo]
                                    CHIREX

          PATHWAYS TO GROWTH: TECHNOLOGY, MANUFACTURING AND SERVICES

REVENUES (U.S. dollars in thousands)
$88,957
$89,827
$94,100

CORE REVENUES (U.S. dollars in thousands)
$36,103
$48,445
$68,130

GROSS PROFIT (U.S. dollars in thousands)
$12,186
$22,015
$22,660

EARNINGS (LOSS) PER SHARE
$(0.10)
$0.37
$0.42

Fiscal Year Ended December 31       1995      1996      1997
Total Revenues                   $88,957   $89,827   $94,100
Core Revenues                    $36,103   $48,445   $68,130
  Annual Growth                     34.2%     40.6%
Gross Profit                     $12,186   $22,015   $22,660
  Percent of Total Revenues         13.7%     24.5%     24.1%
Earnings Per Share (Loss)        $ (0.10)  $  0.37   $  0.42
Employees (Year End)                 504       490       578

(U.S. dollars in thousands, except per share data)
This table summarizes fiscal year proforma unaudited financial data presented in Management's Discussion and Analysis of Results of Operations and Financial Condition.

Dudley Production Plant

[PHOTO]

Annan Production Plant

[PHOTO]

                                    [Logo]
                                    CHIREX

ChiRex Inc., a leading contract manufacturing organization serving the outsourcing needs of the pharmaceutical industry:

 . Supports and enhances in-house development and manufacturing capabilities of its pharmaceutical and biotechnology customers with broad, fully-integrated services, including product development and regulatory support.

 . Manufactures pharmaceutical intermediates and active ingredients in its world-class cGMP manufacturing facilities located in Dudley, Northumberland, England, and Annan, Scotland.

 . Holds more than 50 patents and patent applications in chiral chemistry. Serves customers including eight of the ten largest pharmaceutical companies in the world.

 . Serves customers including eight of the ten largest pharmaeutical compaies in the world.

 . Employs more than 630 people in the U.S. and U.K.

GROWTH
PATHWAYS TO GROWTH
------------------

As outsourcing plays a larger role in the global pharmaceutical industry, contract manufacturing organizations (CMO) must offer innovative technology, consistent quality and a broad range of services. For pharmaceutical CMOs, these are the pathways to growth.

TECHNOLOGY
TECHNOLOGY...
-------------

Two thirds of drugs in development today are chiral. With its extensive portfolio of classical chemical and proprietary chiral technologies, ChiRex is focused on manufacturing these complex, high value-added pharmaceuticals. The Company will continue to expand its technology base to offer its customers innovative manufacturing solutions.

QUALITY
QUALITY...
----------

Pharmaceutical customers expect superior quality, which ChiRex delivers through its state-of-the-art manufacturing facilities, technological excellence and scientific leadership.

SERVICE
SERVICE...
----------

ChiRex offers a full range of manufacturing, development, scaleup, hazards evaluation and regulatory services. ChiRex plants maintain strict cGMP compliance while exceeding local environmental regulations for chemical waste.

By following these pathways to growth, --Technology, Quality, Service-- ChiRex will strengthen its prominent position in pharmaceutical contract manufacturing and improve its prospects for exploiting the $12 billion global market for pharmaceutical outsourcing.

HIGHLIGHTS
HIGHLIGHTS OF 1997:
-------------------

 . Continued growth of Core Revenues

 . Purchased Glaxo Wellcome's cGMP pharmaceutical production facility at Annan, Scotland

 . Secured a five year, $450 million contract from Glaxo Wellcome

 . Sold ChiRex's acetaminophen business

 . Licensed a kinetic resolution technology for preparing pure enantiomeric forms of drug intermediates

TO OUR SHAREHOLDERS
-------------------

During 1997, ChiRex's second year as a public company, we achieved all of our strategic objectives for the year: improving sales mix by increasing revenues from higher value-added core products; increasing production capacity through internal efficiencies as well as via the major acquisition of Glaxo Wellcome's manufacturing facility at Annan, Scotland; and further enhancing our already strong technological platform in chiral chemistry.By meeting these objectives we have positioned ChiRex for exceptional growth over the next several years.

Business Strategy

There are three major components to the ChiRex strategy. First, we intend to be a leader in the supply chain for the next generation of high-value ethical products now in development at major and emerging pharmaceutical companies. Second, we plan to evolve into a full-service contract manufacturing organization (CMO) that can partner with clients throughout the life cycle of a product from early clinical development stages through to large-scale commercial production. Third, we are committed to securing and applying the most cutting-edge process technologies as they emerge from the laboratories of the leading innovators in the field, in order to provide state-of-the-art production quality, cost-efficiency and speed-to-market advantages to our clients.

Our purchase of Glaxo Wellcome's cGMP pharmaceutical chemical manufacturing facility at Annan supports our business strategy in several ways, by:

 . Positioning ChiRex as a key supplier to one of the world's largest pharmaceutical companies, and providing a platform to further develop that relationship based on a continuing high level of service and reliability.

 . Ensuring ChiRex a large and steadily growing revenue stream into the next decade.

 . Giving ChiRex access to the manufacture of a number of new, high-value ethical pharmaceutical products.

 . Expanding our production capacity and eliminating the perceived risk associated with single-plant dependence.

 . Providing a working template for the development of long-term business relationships with other major pharmaceutical companies.

We are pressing ahead with a major investment program to refit two of the three Annan production buildings, and expect these facilities to undergo validation during the fourth quarter of 1998 and be operational by year end. The overall investment goal is to convert the production facilities from dedicated single-product design to the flexible, general-purpose configuration that is ideally suited to ChiRex's business.

In the year we agreed to supply Cell Therapeutics Inc. with bulk Lysofylline, a drug in advanced development for preventing infection and other treatment-related toxicity in cancer patients undergoing high dose radiation or chemotherapy. This agreement represents a significant step in our evolution into a full-service CMO. While we are primarily manufacturing the product using Cell Therapeutics' own chemistry, we are also applying our proprietary chiral chemistry expertise to the production of a key intermediate which will streamline the process and improve the economics. We view this collaboration as a model for future agreements within the industry, and as a pathway to being the preferred supplier for a broad pipeline of new products.

An increasing number of drugs today -- two-thirds of new drugs -- are developed as single optical isomers. Single-isomer drugs are often up to twice as effective as their racemic (mixed isomer) counterparts, can have fewer side effects, and their manufacture usually generates less waste. Producing single-isomers can be expensive, but with the right chemistry it need not always be so. We feel our proprietary chemistries can play a pivotal role in meeting the associated challenges faced by the pharmaceutical industry. In this regard, we are particularly excited about the latest process technology which we licensed in March 1997, called Kinetic Resolution.
We expect this novel chemistry to reduce the manufacturing costs for many single-isomer drugs and intermediates, while solidly positioning ChiRex for the manufacture of these products.

The Kinetic Resolution technology was discovered by Professor Eric Jacobsen of Harvard University, a long-time adviser to ChiRex, and the newest member of our Board of Directors. Prof. Jacobsen brings to the company world-class scientific expertise, fifteen years experience in the discovery of innovative chemistry and long-standing consulting relationships with a number of major pharmaceutical companies. We eagerly look forward to Prof. Jacobsen's guidance in the expansion of our research & development programs, accelerating our transition to becoming the preferred manufacturer of the new generation of pharmaceutical chemicals.

ChiRex Infrastructure

We are delighted to confirm the appointment of Professor Sandy McKillop as Research & Development Director, based at our Dudley site.
This appointment has concluded our search for a high-caliber and experienced scientist to lead our day-to-day process development activities and closely coordinate our internal efforts with those of our leading academic advisers. Prof. McKillop was previously Professor of Chemistry at the University of East Anglia in the United Kingdom and is an internationally renowned organic chemist. He has been a member of our Scientific Advisory Board and has consulted widely within the pharmaceutical industry.

We have embarked on a search for a Chief Operating Officer, a position we feel is now warranted for a Company of our size and potential. In addition, we intend to continue strengthening our overall management and technical resources to fully support our planned growth.

Financial Performance

For 1997, ChiRex achieved gross revenues of $94.1 million, compared with $89.8 million in 1996. Core revenues grew by 41% to $68.1 million from $48.4 million in 1996. Gross profit at $22.7 million (24.1% of revenues) was slightly ahead of 1996 levels of $22.0 million (24.5% of revenues).
Net income before restructuring expenses was $4.8 million, or $0.42 per share for 1997, some 19% ahead of 1996 earnings of $4.1 million, or $0.37 per share.

While the year was one of substantial achievement in the strategic development of the business, the financial results overall, and in the fourth quarter in particular, were below our goals. This performance was primarily the result of faster-than-anticipated revenue growth in our core business which created operating challenges that adversely affected gross profit.
The operating impact on gross profit was exacerbated by the need to make prudent inventory provisions of $1.2 million at year end. These provisions principally related to the write-down of the value of stocks of some non-core products, including phentermine hydrochloride, one of the active ingredients in the dietary suppressant combined therapy known as "Fen-Phen". Lastly, we incurred some unanticipated residual expenses following termination of acetaminophen manufacture in September, including the operation of the Dudley site biological wastewater treatment plant as this facility adjusted to a significantly different feed stream.

We believe that many of these growth-related operating issues will be resolved in 1998 and that gross profit will improve accordingly. Moreover, the sale of our uncompetitive acetaminophen business in April 1997 reflects our commitment to eliminating low-margin non-core products. We view this divestment as the final significant step in positioning ChiRex as a leading CMO focused on high added-value products.

Looking Forward

The new year promises new and greater opportunities to ChiRex as the Company follows its pathway to growth in its core business. A top priority in 1998 is to bring our Annan facility into full operation to support our supply agreement with Glaxo Wellcome and in anticipation of further new business potential. At our Dudley site we are aggressively addressing the key operating issues while simultaneously advancing plans to introduce several additional new products during the year.

We remain committed to building the finest full-service CMO to capitalize on the strong outsourcing demand that continues to emerge from the pharmaceutical industry, and thereby to enhance value for all our shareholders. We will continue to update you on our progress as we strive to achieve sustained growth in revenue, earnings and profitability through 1998 and beyond.

Sincerely,

Signature


Alan R. Clark
Chairman and Chief Executive Officer
February 23rd 1998

                                   [PHOTOS]

"We have positioned ChiRex for exceptional growth over the next several years by shifting the sales mix to high value-added products, expanding internal capacity, acquiring a second manufacturing site and enhancing our already strong technological platform in chiral chemistry. "

                                                  Alan Clark
                        Chairman and Chief Executive Officer

MANUFACTURING
MANUFACTURING GROWTH...
-----------------------

ChiRex has enjoyed significant growth as pharmaceutical clients increasingly outsource their manufacturing. To fulfill the future needs of its customers, ChiRex must continue to expand its pharmaceutical production capabilities.

ChiRex's most significant addition to manufacturing capacity to date has been the acquisition of Glaxo's cGMP facility in Annan, Scotland, for approximately $67 million. Investment in the Annan facility will eventually reach about $90 million. By the end of the fourth quarter of 1998, the site should be operational, producing some of the products covered by the five year, $450 million agreement with Glaxo.

The first six products to be produced under the Glaxo Wellcome contract include an intermediate for the AIDS drug 3TC, Lamivudine for treating hepatitis B, and Vertex 141, another AIDS therapeutic. The Glaxo agreement will bring ChiRex substantial revenues in 1998, which are expected to increase throughout the term of the contract.

ChiRex's manufacturing facility in Dudley, Northumberland, England has been the anchor of the Company's manufacturing base for thirty years. During the past five years, more than $50 million has been invested in the Dudley site, including the construction of a $15 million state-of-the-art pilot plant and a research and development center in 1996. The Dudley plant is one of the world's largest independent fine chemical manufacturing sites. The plant is inspected by the U.S. Food and Drug Administration (FDA) and has management systems certified to ISO 9002 standards. Dudley also complies with UK Integrated Pollution Control legislation and its products comply with relevant Pharmacopoeias and FDA requirements.

MANUFACTURING QUALITY
---------------------

ChiRex is equipped to provide a Quality System in full compliance with regulatory and cGMP requirements. Analytical resources are capable of developing and operating modern methods of analysis for raw materials, intermediates and final products.

A team establishes validation of analytical methods, manufacturing equipment and processes, while documentation systems provide assurance of compliance.

"The acquisition of the Annan site by ChiRex has unlocked tremendous opportunities and an exciting future for this facility. With the ChiRex capital investment program we will quickly transform the Annan capabilities from dedicated to flexible manufacture of an expanding value-adding product portfolio."

                                                    Frank Wright
                                Vice President, Annan Operations

TECHNOLOGY
TECHNOLOGY GROWTH...
--------------------

Modern pharmaceuticals are complex, expensive, highly regulated products which present enormous manufacturing challenges. As many as two-thirds of drugs in development are being introduced as single isomers. Market and regulatory forces have pushed new product timelines beyond ten years and launch costs above $300 million. Time-to-market is therefore more critical today than ever. Helping our customers shorten time-to-market through innovative technology and associated services is a central component of ChiRex's strategy for growth.

Recognizing the commercial significance of chirality, ChiRex has taken the initiative of licensing in six leading chiral chemical technologies. Developed by leading researchers, ChiRex's technologies provide a proprietary base for creating high value intermediates for drug synthesis, often starting from relatively inexpensive raw materials.

The most recent addition to our chiral chemistry technology platform is a Kinetic Resolution technique invented by Prof. Eric N. Jacobsen at Harvard University and licensed in from Harvard. This Kinetic Resolution method permits facile separation of the two isomeric forms of terminal epoxides. Single isomer epoxides are very reactive molecules which can be used to manufacture chiral intermediates and actives. This is more cost effective chemistry than traditional routes, which frequently require recycling of the unwanted isomer.

ChiRex will seek relationships with its customers that go well beyond simple supplier-purchaser arrangements. Although ChiRex is and will remain primarily a contract manufacturing company, more and more of its interaction with customers involves such issues as scale-up, product development and regulatory issues. ChiRex views these activities as opportunities to work more closely with customers and provide a higher quality and breadth of service at reasonable cost.

ERIC JACOBSEN
-------------

Eric N. Jacobsen, Ph.D., Professor of Chemistry at Harvard University and the discoverer of kinetic resolution technology recently licensed by ChiRex, brings unmatched synthetic chemistry expertise to the Company as a member of the Board of Directors, and the Scientific Advisory Board.

With two patents, 14 awards for scientific excellence and more than 60 publications, Dr. Jacobsen is a recognized innovator in the chiral chemistry technologies which will fuel the Company's growth.


"Chirality is one of the most intriguing artifacts of nature. No one knows exactly how or why natural chiral molecules arose only in left- or right-handed form. I am fortunate to be working at a time in history when harnessing chirality to provide safer, more effective drugs is becoming a reality."

                                                Eric Jacobsen, Ph.D.
                                  Professor, Department of Chemistry
                           and Chemical Biology, Harvard University.
                                                 Board of Directors.
                                          Scientific Advisory Board.

ChiRex's State-of-the-Art Water For Injection Generation Plant

EXPERTISE
MANAGEMENT AND TECHNICAL EXPERTISE...
-------------------------------------

World-class technology requires superlative management and technical expertise. Filling key research and director positions with internationally respected pharmaceutical chemists assures ChiRex of a high level of technical leadership and the reputation to attract the best scientists at all levels.

ALEXANDER MCKILLOP
------------------

Alexander ("Sandy") McKillop, Ph.D., D.Sc., a leading chemical researcher and internationally known consultant, will take ChiRex technology to the next level as R&D Director. As a respected pharmaceutical chemist, Dr. McKillop has already begun attracting prestigious technical talent to ChiRex.

Dr. McKillop brings to ChiRex broad-based experience in the discovery and application of new chemical processes, as well as extensive knowledge of pharmaceutical product development.

EXPANDED, WORLD-CLASS SERVICES
------------------------------

Manufacturing is ChiRex's core activity and major focus. But as pharmaceutical companies seek more outsourcing arrangements over the next several years, ChiRex's relationships with contract partners will become more complex, more vertically integrated, to reflect the dynamics of the discovery-to-market phenomenon.

Process development is a logical area for ChiRex to assist its partners. At this stage in the evolution of a drug, pharmaceutical companies begin to look for the safest, most efficient, most cost-effective methods of producing clinical-grade material in large quantities. Traditionally, contract manufacturers have entered the picture after this critical part of the manufacturing process has been worked out. With its world-class chemical development technologies, however, ChiRex can pick up the reins much earlier, perhaps at the discovery stage, to assure efficient transition from the lab to the clinic to market.

Regulated products represent another challenging area where ChiRex is equipped to assist its pharmaceutical industry partners. All ChiRex products are manufactured under strict cGMP protocols and are subject to intense regulatory scrutiny. As manufacturers of these products, ChiRex is well positioned to work alongside its customers to satisfy regulatory requirements, including FDA filings, and further streamline time-to-market.

Expansion of our services and partnering with our customers are critical components of ChiRex's growth strategy.


"Shortening time-to-market is going to save a lot of money, but the implications for contract manufacturers are very clear: The whole time line must be telescoped dramatically."

                                                Alexander McKillop, Ph.D.
                                                     Director of Research
                                                         and Development.
                                                    Chairman,  Scientific
                                                          Advisory Board.


"As R&D productivity increases, pharmaceutical companies will recognize that manufacturing everything in-house is not a serious option. The capacity and capabilities of good CMOs will have to become part of their supply network."

                                                       David Pulman, Ph.D
                                     Director of International Activities
                                       Supply. Glaxo Wellcome Operations.

"It is imperative that ChiRex sustains production capabilities to meet the increasingly complex requirements of our customers and to complement these with excellent analytical, validation, documentation and compliance services."

                                                             David Raynor
                                        Vice President, Dudley Operations

SERVICE
CHIREX: THE FULL-SERVICE CMO
----------------------------

Development, manufacturing and regulatory compliance constitute core activities of new drug introduction between discovery and marketing. With its world-class technical, management and regulatory expertise, ChiRex services its pharmaceutical industry partners with more than just contract manufacturing. The Company's product and revenue growth are strong indications that drug companies are willing to have ChiRex as a partner in their race to the marketplace.

As an elite, full-service CMO partner, ChiRex offers three levels of service: laboratory scale expertise, pilot plant capabilities and commercial scale production. A multidisciplinary project team guides products through these levels, as needed. Process design and development activities revolve around ChiRex's broad technology base and chiral expertise, including such essentials as hazards evaluation, in-house engineering design, regulatory support and secure management of trade secrets.

FINANCIAL
CHIREX INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               Page

        Management's Discussion and Analysis of Results                 14
        of Operations and Financial Condition

        Reports of Independent Public Accountants                       18

        Consolidated Balance Sheets as of December 31,                  19
        1996 and 1997

        Consolidated Statements of Operations for the years             20
        ended December 31, 1995, 1996 and 1997

        Consolidated Statements of Cash Flows for the years             21
        ended December 31, 1995, 1996 and 1997

        Consolidated Statements of Stockholders' Equity for             22
        the years ended December 31, 1995, 1996 and 1997

        Notes to Consolidated Financial Statements                      23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS and FINANCIAL CONDITION
-----------------------------------------------

The following discussion and analysis should be read in conjunction with the consolidated financial statements and the notes thereto included herein.

INTRODUCTION

ChiRex Inc. is a contract manufacturing organization ("CMO") serving the outsourcing needs of the pharmaceutical industry through its extensive pharmaceutical fine chemical manufacturing and process development capabilities and proprietary technologies. The Company supports and supplements the in-house development and manufacturing capabilities of its pharmaceutical and biotechnology customers with a broad range of fully-integrated services, accelerating the time from drug discovery to commercialization. In 1996 and 1997, the Company manufactured over 50 products at its cGMP manufacturing facilities in Dudley, England and Annan, Scotland. The Annan facility, acquired in October 1997, is currently underutilized and is in the process of being reconfigured into a flexible manufacturing facility. Management has reviewed the Company's product portfolio and identified certain products it manufactured in 1996 and 1997 as "core products" which the Company believes offer superior long-term growth potential, higher margins or strategic customer relationship benefits. The Company intends to phase-out the manufacture of non-core products which do not meet management's criteria regarding profitability, growth profile or customer development potential.

In April 1997, the Company disposed of its acetaminophen (paracetamol, an over-the-counter analgesic) business and in September 1997, the Company ceased production of acetaminophen. At the time of the disposition, acetaminophen was the largest volume product manufactured by the Company, representing approximately 31% of the Company's 1996 pro forma revenues, but was not highly profitable at the gross margin level. In connection with the disposition of the business, the Company implemented measures designed to offset the effect on operating performance. The Company's decision to dispose of its acetaminophen business followed a strategic review of several alternatives and was based on a number of factors, including the continued domination of the acetaminophen business by high volume, low cost manufacturers and the Company's expectation that the market price of acetaminophen will continue to erode. The disposition resulted in a pre-tax charge in 1997 of $8.1 million for costs associated with asset impairment, plant closure, severance and other expenses related to the disposition of this business net of proceeds received on the disposal. The after-tax charge was approximately 6% of stockholders' equity of the Company at December 31, 1996.

On October 31, 1997, the Company completed the purchase of a Glaxo Wellcome FDA cGMP pharmaceutical production facility located in Annan, Scotland. The Company paid approximately $66.8 million ($40.0 million) for the facility plus an additional payment for certain working capital of approximately $1.7 million ((Pounds)1.0 million). As part of the transaction, Glaxo Wellcome awarded the Company a five-year contract to supply certain pharmaceutical intermediates and active ingredients with an aggregate sales value of approximately $450 million. Under the Asset Purchase Agreement, ChiRex purchased all of the buildings, land and equipment at the 154-acre Annan, Scotland property, encompassing three main production facilities plus certain working capital. The Company plans to invest approximately $25 million over two years to accommodate newly contracted products and to modify the facility for general purpose pharmaceutical fine chemical manufacturing. Under the Supply Agreement, ChiRex will manufacture up to ten products at Annan and Dudley. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the Annan facility have been included in the Company's consolidated financial statements from the date of acquisition.

Substantially all of the Company's revenues and expenses are denominated in Great Britain pounds sterling, and to prepare the Company's financial statements such amounts are translated into US Dollars at average exchange rates in accordance with generally accepted accounting principles. The average exchange rate used to make this translation in 1995, 1996 and 1997 was $1.64, $1.56 and $1.65 respectively, per (Pounds)1.00. Period-to-period changes in exchange rates can affect the comparability of the Company's financial statements.

The Company has dedicated internal resources to identify and resolve "year 2000" compliance issues within computer applications utilized by the Company. The Company has also engaged external resources and will purchase necessary computer software and upgrades to become year 2000 compliant. The Company is also developing and will implement in 1998 a new management information system at its Annan facility in connection with its business plans for this location. The Company's long term plan is to implement these systems at the Company's other locations as soon as feasible.

RESULTS OF OPERATIONS

In order to make the comparison of financial information more meaningful, the following tables sets forth (i) the historical results of the Company for 1997 adjusted to exclude various restructuring charges resulting from the disposal of the acetaminophen business, (ii) the historical results of the Company for 1996 and the pro forma 1996 results of the Company, adjusted to exclude various charges resulting from the Contribution and the Merger (see Notes 1 and 2) consisting of adjustments to restate inventory at fair value, write-off of acquired in-process research and development and an expense relating to certain stock compensation, and (iii) the combined audited operating results of ChiRex, Holdings and Dudley for 1995. All intercompany transactions requiring elimination have been eliminated. The pro forma, pro forma as adjusted and combined financial data set forth in the following tables are not necessarily indicative of future operations or what the Company's results of operations would actually have been had the various transactions set forth below occurred as described. The period-to-period comparisons that follow the tables compare the pro forma as adjusted and combined results of operations set forth in the following tables for the periods indicated and not the actual results of operations of any of the constituent entities.

In 1996, the Company adopted a new cost accounting policy for the manufactured inventory of Dudley effective as of March 11, 1996, the date of the Contribution. Under this policy, various indirect and contractual research expenses (which were previously allocated to inventory) were reclassified as selling, general and administrative and research and development expenses, respectively, to more closely conform to industry standards. This new accounting policy accounted for $5.1 million of the $9.0 million decrease in cost of goods sold from 1995 to 1996. Accordingly, a comparison of gross margin for such periods is not meaningful.

Comparative Operating Results
For Years Ended December 31, 1997, 1996 and 1995 (In thousands)
(Unaudited)
                                             ChiRex
1997                                         Inc.                 Adjustment        As Adjusted
-----------------------------------------------------------------------------------------------------------------------------------
Revenues                                    $94,100               $-                    $94,100
Cost of goods sold                           71,440                -                     71,440
------------------------------------------------------------------------------------------------------------------------------------

Gross profit                                 22,660                -                     22,660
Research and development                      3,937                -                      3,937
Selling, general and administrative           9,423                -                      9,423
Goodwill                                      1,164                -                      1,164
Restructuring charges, net of                 8,069            8,069)(1)                    -
proceeds
Interest expense, net                         1,052                -                      1,052
------------------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes              (985)           8,069                      7,084
Benefit (provision) for
 income taxes                                   335           (2,572)(2)                 (2,237)
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                         $    (650)         $ 5,497                $     4,847
------------------------------------------------------------------------------------------------------------------------------------


                                                    ChiRex (Holdings)
                                                   Limited January 1,        Pro
                                   ChiRex              1996 thru            Forma         Pro                       Pro Forma
                                     Inc.            March 11, 1996       Adjustments    Forma       Adjustments   As adjusted
------------------------------------------------------------------------------------------------------------------------------------

Revenues                        $   74,615          $    15,212              $-         $89,827        $-            $89,827
Cost of goods sold                  56,508               12,564              (112) (3)   69,184        (1,372)(7)     67,812
------------------------------------------------------------------------------------------------------------------------------------

Gross profit                        18,107                2,648              (112)       20,643         1,372         22,015
Research and development             9,307                  558                 -         9,865        (5,790)(8)      4,075
Selling, general and
 administrative                     13,563                1,300                 -        14,863        (5,611)(9)      9,252
Goodwill                               924                    -               225)(4)     1,149              -         1,149
Interest expense, net                  755                  690              (440)(5)     1,005              -         1,005
------------------------------------------------------------------------------------------------------------------------------------

Income (loss) before income         (6,442)                 100               103        (6,239)        12,773         6,534
taxes
Benefit (provision) for
 income taxes                       (1,867)                 (33)             (108)(6)    (2,008)          (453)(10)   (2,461)
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)               $   (8,309)         $        67         $      (5)      $(8,247)     $  12,320       $ 4,073
------------------------------------------------------------------------------------------------------------------------------------


                                                                          ChiRex
1995                                                                       Inc.         Dudley         Holdings      Combined (11)
------------------------------------------------------------------------------------------------------------------------------------

Revenues                                                               $    2,754  $     51,375        $34,828    $   88,957
Cost of goods sold                                                          1,715        44,220         30,836        76,771
------------------------------------------------------------------------------------------------------------------------------------

Gross profit                                                                1,039         7,155          3,992        12,186
Research and development                                                      595         1,115            651         2,361
Selling, general and administrative                                         2,099         2,156          2,728         6,983
Interest and other (income) expense                                           797          (418)         1,922         2,301
------------------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                                          (2,452)         4,302        (1,309)           541
Benefit (provision) for income taxes                                           -          (1,327)          351           (976)
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss) before preferred dividend                           $    (2,452)      $ 2,975       $   (958)      $   (435)
------------------------------------------------------------------------------------------------------------------------------------


(1) To reverse the effect of the restructuring and asset impairment charge net of proceeds received on the disposal of the acetaminophen business.
(2) Tax effect of the adjustment described in note (1) above.
(3) Increase in depreciation reflecting the increased valuation of ChiRex Holdings Ltd.'s fixed assets for the period prior to the Contribution.
(4) Increase in amortization of goodwill related to the period prior to the Contribution.
(5) Reduction in interest expense related to debt retired in connection with the Contribution.
(6) Income tax effect of pro forma adjustments, excluding amortization of goodwill which is not deductible for tax purposes.
(7) To reverse the effect of the purchase method of accounting step-up of inventory to fair value at the time of the Contribution.
(8) To reverse the effect of the write-off of research and development expenses that were in-process at the time of the Contribution.
(9) To reverse the effect of stock compensation charge associated with granting of stock and options to purchase stock in connection with the Merger.
(10) Tax effect of the adjustment described in note (7) above.
(11) Reflects the combination of the audited historical operating results of ChiRex for the year ended December 31, 1995 and the aggregate audited historical operating results of Holdings and Dudley for the periods from August 10, 1995 to December 31, 1995 and January 1, 1995 to August 10, 1995, respectively.

YEARS ENDED DECEMBER 31, 1996 AND 1997

Revenues of $94.1 million in 1997 increased $4.3 million, or 4.7%, from $89.8 million in 1996. Revenues from core products of $68.2 million, which accounted for 72.4% of revenues in 1997, increased by $19.7 million or 40.6%, while revenues from non-core products (excluding acetaminophen) of $6.0, which accounted for 6.4% of revenues in 1997, decreased by $6.3 million or 51.1%. Existing core-product revenues increased by $15.6 million, and seven new products contributed $4.1 million of revenues in 1997. Revenues of $19.2 million attributable to acetaminophen, which accounted for 20.4% of revenues in 1997, declined by $8.7 million or 31.1% compared to 1996 due primarily to the disposal of the business in 1997. License fee and royalty income declined $0.4 million due to the decline in demand for the products generating such revenue. Product price changes did not contribute significantly to changes in revenue between the two periods.

Cost of goods sold increased $3.6 million, or 5.4%, to $71.4 million in 1997. Of the increase, approximately $1.2 million relates to reserves recorded in 1997 for certain inventory including Phentermine Hydrochloride, one of the active ingredients in the dietary suppressant combined therapy commonly known as "Fen-Phen", that was the subject of an FDA action resulting in significantly reduced demand for the drug. The remainder of the increase can be attributable to the higher level of sales and the Company's introduction of new products.

Research and development expenses decreased $0.1 million, or 3.4%, to $3.9 million in 1997 from $4.0 million in 1996. Development activity in 1997 remained at a high level to support new product development. The Company is committed to improving and expanding its research and development activities including commercializing its proprietary process technologies.

Selling, general and administrative expenses increased $0.2 million, or 1.9%, to $9.4 million in 1997. The increase is attributable to approximately $0.4 million of additional expenses generated at the Annan facility after its acquisition partly offset by a reduction in fixed costs following changes to the Company's organizational structure.

Interest expense, net in 1997 of $1.1 million is $0.1 million higher then last year because lower debt borrowings early in the year as proceeds received from the Secondary Offering (see Note 2) were used to reduce bank borrowings, were more then offset by higher borrowing requirements in the fourth quarter of 1997 following the acquisition of the Annan facility which was financed by long-term borrowings.

Income tax expense was $2.2 million in 1997 (an effective tax rate of 31.6%) compared to $2.5 million in 1996, an effective tax rate of 37.7%. The effective tax rate in 1997 is less then 1996 due to the recognition of a $410 thousand deferred tax benefit resulting from the enactment of a statutory rate reduction in the UK from 33% to 31% in 1997. The Company's effective tax rate generally exceeds the statutory rates primarily due to non-deductible amortization of goodwill.

As a result of the factors described above, the as adjusted net income was $4.8 million in 1997 compared to $4.1 million in 1996.

YEARS ENDED DECEMBER 31, 1995 AND 1996

Revenues of $89.8 million in 1996 increased $0.8 million, or 1.0%, from $89.0 million in 1995. Revenues from core products, which accounted for 55.7% of revenues in 1996, increased by $13.1 million or 35.3%, while revenues from non-core products (excluding acetaminophen), which accounted for 13.2% of revenues in 1996, decreased by $11.1 million or 48.4%. Existing core products revenues increased by $9.2 million, and seven new products contributed $3.9 million of revenues. Revenues attributable to acetaminophen, which accounted for 31.1% of revenues in 1996, declined by $1.2 million compared to 1995 due to lower demand for product from Sanofi. Product price changes did not contribute significantly to changes in revenue between the two periods.

Cost of goods sold decreased $9.0 million, or 11.7%, to $67.8 million in 1996 (excluding the fair value of inventory adjustments in 1996) from $76.8 million in 1995. Of the reduction, $5.1 million was due to the reclassification of inventory charges as selling, general and administrative expenses and research and development expenses. The remainder of the reduction was due to the selective replacement of high-cost non-core products, as well as improved efficiencies due to continual process improvement and the reduction in fixed costs following organizational changes in the Company's structure.

Research and development expenses (excluding the write-off of in-process research and development expenses in 1996) increased $1.7 million, or 70.8%, to $4.1 million in 1996 from $2.4 million in 1995. Of the increase, $0.9 million was due to the reclassification of contract research expenses previously classified as cost of goods sold. The remaining increase was due to higher expenses of $0.6 million related to increased activity in the pilot plant to support the new product pipeline and an increase of $0.2 million related to the cost of additional research chemists.

Selling, general and administrative expenses (excluding stock compensation charged in 1996) increased $2.3 million, or 32.5%, to $9.3 million in 1996 from $7.0 million in 1995. The reclassification of inventory charges from cost of goods sold resulted in an increase of $4.2 million, and non-recurring legal and consulting fees resulted in an increase of $0.4 million. These increases were offset by a reduction in fixed costs following organizational changes to the Company's structure.

Interest expense and other income in 1995 of $2.3 million includes interest expense of $1.9 million and $0.8 million incurred in connection with the unconsummated initial public offering of ChiRex America in 1995, offset by other income of $0.4 million. Interest expense (on a pro forma basis), in 1996 decreased $0.9 million, or 47.7%, from $1.9 million in 1995 to $1.0 million in 1996 as a result of lower borrowing requirements in 1996 due to increased cash flow from operations and the actual and pro forma effect of the repayment of debt with proceeds from the Initial Public Offering.

Income tax expense was $2.5 million in 1996 (an effective tax rate of 37.6%) compared to $1.0 million in 1995. The effective tax rate in 1996 (on a pro forma basis) exceeds statutory rates primarily due to non-deductible goodwill associated with the Contribution.

As a result of the factors described above, the pro forma as adjusted net income was $4.1 million in 1996 compared to a $0.4 million combined loss before preferred dividend in 1995.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operations of $4.3 million in 1997 reflects the overall profitability of the business prior to the impact of the disposition of the acetaminophen business less the cash costs of restructuring charges incurred during 1997. The Company generated $10.5 million in cash from operating activities before $6.2 million of cash restructuring charges incurred in 1997 related to the disposal of the acetaminophen business. Working capital increased $7.7 million in 1997 largely due to an increase in accounts receivable in the fourth quarter.

Cash provided by operations of $12.0 million in 1996 reflects the overall profitability (prior to non-cash charges) in the period since the consummation of the Formation Transactions on March 11, 1996. The Company generated $10.7 million in cash from operating activities since that time which was supplemented by a modest reduction in working capital of $1.3 million from December 31, 1995. The net cash generated from operations in 1996 of $10.7 million was used for both capital expenditures and the repayment of long-term debt.

Net cash used in investing activities was $77.5 million in 1997, consisting of the acquisition of the Annan facility for $69.5 million and $12.1 million in capacity expansion and maintenance capital expenditures primarily at the Company's Dudley facility. These expenditures were partly offset by $4.1 million in proceeds received from the disposal of the acetaminophen business. The Company plans to invest approximately $25 million over two years to accommodate newly contracted products and to modify the Annan facility for general purpose pharmaceutical fine chemical manufacturing.

Net cash used in investing activities was $4.3 million in 1996, consisting of maintenance capital expenditures.

Net cash generated from financing activities in 1997 was $78.1 million. To finance the acquisition of the Annan facility and provide for the general cash requirements of the business, a subsidiary of the Company entered into a senior secured term-loan and revolving credit agreement in October 1997, with Bankers Trust Company allowing it to borrow up to (Pounds)62.0 million (approximately $102.0 million at December 31, 1997) for a five-year period. The credit facility is comprised of a (Pounds)40.0 million (approximately $65.8 million at December 31, 1997) term loan and a (Pounds)22.0 million (approximately $36.2 million at December 31, 1997) revolving-credit facility each bearing interest at LIBOR plus 1%. As of December 31, 1997, (Pounds)46.8 million ($77.0 million) was outstanding under the term loan and revolving credit facility. Contemporaneously with the new financing, the Company re-paid and terminated its existing revolving facility with Midland Bank plc. (see Note 7 of Notes to Consolidated Financial Statements). Other sources of funds generated from financing activities during 1997 include in February 1997, the Company filed with the Securities and Exchange Commission to register for the sale by a Former Affiliate of its 3,489,301 shares of the Company's common stock at $9.50 per common share (the "Secondary Offering"). The Former Affiliate's shares have been outstanding since the Initial Public Offering. In connection with the Secondary Offering, the Company granted the underwriters a 30-day option to purchase up to 523,395 additional shares of the Company's common stock on the same terms as set forth in the Secondary Offering to cover over allotments. In April 1997, the underwriters exercised their option and the Company issued 523,395 shares of its common stock and received proceeds of $4.2 million net of associated expenses. The Company also received $1.1 million in proceeds from the exercise of stock options during 1997.

Net cash used in financing activities in 1996 was $7.1 million, consisting of $94.0 million used for the redemption of stock and the repayment of debt existing at the time of the Merger and Contribution, $3.6 million of net borrowings (after exchange rate effect) and $83.3 million provided by the Initial Public Offering (see Note 2 of Notes to Consolidated Financial Statements). On August 1, 1996, the Company converted its existing long-term debt to a revolving facility with Midland Bank plc. This credit facility allowed a maximum borrowing limit of (Pounds)10.5 million ($18.0 million as of December 31, 1996), renewable every two years, at an interest rate of LIBOR plus 1.25% and a commitment fee of 0.375%.

The Company expects to satisfy its cash requirements, including the requirements of its subsidiaries, through internally generated cash and borrowings. As of December 31, 1997, approximately $30.4 million of cash and borrowings were available for immediate use, if required.

FOREIGN CURRENCY

For 1995, 1996 and 1997, net sales of the Company's products outside the United States totaled approximately $85 million, $82 million and $89 million, representing 96%, 92% and 94% of the Company's net sales for those years. The Company currently expects that sales of its products outside the United States will continue to be a substantial percentage of its net sales.

The Company believes it has a natural cash currency hedge because its operating expenses and revenues tend to be denominated in matched currencies. Also the Company has partly offset foreign currency-denominated assets with foreign currency-denominated liabilities.

Financial results of the Company could be adversely or beneficially affected by fluctuations in foreign exchange rates. Fluctuations in the value of foreign currencies will affect the US dollar value of the Company's net investment in its foreign subsidiaries, with related effects included in a separate component of stockholders' equity. Operating results of foreign subsidiaries will be translated into US dollars at average monthly exchange rates.

In addition, the US dollar value of transactions based in foreign currency also fluctuates with exchange rates. The Company expects that the largest foreign currency exposure will result from activity in Great Britain pounds sterling, German marks and Dutch guilders.

REPORTs OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Stockholders and Board of Directors of ChiRex Inc.:

We have audited the accompanying consolidated balance sheets of ChiRex Inc. (a Delaware corporation) and its subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChiRex Inc. and its subsidiaries as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Boston, Massachusetts
February 4, 1998


To the Stockholders and Board of Directors of ChiRex Inc.:

We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of ChiRex Inc. (formerly SepraChem Inc.) for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, of operations and cash flows of ChiRex Inc. for the year ended December 31, 1995 in conformity with generally accepted accounting prinicples.

COOPERS & LYBRAND LLP.
Boston, Massachusetts
February 9, 1996

ChiRex Inc.
CONSOLIDATED BALANCE SHEETS
as of december 31, 1996 and 1997
--------------------------------
(dollars in thousands except per-share amounts)

                                                                                        1996            1997
---------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------
Current assets:
     Cash                                                                           $    291       $  5,347
     Trade and other receivables                                                      12,764         18,811
     Inventories                                                                      23,350         23,225
     Other current assets                                                              4,448          3,774
---------------------------------------------------------------------------------------------------------------
     Total current assets                                                             40,853         51,157
Property, plant and equipment, net                                                    61,349        120,755
Intangible assets, net (Note 1)                                                       28,604         27,564
Other assets (Note 2)                                                                  3,591
---------------------------------------------------------------------------------------------------------------
Total Assets                                                                        $130,806       $203,067
---------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------
Current liabilities:
     Accounts payable                                                               $ 11,421       $  8,763
     Accrued expenses                                                                  9,232         11,587
     Current portion of long-term debt (Note 7)                                         --            7,311
     Income taxes payable (Note 4)                                                     2,383            348
     Deferred income taxes (Note 4)                                                    2,369           --
---------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                        25,405         28,009
Long-term debt (Note 7)                                                                3,933         69,675
Deferred income taxes (Note 4)                                                         7,411          7,955
Deferred income                                                                        3,989          4,333
Contingencies (Note 6)                                                                  --             --
---------------------------------------------------------------------------------------------------------------
     Total Liabilities                                                                40,738        109,972
---------------------------------------------------------------------------------------------------------------
Stockholders' Equity (Notes 1 and 2):
     Preferred Stock ($.01 par value, 4,000,000 shares authorized;
         none issued and outstanding in 1996 and 1997)
     Common stock ( $.01 par value, 30,000,000 shares authorized; 10,933,735
         and 11,792,990 issued and outstanding at December 31, 1996 and 1997)            109            118
     Additional paid-in capital                                                       95,479        100,788
     Accumulated deficit                                                             (10,761)          --
     Cumulative translation adjustment                                                 5,241          3,600
---------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                                       90,068         93,095
---------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                          $130,806        $203,067
---------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements

ChiRex Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 and 1997
----------------------------------------------------
(in thousands except per-share amounts)

                                                                                           1995        1996        1997
--------------------------------------------------------------------------------------------------------------------------
Revenues:
     Product sales                                                                      $  1,854    $ 73,440      93,362
     License fee and royalty income                                                          900       1,175         738
------------------------------------------------------------------------------------------------------------------------
     Total revenues                                                                        2,754      74,615      94,100
------------------------------------------------------------------------------------------------------------------------
Costs and expenses:
     Cost of goods sold (Note 11)                                                          1,715      56,508      71,440
     Research and development                                                                595       3,517       3,937
     Selling, general and administrative (Note 10)                                         2,099       8,876      10,587
     Restructuring charge, net of proceeds from disposition of
       Acetaminophen business (Note 2)                                                        --          --       8,069
     Write-off of in-process research and development (Note 2)                                --       5,790          --
     Stock compensation charge (Note 2)                                                       --       5,611          --
------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                                              4,409      80,302      94,033
------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                                   (1,655)     (5,687)         67
Interest expense, net (Note 7)                                                                --         755       1,052
Other expenses (Note 8)                                                                      797          --          --
-------------------------------------------------------------------------------------------------------------------------
Loss before income taxes                                                                  (2,452)     (6,442)       (985)
Benefit (provision) for income taxes (Note 4)                                                 --      (1,867)        335
-------------------------------------------------------------------------------------------------------------------------
Net loss                                                                                 $(2,452)    $(8,309)      $(650)
-------------------------------------------------------------------------------------------------------------------------
Net loss per common share (Note 1):
         Basic net loss per common share                                                 $ (0.70)    $ (0.88)     $(0.06)
         Diluted net loss per common share                                               $ (0.70)    $ (0.88)     $(0.06)

Weighted average shares outstanding for basic and diluted net loss per common share        3,521       9,485      11,407
-------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements

CHIREX INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
----------------------------------------------------
(in thousands)

                                                                                          1995       1996       1997
-----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
         Net loss                                                                       $(2,452)  $ (8,309)  $   (650)
         Adjustments to reconcile net loss to cash provided by
           operating activities:
           Depreciation & amortization                                                      148      8,371     10,062
           Impairment charge (Note 2)                                                         -          -      7,743
           Loss on sale of assets                                                             -          -         30
           Proceeds from sale of acetaminophen (Note 2)                                       -          -     (7,159)
           Benefit for deferred income taxes                                                  -     (1,468)      (495)
           Provision for doubtful accounts                                                   70        434          -
           Write-off of in-process research and development (Note 2)                          -      5,790          -
           Stock compensation charge (Note 2)                                                 -      5,611          -
           Changes in assets and liabilities:
               Trade and other receivables                                                   22     (1,970)    (6,500)
               Inventories                                                                   (6)      (855)     2,749
               Other current assets                                                      (1,053)       973        947
               Other assets                                                                   -          -       (500)
               Accounts payable and accrued expenses                                          -      1,101       (562)
               Income taxes payable                                                           -      1,614     (1,929)
               Deferred income                                                                -        682        517
-----------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) operations                                       (3,271)    11,974      4,253
-----------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
         Proceeds on sale of assets (Note 2)                                                  -          -      4,100
         Purchase of assets and transaction costs (Note 2)                                    -          -    (69,495)
         Capital expenditures                                                                 -     (4,290)   (12,067)
-----------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                                -     (4,290)   (77,462)
-----------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
         Borrowings on term-loan and revolving credit facility, net                           -          -     77,983
         Proceeds from the issuance of common stock                                          11     83,149      4,180
         Proceeds from exercise of stock options                                              -        136      1,138
         (Payments) borrowings on revolving line of credit, net                               -      3,588     (3,772)
         Deferred financing costs                                                             -          -     (1,404)
         Repayment of subordinated note                                                       -    (53,534)         -
         Redemption of common stock                                                           -    (40,472)         -
         Investment by Former Affiliate                                                   3,261          -          -
-----------------------------------------------------------------------------------------------------------------------
         Net cash provided from (used in) financing activities                            3,272     (7,133)    78,125
-----------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                                                       -       (261)       140
-----------------------------------------------------------------------------------------------------------------------
Net increase in cash                                                                          1        290      5,056
Cash at beginning of period                                                                   -          1        291
-----------------------------------------------------------------------------------------------------------------------
Cash at end of period                                                                   $     1   $    291   $  5,347
-----------------------------------------------------------------------------------------------------------------------

Supplemental Cash Flow Information (Note 9):
Cash paid for:
         Interest, net of amounts capitalized                                           $     -   $    755   $  1,241
         Income taxes                                                                   $     -   $  1,081   $  1,647
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements

CHIREX INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 and 1997
----------------------------------------------------
(in thousands)

                                                                Additional     Acc-       Investment      Cumulative      Total
                                              Common Stock        Paid-In    umulated      By Former      Translation  Stockholders'

                                           Shares      Amount     Capital     Deficit      Affiliate      Adjustment      Equity
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 3l, 1994                    -      $    -   $        -   $      -     $   1,873       $        -   $    1,873
Net loss                                        -           -            -     (2,452)            -                -       (2,452)
Issuance of common stock                    8,000          80        1,793          -        (1,873)               -            -
Proceeds under common stock plans              15           -           10          -             -                -           10
Investment by Former Affiliate                  -           -        3,261          -             -                -        3,261
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                8,015          80        5,064     (2,452)            -                -        2,692
Exchange of ChiRex Inc. shares
         for ChiRex America shares         (4,519)        (45)          45          -             -                -            -
Issuance of common stock, net              10,414         104      125,065          -             -                -      125,169
Redemption of common stock                 (3,091)        (31)     (40,441)         -             -                -      (40,472)
Net loss                                        -           -            -     (8,309)            -                -       (8,309)
Effect of stock compensation charge            25           -        5,611          -             -                -        5,611
Options exercised                              90           1          135          -             -                -          136
Translation adjustment                          -           -            -          -             -            5,241        5,241
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996               10,934         109       95,479    (10,761)            -            5,241       90,068
Net loss                                        -           -            -       (650)            -                -         (650)
Issuance of common stock, net                 524           5        4,175          -             -                -        4,180
Options exercised                             335           4        1,134          -             -                -        1,138
Translation adjustment                          -           -            -          -             -           (1,641)      (1,641)
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997               11,793      $  118   $  100,788   $(11,411)    $       -       $    3,600   $   93,095
------------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

ChiRex Inc. (the"Company") was incorporated in December 1995 and, effective March 11, 1996, merged with SepraChem Inc. ("SepraChem"), a chiral chemistry business owned by the same stockholders as the Company (the Merger), and acquired the business of Crossco (157) Limited ("Crossco"), including its wholly-owned subsidiary Sterling Organics Limited, a pharmaceutical fine chemical manufacturer located in Dudley, England. Simultaneously, Crossco, Sterling Organics Limited and SepraChem changed their names to ChiRex (Holdings) Limited ("Holdings"), ChiRex Limited ("Limited"), and ChiRex America, Inc. ("ChiRex America"), respectively. Limited is a wholly-owned subsidiary of Holdings, and Holdings and ChiRex America are wholly-owned subsidiaries of the Company. During 1997 Limited changed its name to ChiRex (Dudley) Limited ("Dudley") and a new wholly-owned subsidiary of Holdings, ChiRex (Annan) Limited ("Annan"), was formed.

SepraChem was established in November 1994 as a wholly-owned subsidiary of Sepracor Inc. (the"Former Affiliate"). SepraChem manufactured and sold fine chemical intermediates and bulk active pharmaceuticals to pharmaceutical companies worldwide. SepraChem also leased pharmaceutical separation modules to a company in Japan. Effective January 1, 1995, in exchange for 7,999,999 shares of common stock, the Former Affiliate transferred to SepraChem the pharmaceutical fine chemical manufacturing business of the Former Affiliate.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

The financial statements of the Company combine the historical results of ChiRex America for the three years ended December 31, 1997 with the results of ChiRex Inc. from the date of incorporation. The results of Holdings and Dudley are included from the date of their acquisition on March 11, 1996 and the results of Annan from the date of its incorporation.

The January 1, 1995 exchange discussed above has been treated as a transfer between entities under common control and therefore the financial statements present the assets, liabilities, revenues and expenses of the transferred business at the Former Affiliate's historical cost at the date of transfer. Operating losses from inception of SepraChem through January 1, 1995 have been recorded as a reduction in the net balance advanced to SepraChem by the Former Affiliate. SepraChem entered into various agreements wherein the Former Affiliate agreed to provide certain services and facilities to SepraChem in accordance with terms described in Note 10.

REVENUE RECOGNITION

PRODUCT SALES

Product sales represent the invoiced value of goods and services, excluding value added tax, supplied in the normal course of business. Revenues are recognized as services are provided or goods are shipped.

The cost of specific equipment required to implement a new custom synthesis process for a customer is incurred by the Company and included in fixed assets. An engineering premium is sometimes charged to applicable customers, either by installments or by an increment to the unit sales price, to recover an agreed upon element of these costs. These revenues are generally recognized on a systematic basis over the life of the project at the same rate as the depreciation on the related fixed assets. The difference between amounts invoiced during the year and revenue earned is accounted for as deferred income.

LICENSE FEE AND ROYALTY INCOME

License fee and royalty income is recognized as amounts become due based on contract terms.

UK GOVERNMENT GRANTS

UK government grants for capital expenditures are credited to a deferred grant account when received and are recognized as an offset to depreciation expense over the expected useful life of the related property, plant and equipment.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

STOCK BASED COMPENSATION PLANS

The Company applies Accounting Principles Board Opinion No. 25,"Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock-based compensation plans. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, will be credited to equity. If stock options are granted for less than fair market value, the difference between the exercise price and the fair market value at the date of the grant is charged to earnings as a compensation expense over the period in which the employee vests in the options.

INCOME TAXES

The Company accounts for income taxes in accordance with the liability method as prescribed by Statement of Financial Accounting Standards (SFAS) No. 109,"Accounting for Income Taxes". The Company recognizes deferred income taxes based on future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

NET LOSS PER COMMON SHARE

In 1997 the Company adopted the provisions of Statement of Financial Accounting Standards No. 128,"Earnings Per Share" ("SFAS No. 128"). This statement establishes the standards for computing and presenting earnings per share and applies to entities with publicly-held common stock or potential common stock. This statement replaces the presentation of primary earnings (loss) per share with a presentation of basic earnings (loss) per share and also requires a dual presentation of basic and diluted earnings (loss) per share on the face of the statement of operations.

Basic loss per common share was computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the year. Since the effect of the assumed exercise of stock options of 391,000 shares, 420,000 shares and 581,000 shares in 1995, 1996 and 1997, respectfully, are anti-dilutive, basic and diluted loss per share as presented on the statement of operations are the same.

Upon adoption of SFAS No. 128, the Company's reported loss per common share for 1996 was restated. There was no effect on net loss per common share for prior periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
(Continued)


INVENTORIES

Inventories are stated at the lower of cost or market value and include materials, labor and manufacturing overhead. The components of inventories are as follows:

                            1996       1997
                            (in thousands),
--------------------------------------------
Raw materials              $6,176    $8,688
Work in progress            6,158     6,608
Finished goods             11,016     7,929
--------------------------------------------
  Total                   $23,350   $23,225
--------------------------------------------

PROPERTY, PLANT AND EQUIPMENT, NET

The costs of capital additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings 40 years; machinery and equipment 3 to 13 years.

Property, plant and equipment consists of the following:

                            1996       1997
                            (in thousands),
--------------------------------------------
Land                      $ 1,146   $ 6,037
Buildings                   9,307    27,347
Machinery and equipment    59,709   104,509
--------------------------------------------
                           70,162   137,894
Less accumulated
  depreciation             (8,813)  (17,139)
--------------------------------------------
                           $61,349 $120,755
--------------------------------------------

Depreciation expense was $148,000, $7,447,000 and $8,898,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

OTHER CURRENT ASSETS

At December 31, 1996 and 1997, other current assets consist primarily of prepaid expenses and other miscellaneous non-trade receivables.

INTANGIBLE ASSETS

Intangible assets primarily relate to the excess cost over the fair value of net assets of Holdings and Dudley acquired on March 11, 1996. This intangible asset is being amortized using the straight-line method over 25 years. Accumulated amortization at December 31, 1996 and 1997 was $924,000 and $2,088,000, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers combined un-discounted cash flows of Holdings and Dudley in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value would be recorded as a loss.

FOREIGN CURRENCY

The accounts of the Company's UK subsidiaries are recorded in their functional currency, Great Britain pounds sterling, and are translated into US dollars using year-end exchange rates for assets and liabilities and average exchange rates during the year for revenues and expenses. Resulting translation adjustments are reflected as a separate component of stockholders' equity titled cumulative translation adjustment. Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable and a balance due under a term loan and revolving line of credit. Their respective carrying amounts in the accompanying balance sheet approximate fair value due either to the short-term nature of the balances or in the case of the term loan and revolving line of credit because the interest rate is variable.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

ACCOUNTING FOR LONG LIVED ASSETS

The Company adopted Statement of Financial Accounting Standards No. 121 (SFAS
121),"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" in 1996. SFAS 121 requires that long-lived assets be reviewed for impairment by comparing the fair value of the assets with their carrying amount. Any write-downs are to be treated as permanent reductions in the carrying amount of the assets

ENVIRONMENTAL COSTS

Liabilities for costs relating to environmental and remedial work which must be performed to comply with Her Majesty's Inspector of Pollution and other environmental guidelines are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130,"Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components. Components of comprehensive income are net income and all other non-owner changes in equity such as the change in the cumulative translation adjustment. This statement requires that an enterprise: (a) classify items of other comprehensive income by their nature in a financial statement and
(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. This statement is effective for the Company's financial statements issued for the year ended December 31, 1998. Reclassification of financial statements for earlier periods provided for comparative purposes will be required.

SEGMENT INFORMATION

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131,"Disclosures About Segments of an Enterprise and Related Information". This statement establishes the standards for reporting information about segments in annual and interim financial statements. The statement introduces a new model for segment reporting, the"management approach". The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure - any manner in which management desegregates a company. This statement is effective and will be adopted for the Company's financial statements for the year ended December 31, 1998 and requires the restatement of previously reported segment information for all periods presented.

2. SIGNIFICANT TRANSACTIONS

PURCHASE OF ANNAN, SCOTLAND MANUFACTURING SITE

On October 31, 1997, the Company through its Annan subsidiary completed the purchase of Glaxo Wellcome's FDA cGMP pharmaceutical production facility located in Annan, Scotland. The Company paid approximately $66.8 million ($40.0 million) for the facility plus an additional payment for certain working capital of approximately $1.7 million ((pound)1.0 million).

As part of the transaction, Glaxo Wellcome awarded the Company a five-year contract to supply certain pharmaceutical intermediates and active ingredients with an aggregate sales value of approximately $450 million.

Under the Asset Purchase Agreement, ChiRex purchased all of the buildings, land and equipment at the 154-acre Annan, Scotland property, encompassing three main production facilities plus certain working capital. Under the Supply Agreement, ChiRex will continue to manufacture most of the products currently made at Annan. The Company plans to invest approximately $25 million over two years to accommodate newly contracted products and to modify the facility for general purpose pharmaceutical fine chemical manufacturing. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the Annan facility have been included in the Company's consolidated financial statements from the date of acquisition. The total purchase price including expenses of the transaction was allocated to the assets purchased. This allocation is subject to adjustment upon finalization of the purchase price allocation

To finance the acquisition and provide for the general cash requirements of the business, Holdings entered into a senior secured term-loan and revolving credit agreement (see Note 7).

The following table presents pro forma revenues, net loss and basic and diluted loss per common share for the Company assuming the incorporation of the Company, the merger with ChiRex America and the acquisition of Holdings and Dudley (see below) occurred on January 1, 1995, and the acquisition of the Annan facility occurred on January 1, 1996 as follows:

                                 1995     1996     1997
-----------------------------------------------------------
Revenues                        $88,957  $118,864 $113,411
Net loss                        (13,330)  (10,276)  (1,163)
Net loss per common share:
 Basic and diluted net loss
  per common share                (3.79)    (1.08)   (0.10)
-----------------------------------------------------------

The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the incorporation of the Company, the merger with ChiRex America and the acquisition of Holdings and Dudley been made at the beginning of 1995, and the acquisition of the Annan facility been made at the beginning of 1996.

SALE OF ACETAMINOPHEN BUSINESS AND RESTRUCTURING CHARGE

In April 1997, the Company sold it acetaminophen business and related intellectual property to Rhone-Poulenc Chimie S. A., a French pharmaceutical company, for net proceeds of approximately $7.1 million ((pound)4.3 million), of which $4.1 million ((pound)2.5 million) was received during 1997 with the balance being received over the next three years. Amounts due from Rhone-Poulenc Chimie of $3.4 million ((pound)2.1 million) at December 31, 1997, are reflected in other current assets and other assets on the balance sheet and have been discounted at a market interest rate. Under terms of the agreement, ChiRex continued to manufacture acetaminophen for the purchaser pursuant to a supply agreement for a period after the sale to effect a seamless transfer of customers. The Company ceased manufacture of acetaminophen in September 1997.

In connection with the disposal of the acetaminophen business, the Company recorded an asset impairment and restructuring charge totaling $7.7 million to write down the equipment associated with the acetaminophen business to their net realizable value and to provide for severance and other costs of $7.5 million due to the elimination of employees involved with the manufacture and support of the acetaminophen business. As of December 31, 1997, approximately $1.3 million of the restructuring charge remains in accrued expenses on the balance sheet for future obligations associated with the divestiture of the Acetaminophen business.

SECONDARY PUBLIC OFFERING OF THE COMPANY'S COMMON STOCK

On February 26, 1997, the Company filed with the Securities and Exchange Commission to register for the sale by the Former Affiliate of its 3,489,301 shares of the Company's common stock at $9.50 per common share (the "Secondary Offering"). In connection with the Secondary Offering, the Company granted the underwriters a 30-day option to purchase up to 523,395 additional shares of the Company's common stock on the same terms as set forth in the Secondary Offering to cover over allotments. In April 1997, the underwriters exercised their option and the Company issued 523,395 shares of its common stock and received proceeds of $4,180,000 net of associated expenses.

INITIAL PUBLIC OFFERING, ACQUISITION AND MERGER

On March 11, 1996, the Company completed the sale of 6,675,000 shares of its common stock, pursuant to an underwritten initial public offering (the Initial Public Offering). Concurrent with the Initial Public Offering, ChiRex America was contributed to the Company in exchange for the issuance of 3,520,889 shares of common stock of the Company through a merger with and into a newly formed and wholly-owned subsidiary of the Company. In conjunction with the merger certain executives and directors of ChiRex America received stock and or stock options of the Company with an intrinsic value totaling $5,611,000. Such amount has been recorded as a compensation charge and an increase to additional paid in capital in the accompanying financial statements.

Immediately prior to the Initial Public Offering, the equity share capital of Holdings, a private company incorporated in England and the sole shareholder of Dudley, was re-capitalized. Concurrent with the closing of the Initial Public Offering, the shareholders of Holdings contributed to the Company all of the outstanding newly re-capitalized equity share capital of Holdings in exchange for 3,739,206 shares of common stock of the Company and promissory notes of the Company (the"Notes"). As part of this contribution, all redeemable preferred shares of Holdings were exchanged for a promissory note of the Company (the"Loan Stock Note"). As a result of these transactions the Company holds all of the outstanding share capital of Holdings which in turn holds all the outstanding share capital of Dudley. Certain shares held by the original shareholders of Holdings, the Notes and the Loan Stock Note were redeemed by the Company concurrently with, and using the proceeds from, the Initial Public Offering.

The acquisition of Holdings and Dudley by the Company was accounted for using the purchase method of accounting and their results of operations are included in the accompanying financial statements from the date of acquisition. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $29,528,000, which is being amortized over 25 years. Allocation of the purchase price for this acquisition was based on estimates of fair value of net assets, including purchased in-process research and development costs which was written off immediately following the acquisition of $5,790,000.

DISSOLUTION OF INNOVA PHARMACEUTICALS SRL (INNOVA)

During 1995, ChiRex America agreed to form a fifty percent owned joint venture, InNova Pharmaceuticals SRL ("InNova") with Dabur India Limited (Dabur) to manufacture semi-synthetic paclitaxel. InNova did not carry out any significant operations during 1996 or 1995.

During 1996, the Company agreed with Dabur to dissolve InNova. Both the Company and Dabur recognized significant changes in the generic drug market, and in particular in the market for paclitaxel, sufficient to enable each company to exploit its own position of strength within the market, without the need for a joint venture.

InNova was never capitalized and it was mutually agreed between the Company and Dabur, that each partner would expense costs that it had incurred on InNova's behalf. Such costs incurred by the Company relate substantially to research and development.

3. EMPLOYEE BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

CHIREX INC. STOCK OPTION PLANS

In December 1995, the Company adopted an incentive stock-based compensation plan which permits the grant of up to 1,500,000 shares of the Company's common stock (the"1995 Plan") and in February 1997 the Company adopted an incentive stock-based compensation plan which permits the grant of up to 2,000,000 shares of the Company's common stock (the"1997 Plan"). The 1995 Plan and 1997 Plan allow for the grant of a variety of stock and stock-based awards as determined by the compensation committee of the Company's Board of Directors (the Compensation Committee), including stock, restricted stock, stock options, stock appreciation rights or performance based shares. The option recipients and the terms of options granted under the 1995 Plan and 1997 Plan are determined by the Compensation Committee. Options granted generally vest ratably over a five-year period from the date of grant and expire after seven to ten years from the date of grant. In some instances, vesting for certain stock options may be accelerated due to achievement of specific events determined by the Compensation Committee at the date of the grant.

Typically, options are immediately exercisable upon vesting. Non-qualified stock options may be granted at any price determined by the Compensation Committee, although incentive stock options must be granted at an exercise price not less than the fair market value of the Company's common stock on the date of the grant.

The Company also has a directors' stock option plan, adopted in December 1995 and amended in February 1997, which permits the grant of up to 100,000 options to purchase shares of the Company's common stock to outside directors. Options granted under this plan generally vest ratably over a five-year period from the date of grant and expire after seven to ten years from the date of grant.

To date, all options from the Company's incentive stock option plans and directors stock option plan have been granted at fair market value, except for stock options granted in conjunction with the Merger, which are discussed below.

In conjunction with the Merger, the Compensation Committee granted 458,821 stock options to certain directors and employees of ChiRex America at an exercise price of $1.48 per option, when the fair market value per share of common stock was $13.00 which resulted in a compensation charge of $5,286,000. In addition, immediately prior to the Merger, ChiRex America granted an employee 56,911 shares of common stock in ChiRex America in consideration for services performed. This stock grant resulted in a compensation charge of $325,000. These shares were converted into 25,000 shares of common stock of the Company at the time of the Merger. A summary of stock option activity under the ChiRex Inc. plans in 1996 and 1997 is summarized as follows:


                                          Weighted          Average
                                          Number            Exercise
                                          of Shares         Price
---------------------------------------------------------------------
  1996
---------------------------------------------------------------------
Options outstanding beginning of period                   - $ -
Granted                                     941,822              6.38
Exercised                                   (90,331)             1.51
Lapsed/Canceled                                (750)            11.00
---------------------------------------------------------------------
Options outstanding end of period           850,741             $6.89
---------------------------------------------------------------------
Options exercisable                         554,490             $4.66
---------------------------------------------------------------------
Options available for grant                 658,178
---------------------------------------------------------------------
Weighted average fair value of options
    granted during period                                       $7.35
---------------------------------------------------------------------
    1997
---------------------------------------------------------------------
Options outstanding beginning of period     850,741             $6.89
Granted                                     902,350             11.23
Exercised                                  (334,566)             3.23
Lapsed/Canceled                             (43,730)            13.30
---------------------------------------------------------------------
Options outstanding end of period         1,374,795            $10.43
---------------------------------------------------------------------
Options exercisable                         342,067             $8.33
---------------------------------------------------------------------
Options available for grant               1,800,308
---------------------------------------------------------------------
Weighted average fair value of options
    granted during period                                       $3.62
---------------------------------------------------------------------
A summary of the status of the Company's stock options at December 31, 1997 is as follows:
                                           Weighted
                                           Average          Weighted
                                           Remaining        Average
      Range of Exercise      Number        Contractual      Exercise
            Prices           of Shares        Life            Price
     ----------------------------------------------------------------
        $1.48 -  $1.48       95,760        6.9 years         $1.48
         9.75 -  13.00    1,226,035        7.1 years         10.69
        20.38 -  21.75       53,000        6.8 years         20.66
     ----------------------------------------------------------------
        $1.48 - $21.75    1,374,795        7.0 years        $10.43
     ----------------------------------------------------------------

CHIREX AMERICA STOCK OPTION PLANS

In 1994 and 1995, the stock option plans of ChiRex America provided for the grant of both incentive stock options and non-statutory stock options to officers, directors, and key employees of and consultants to the Company. A total of up to 960,000 and 240,000 shares of common stock of ChiRex America were contingently issuable upon the exercise of options granted under the 1994 and 1995 Plans, respectively.

In November 1994, options to purchase 960,000 shares of common stock were granted under the 1994 Plan. These options vested over a five-year period and had an exercise price of $2.40, determined to be the then current fair market value by the ChiRex America Board of Directors (the"ChiRex America Board"). In August 1995, these options were repriced at an exercise price of $.65, determined to be the then current fair market value by the ChiRex America Board. In August 1995, the ChiRex America Board also authorized a change in the vesting provisions of these options such that 20% of options previously granted became immediately vested. In October 1995, 60,000 options under the 1994 Plan were canceled and 15,000 shares were exercised. As of December 31, 1995, options for 314,692 shares were exercisable.

In January 1995, options to purchase 134,500 shares of common stock were granted under the 1995 Plan. These options vested over a five-year period and had an exercise price of $2.40, determined to be the then current fair market value by the ChiRex America Board. In August 1995, these options were repriced at an exercise price of $.65, determined to be the then current fair market value by the ChiRex America Board. In August 1995, the ChiRex America Board also authorized a change in the vesting provisions of these options such that 20% of options previously granted became immediately vested. As of December 31, 1995, options for 26,900 shares were exercisable. No shares had been exercised under this Plan as of December 31, 1995.

The 1994 Director Option Plan (the"Director Plan") provides for the granting of non-statutory stock options to directors of ChiRex America who were not officers or employees. A total of up to 100,000 shares of common stock were authorized to be issued under the Director Plan therein. The exercise price per share equaled the fair market value of a share of common stock on the date on which the option is granted. Options granted under the Director Plan vested over a five-year period.

In November 1994 and January 1995, options to purchase 15,000 and 10,000 shares of common stock, respectively, were granted under the Director Plan at an exercise price of $2.40, determined to be the then current fair market value by the ChiRex America Board. A total of 75,000 options remained available for grant at December 31, 1995. In August 1995, these options were repriced at an exercise price of $.65 determined to be the then current fair market value by the ChiRex America Board. In August 1995, the ChiRex America Board also authorized a change in the vesting provisions of these options such that 20% of options previously granted became immediately vested. As of December 31, 1995, options for 5,000 shares were exercisable. No shares had been exercised under this Plan as of December 31, 1995.

At the date of the Merger all outstanding options of ChiRex America were exchanged for 458,821 options of the Company as discussed above.

1995 EMPLOYEE STOCK PURCHASE PLAN

The Company's 1995 Employee Stock Purchase Plan (the"Purchase Plan") was adopted by the Board of Directors of the Company on December 20, 1995 and became effective on March 11, 1996. The Purchase Plan authorizes the issuance of up to a total of 480,000 shares of common stock to participating employees. All US employees and certain UK employees are eligible to participate in the Purchase Plan, subject to certain limitations.

The Purchase Plan is effective for a three year term, and includes six plan periods (Plan Period), which are each six month increments. Eligible employees may authorize payroll deductions between 1% and 10% of gross wages, limited to a pre-determined percentage of an employee's annual gross wages. At the end of each Plan Period the amounts accumulated under the Purchase Plan by employees will be used to purchase shares of common stock of the Company at 85% of the fair value of common stock at either the first day or the last day of the Plan Period, whichever is lower. The Purchase Plan provides for six Plan Periods of 80,000 shares each. Shares not purchased during a Plan Period will be eligible for purchase in subsequent Plan Periods. Currently no eligible employees participate in this plan.

UK EMPLOYEE STOCK PURCHASE PLAN

Substantially all of the Company's full-time UK employees at its Dudley facility are eligible to participate in a employee stock purchase plan approved by Inland Revenue. Under this plan, employees obtain the right to purchase a pre-determined number of shares at 85% of the fair market value at the beginning of the plan period. Shares are purchased through pre-determined payroll deductions which may not exceed a pre-determined maximum dollar amount. These funds accumulate in a savings account in the name of the employee over a three year period, at the end of which such savings may be used to purchase the allocated shares.

PRO FORMA STOCK-BASED COMPENSATION PLAN EXPENSE

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123,"Accounting for Stock-Based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB 25 in accounting for its stock-based compensation plans. Had compensation cost for awards in 1996 and 1997 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under

SFAS No. 123, the effect on the Company's net loss and net loss per common share would have been as follows:


                                                         1996           1997
                                                        (in thousands, except
                                                          per-share amounts)
------------------------------------------------------------------------------
Net loss:
    As reported                                         $(8,039)        $(650)
    Pro forma                                            (9,001)       (1,442)
Basic and diluted net loss per common share:
    As reported                                          $(0.88)       $(0.06)
    Pro forma                                             (0.95)        (0.13)
------------------------------------------------------------------------------

The resulting pro forma compensation expense may not be representative of the amount to be expected in future years as pro forma compensation expense may vary based upon the number of options granted.

The pro forma net loss and pro forma net loss per common share presented above have been computed assuming no tax benefit. The effect of a tax benefit has not been considered since a substantial portion of the stock options granted are incentive stock options and the Company does not anticipate a future deduction associated with the exercise of these stock options. In addition, any benefit from deductibility of non-qualifying stock options is subject to the Company's realization of net operating loss carryforwards.

The fair value of each option grant is estimated on the grant date using the Black-Scholes options-pricing model with the following weighted-average assumptions:

                                                       1996          1997
------------------------------------------------------------------------------
Volatility                                              30%           30%
Risk-free interest rate                                6.2%          6.0%
Expected dividend payout                                  -             -
Expected life of options                           10 years       7 years
------------------------------------------------------------------------------

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Information related to the fair value of stock option grants under the ChiRex America stock option plans has not been quantified due to the fact that all such options were canceled in exchange for the options issued on March 11, 1996.

At December 31, 1996 and 1997, the Company had reserved 658,178 and 1,800,308 unissued shares of its common stock for possible issuance under the stock-based compensation plans.

DEFINED BENEFIT PENSION PLAN

The Company's UK subsidiary has a defined benefit pension plan covering substantially all of its full-time employees. Benefits are based on a percentage of eligible earnings for each year of service from the date of employment. The Company's funding policy is to make contributions within a range required by applicable regulations. Eligible employees are required to contribute 3% of their current earnings under the plan. The participants also have the ability to voluntarily contribute up to an additional 12% of their current earnings.

Net periodic pension costs included the following components:

                                                                        1996           1997
                                                                           (in thousands),
---------------------------------------------------------------------------------------------
Service cost                                                          $ 2,008         $ 2,298

Interest cost on projected benefit obligation                           3,217           3,826

Return of plan assets                                                  (3,878)         (7,470)

Amortization of unrecognized obligation                                  (332)          2,260
---------------------------------------------------------------------------------------------
Net periodic pension cost                                             $ 1,015         $   914
---------------------------------------------------------------------------------------------

The funded status of the Company's defined benefit pension plan is as follows:

                                                                        1996           1997
                                                                           (in thousands),
---------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:

     Vested benefits                                                  $40,869         $48,927

     Non-vested benefits                                                    -               -
---------------------------------------------------------------------------------------------
     Accumulated benefit obligation                                    40,869          48,927

Effect of projected future salary increases                             5,501           4,254
---------------------------------------------------------------------------------------------
Projected benefit obligation                                           46,370          53,181

Plan assets at fair value                                              54,817          58,662
---------------------------------------------------------------------------------------------
Projected benefit obligation less than plan assets                      8,447           5,481

Unrecognized net (gain) loss                                           (2,544)            594

Initial unrecognized net obligation                                    (5,450)         (4,892)
---------------------------------------------------------------------------------------------
     Prepaid pension costs                                            $   453         $ 1,183
---------------------------------------------------------------------------------------------

Significant actuarial assumptions used to determine the net periodic pension costs during 1996 and 1997 were as follows:

                                                                       1996            1997
---------------------------------------------------------------------------------------------
Discount rate                                                          8.5%               8.0%

Rate of increase in salary level                                       6.0%               6.0%

Expected long-term rate of return on assets                            9.0%               9.0%
---------------------------------------------------------------------------------------------

4. INCOME TAXES

Prior to 1996 the predecessor entity, ChiRex America, was in a net operating loss position for both financial reporting and tax purposes; thus no detailed analysis of income taxes is presented for these periods. The components of loss before benefit (provision) for income taxes for the years ended December 31, 1996 and 1997 are as follows :

                                                               1996             1997
                                                                   (in thousands),
-----------------------------------------------------------------------------------------
Domestic                                                      $(5,832)           $   724

Foreign                                                          (610)            (1,709)
-----------------------------------------------------------------------------------------
Total                                                         $(6,442)           $  (985)
-----------------------------------------------------------------------------------------

The components of the benefit (provision) for income taxes for the years ended December 31, 1996 and 1997 are as follows:

                                                                  1996                  1997
                                                                      (in thousands),
----------------------------------------------------------------------------------------------
Current benefit (provision) for income taxes:

     Federal                                                       $     -              $    -

     State                                                               -                (205)

     Foreign                                                        (2,530)                 45
----------------------------------------------------------------------------------------------
                                                                    (2,530)               (160)
----------------------------------------------------------------------------------------------
Deferred benefit for income taxes:

     Federal                                                             -                  10

     State                                                               -                   -

     Foreign                                                           663                 485
----------------------------------------------------------------------------------------------
                                                                       663                 495
----------------------------------------------------------------------------------------------
Total benefit (provision) for income taxes                         $(1,867)              $ 335
----------------------------------------------------------------------------------------------

The benefit (provision) for income taxes in the accompanying statements of operations for the periods ended December 31, 1996 and 1997 is different from the benefit calculated by applying the statutory federal income tax rate of 34% to the loss before income taxes due to the following:

                                                                        1996            1997
                                                                           (in thousands),
---------------------------------------------------------------------------------------------
Benefit for income taxes at statutory rate                             $ 2,190          $ 335

Effect of change in UK statutory tax rate                                    -            410

US net operating loss carryforwards                                          -            202

Foreign tax rate differential                                               61            (43)

State income taxes, net of federal tax benefit                               -           (135)

Non-deductible amortization of goodwill                                   (314)          (396)

Valuation allowance on US tax net operating
     loss carryforwards and stock compensation                          (1,953)             -

Non-deductible research and development expenses                        (1,811)             -

Other, net                                                                 (40)           (38)
-----------------------------------------------------------------------------------------------
Benefit (provision) for income taxes                                   $(1,867)         $ 335
-----------------------------------------------------------------------------------------------

Deferred income tax assets and liabilities reflected in the accompanying balance sheet consist of the following as of December 31, 1996 and 1997:

                                                                           1996         1997
                                                                            (in thousands),
------------------------------------------------------------------------------------------------
Deferred income tax assets:

     US net operating loss carryforwards and
      stock compensation                                                $ 1,953         $ 2,023

     Reserves and other accruals                                          1,227           2,025

     Accrued pensions                                                     1,394           1,057

     Other, net                                                             130             112

     Valuation allowance                                                 (1,953)         (2,186)
-------------------------------------------------------------------------------------------------
     Total deferred tax assets, net                                       2,751           3,031
-------------------------------------------------------------------------------------------------

Deferred income tax liabilities:

     Depreciation and other basis differences                            (9,780)         (9,300)
-------------------------------------------------------------------------------------------------
     Total deferred tax liabilities                                      (9,780)         (9,300)
-------------------------------------------------------------------------------------------------
Net deferred tax liabilities                                            $(7,029)        $(6,269)

At December 31, 1996 and 1997, the Company had US federal and state tax net operating loss carryforwards of approximately $4.0 million and $6.0 million, respectively. Of the total tax net operating loss carryforwards, $646,000 and $3,419,000 in 1996 and 1997, respectively, represent the tax benefit of disqualifying dispositions and the exercise of non-qualified stock options. The tax benefit related to disqualifying dispositions and exercise of non-qualified stock options has been fully reserved for through a valuation allowance due to the uncertainty of realization. If this tax benefit is realized or if the valuation allowance is reduced in future periods, the tax benefit will be recorded in additional paid-in capital. The remaining tax net operating loss carryforwards of $3,312,000 and $2,532,000 in 1996 and 1997, respectively, have been fully reserved for through a valuation allowance since the Company is uncertain if it will generate future taxable income sufficient to realize the deferred tax benefit.

A provision has not been made for US taxes on undistributed earnings of $3.5 million of the Company's UK subsidiary that could be subject to taxation if remitted to the US because the Company currently plans to keep these amounts permanently reinvested.

5. COMMITMENTS

The Company leases equipment and executive office and warehouse space under various operating arrangements. The accompanying statement of operations includes expenses from operating leases of $148,000 in 1996 and $748,000 in 1997. Future minimum lease payments due under non-cancelable operating leases net of non-cancelable sub-lease rental income at December 31, 1997 are $674,000 in 1998; $456,000 in 1999; $280,000 in 2000; $257,000 in 2001; $141,000 in 2002;
and $79,000 thereafter. Total future minimum net lease payments are $1,887,000.

6. CONTINGENCIES

The Company is involved in various legal proceedings incidental to the conduct of its business. While it is not possible to determine the ultimate disposition of these proceedings, the Company believes that the outcome of such proceedings will not have a material adverse effect on the financial position or results of operations of the Company.

In late 1996, Phenomenex Inc. filed a proceeding before the US Patent and Trademark Office's Trademark Trial and Appeal Board, formally opposing the Company's attempt to register the ChiRex name for "single isomer chiral intermediate chemical compounds and active ingredients for use in the manufacture of pharmaceuticals." In December 1997, the Company reached a final agreement with Phenomenex to discharge their opposition to the Company's registration of the ChiRex trademark on terms favorable to the Company and for Phenomenex to assign certain trademark rights to the Company.

7. LONG-TERM DEBT AND REVOLVING CREDIT FACILITY

In August 1996, Holdings entered into a revolving credit facility agreement with a major UK clearing bank secured by certain assets of the Company, including real estate assets. This facility allowed a maximum borrowing of (Pounds)10.5 million (approximately $18.0 million at December 31, 1996), renewable every two years, at an interest rate of LIBOR plus 1.25% and a commitment fee of 0.375%. The LIBOR rate could be fixed by the Company for a period from one to twelve months. As of December 31, 1996 the Company had drawn down the equivalent of $3.9 million of this facility. The Company's repaid all outstanding borrowings and terminated this facility in October 1997 upon signing of a new credit facility (see below).

To finance the acquisition of the Annan facility (see Note 2) and provide for the general cash requirements of the business, Holdings entered into a senior secured term-loan and revolving credit agreement on October 29, 1997, with Bankers Trust Company allowing it to borrow up to (Pounds)62 million (approximately $102 million at December 31, 1997) for a five-year period. The credit facility is comprised of a (Pounds)40 million (approximately $66 million at December 31, 1997) term loan and a (Pounds)22 million (approximately $36 million at December 31, 1997) revolving-credit facility each bearing interest at LIBOR plus 1% (8.4% at December 31, 1997). The term-loan facility is repayable in nine equal semi-annual installments beginning on December 31, 1998 and also provides for annual mandatory pre-payments from excess cashflow as defined in the credit agreement. The maximum borrowings under the revolving-credit facility step-down by (Pounds)3.0 million (approximately $4.9 million at December 31, 1997) at both December 31, 2000 and 2001 and terminates on December 31, 2002. At December 31, 1997, (Pounds)6.8 million ($11.2 million) in advances were outstanding under the revolving-credit facility. Borrowings under the credit facility are secured by the real and personal property of and guaranteed by the Company and its subsidiaries. The credit agreement contains normal and customary financial covenants and limitations on indebtedness, dividends, capital expenditures, repurchase of common stock and certain other transactions. Management believes that the Company is in compliance with all terms and covenants of the credit facility.

Long-term debt is comprised of the following as of December 31, 1996 and 1997:

                                                                                1996          1997
                                                                                 (in thousands),
----------------------------------------------------------------------------------------------------
Revolving credit facility                                                          $   -    $11,186

Term loan                                                                              -     65,800

Revolving credit line                                                              3,933          -
-----------------------------------------------------------------------------------------------------
Total debt                                                                         3,933     76,986

Less current portion of long-term debt                                                 -      7,311
-----------------------------------------------------------------------------------------------------
Long-term debt                                                                    $3,933    $69,675
-----------------------------------------------------------------------------------------------------

The Company has classified all of the outstanding borrowings under the revolving-credit line and revolving-credit facility as long-term at December 31, 1996 and 1997 because borrowings are not re-payable within one year as of the balance sheet date.

Long-term debt maturities during the next five years as of December 31, 1997 is as follows (in thousands):

1998                                                    $ 7,311

1999                                                     14,622

2000                                                     14,622

2001                                                     14,622

2002                                                     25,808
----------------------------------------------------------------
Total                                                   $76,986
----------------------------------------------------------------

Interest costs incurred during 1996 and 1997 were $755,000 and $1,397,000, respectively. Interest costs totalling $150.000 were capitalized in 1997.

8. OTHER EXPENSES
In 1995, ChiRex America recorded a charge of $797,000 representing costs relating to an offering of securities that was not completed.

9. NON-CASH INVESTING AND FINANCING ACTIVITIES

As discussed in Note 2, ChiRex America was contributed to the Company in exchange for the issuance of 3,520,889 shares of common stock through a merger with and into a newly formed wholly-owned subsidiary of the Company on March 11, 1996. The net assets contributed by ChiRex America were recorded at historical cost basis of $3,123,000.

In addition, as discussed in Note 2, the shareholders of Holdings contributed to the Company all outstanding equity capital of Holdings for 3,739,206 shares of common stock and promissory notes of the Company. Certain of the shares were repurchased and all of the promissory notes were repaid with the proceeds from the Initial Public Offering. The net assets of Holdings were initially recorded at its purchase price of $48,610,000.

10. AGREEMENTS WITH FORMER AFFILIATE

ChiRex America and the Former Affiliate entered into the following agreements which were effective with the closing of the Initial Public Offering except for the Technology Transfer and License Agreement which was effective between ChiRex America and the Former Affiliate as of January 1, 1995.

TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

Under the Technology Transfer and License Agreement the Former Affiliate granted to ChiRex America an exclusive, royalty-free perpetual right and license to use and practice the ChiRex Technologies licensed and sub-licensed thereunder (the "Licensed Technologies") on a worldwide basis in a field (the "Company field") described as the development, manufacture, use and sale of pharmaceutical intermediaries, active ingredients, agrichemicals, flavors, fragrances and other chemicals and compounds.

Pursuant to the terms of the Technology Transfer and License Agreement, ChiRex America is permitted to use the Former Affiliate's improvements to the Licensed Technologies on a non-exclusive basis in the Company field. Similarly, the Former Affiliate is allowed to use ChiRex America's improvements to the Licensed Technologies with respect to the development, manufacture, use, and sale of the compounds outside of the Company field. Furthermore, ChiRex America agreed not to use improvements to the Licensed Technologies jointly developed or acquired by the Former Affiliate and ChiRex America outside the Company field, and the Former Affiliate agreed not to use such improvements in the Company field.

The term of this agreement ends on December 31, 1998, unless either party exercises its option to terminate such agreement on six months written notice after the date on which the Former Affiliate's ownership of the outstanding voting stock of the Company first drops below 20% (see Note 2). The termination of the agreement shall not affect ChiRex America's ability to continue using the Licensed Technologies in the Company field, ChiRex America's ability to continue using improvements developed by the Former Affiliate during the term of such agreements in the Company field or the Former Affiliate's ability to continue using improvements developed by ChiRex America during the term of such agreement outside the Company field.

CONTRACT MANUFACTURING AGREEMENT

Pursuant to the terms of the Contract Manufacturing Agreement, upon ChiRex America's request, the Former Affiliate may sell various commercial products to ChiRex America and provide related services to the Company, in connection with procuring supplies and raw materials, invoicing and warehousing.
The Former Affiliate's price for those products shall be its cost plus 25% per unit. However, if the Former Affiliate is unwilling or unable to supply these products, then ChiRex America shall be provided access to the Former Affiliate's manufacturing plant and equipment to manufacture such products. The Former Affiliate will warrant that its products conform to the agreed-upon specifications and that they are manufactured in compliance with cGMP or other relevant regulations promulgated by the FDA. The term of this agreement is until December 31, 2001, and is subject to automatic extensions of one year each unless either party, in its sole discretion, decides to block further extensions. In addition, each of ChiRex America and the Former Affiliate has the option to terminate this agreement on twelve months written notice after the date on which the Former Affiliate's ownership of the outstanding voting stock of ChiRex America first drops below 20% (see Note 2).

SUPPLY AGREEMENT

Pursuant to the terms of the Supply Agreement, the Former Affiliate is required to purchase all of its needs with respect to Improved Chemical Entities ("ICE's") pharmaceutical active ingredients from ChiRex America, however, the Former Affiliate may buy such ingredients from other sources if; (i) the price which ChiRex America charges to the Former Affiliate for such ingredients is greater than 115% of the price charged by comparable suppliers for the same ingredient; (ii) ChiRex America does not accept a firm order placed by the Former Affiliate for such ingredient with a requested delivery date at least 12 months after the Former Affiliate placed such order; or (iii) such ingredient previously delivered by ChiRex America was repeatedly found not to conform to the agreed-upon specifications; or (iv) of ChiRex America failed to deliver the active ingredients by the agreed upon dates (unless such failure is beyond the Company's control). The price charged by ChiRex America for any products manufactured for the Former Affiliate pursuant to the Supply Agreement is cost plus 25%. The term of the agreement is until December 31, 2001, and is subject to automatic extensions of one year each unless either party, in its sole discretion, elects not to extend the agreement.

CONTRACT RESEARCH AGREEMENT

Under the Contract Research Agreement, either party may provide scientific research and experimental development services to the other party. Such services may include procuring supplies and materials used in performing such services, providing scientific and technical personnel and equipment in order to perform such services and contracting with specialized third parties in connection with such services. The party rendering such services shall charge for those services 110% of the sum of: (i) the salaries of its employees who are directly engaged in performing such services, (ii) an allocation of overhead directly related to those services equal to 65% of the amount set forth in (i) above, (iii) any other direct expenditures related to those services, including the cost of materials, the costs of leased equipment and expenditures directly undertaken on behalf of the party receiving such services; and (iv) any payments to third parties in connection with those services. Under the Contract Research Agreement, each of ChiRex America and the Former Affiliate shall own the intellectual property rights that they each conceive. Pursuant to the terms of the Contract Research Agreement, the conceiving party, however, grants to the other party an exclusive, perpetual, worldwide license, with the right to grant sublicenses, with respect to use and practice of those rights in a designated field (for ChiRex America, in the Company field; for the Former Affiliate, outside the Company field) for a reasonable royalty to be negotiated between the parties. Intellectual property rights conceived jointly by the parties shall be owned jointly. The Company has agreed not to use or license such jointly owned rights outside the Company field, and the Former Affiliate has agreed not to use or license such rights in the Company field. The term of this agreement is until December 31, 1997, and shall be subject to automatic extensions of one year unless either party, in its sole discretion, decides to block further extensions. In addition, either party shall have the option to terminate this agreement on twelve (12) months written notice after the date on which the Former Affiliate's ownership of the outstanding voting stock of ChiRex America first drops below 20% (see Note 2).

11. RELATED PARTY TRANSACTIONS

In 1996 and 1997 the Company has incurred $158,000 and $346,000, respectively, to the Former Affiliate under the Technology Transfer and License Agreement for legal expenses and has received $609,000 and $460,000, respectively, in license royalty income.

Prior to January 1, 1996 certain facilities and support services of ChiRex America, including administrative support, were provided by the Former Affiliate. For these facilities and services, ChiRex America, was charged approximately $220,000 for the year December 31, 1995. This charge represents an allocation of ChiRex America's proportionate share of the Former Affiliate's overhead costs using formulas which the management of ChiRex America believed were reasonable based upon the use of such facilities and services. In developing the formulas for these allocations, management of ChiRex America recognized the fact that the incremental costs for the ChiRex America's facilities and administrative support services were lower than separate or independent alternatives. All costs of ChiRex America during 1995, including payroll costs, were paid by the Former Affiliate.

In 1995 and prior, ChiRex America purchased equipment from an affiliate of the Former Affiliate, at prices based upon a pricing agreement between the affiliate and ChiRex America. Under this agreement, the equipment which was leased or sold to third parties by ChiRex America was purchased at cost plus a 25% margin. The value of these purchases was approximately $476,000 for the year ended December 31, 1995.

ChiRex America sold certain pharmaceutical compounds to the Former Affiliate in 1995 and 1996. Total revenue from these transactions amounted to $344,000 in 1995 and $38,600 in 1996. In 1995 ChiRex America purchased certain compounds at cost plus a 20% margin from a wholly-owned subsidiary of the Former Affiliate. The total cost of goods sold related to those purchases was $434,000.

12. SIGNIFICANT CUSTOMERS

In 1997 the Company's four largest customers accounted for approximately 76% of total revenues. Sanofi S.A. ("Sanofi"), Glaxo Wellcome plc, Rohm and Haas Company ("Rohm and Haas") and Smithkline Beecham plc ("Smithkline") accounted for approximately 36%, 17%, 13% and 10%, respectively, of the Company's 1997 revenues. In 1996 the Company's three largest customers accounted for approximately 66% of total revenues. Sanofi, SmithKline and Rohm and Haas accounted for approximately 36%, 19% and 11%, respectively, of the Company's 1996 revenues. In 1995 two customers represented 62% and 11% of revenues.

13. GEOGRAPHICAL INFORMATION

The Company is engaged in one business segment, the development, manufacture and marketing of pharmaceutical fine chemicals. The following table shows data for the Company by geographical area.

                                                                           1995         1996         1997
                                                                                  (in thousands)
----------------------------------------------------------------------------------------------------------
     United States                                                       $ 2,754     $  6,296     $  5,423

     Europe                                                                    -       63,072       85,601

     Other                                                                     -        5,247        3,076
----------------------------------------------------------------------------------------------------------
                                                                         $ 2,754     $ 74,615     $ 94,100
----------------------------------------------------------------------------------------------------------

Income (loss) before non-recurring charges and provision for income taxes:

     United States                                                       $(2,452)    $    947     $  1,065

     Europe                                                                    -        5,631        5,654

     Other                                                                     -          340          365
----------------------------------------------------------------------------------------------------------
                                                                         $(2,452)    $  6,918     $  7,084
----------------------------------------------------------------------------------------------------------

Identifiable assets :

     United States                                                       $ 2,692     $  1,117     $  1,195

     Europe                                                                    -      126,938      201,872
----------------------------------------------------------------------------------------------------------
                                                                          $2,692     $128,055     $203,067
----------------------------------------------------------------------------------------------------------

In general, sales are denominated in Great Britain pounds sterling.

14. PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY (UNAUDITED)

The common stock was initially offered to the public on March 5, 1996 at a price of $13.00 per share. The common stock is listed and traded on The Nasdaq Stock Market's National Market ("Nasdaq") under the symbol "CHRX." The following table sets forth for the periods indicated the high and low sales prices of the common stock as reported by Nasdaq.

                                                                                      High       Low
------------------------------------------------------------------------------------------------------
1996:
     First Quarter (from March 5)                                                    $13.25    $  9.50
     Second Quarter                                                                   13.25      10.00
     Third Quarter                                                                    13.38       7.88
     Fourth Quarter                                                                   13.50       9.50
1997:
     First Quarter                                                                   $13.25     $ 9.50
     Second Quarter                                                                   12.75       9.88
     Third Quarter                                                                    25.50      11.63
     Fourth Quarter                                                                   26.25      16.63
------------------------------------------------------------------------------------------------------

The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain any future earnings for use in the Company's business and, therefore, does not anticipate paying cash dividends in the foreseeable future.

15. QUARTERLY INFORMATION (UNAUDITED)
                                                                                  Quarter Ended
(in thousands except per-share amounts)                     March 31         June 30    September 30  December 31
---------------------------------------------------------------------------------------------------------------------
1996
Revenues                                                     $  7,599         $21,976        $20,562      $24,478
Gross profit                                                    1,897           5,033          4,930        6,247
Stock compensation and write-off of in-process R & D           11,401)(a)           -              -            -
Net income (loss)                                             (10,922)            358            980        1,275
Net income (loss) per common share:
     Basic                                                   $  (2.12)        $  0.03        $  0.09      $  0.12
     Diluted                                                 $  (2.12)        $  0.03        $  0.09      $  0.11
Weighted average shares outstanding                             5,158          10,909         10,910       10,912
---------------------------------------------------------------------------------------------------------------------
1997 (c)
---------------------------------------------------------------------------------------------------------------------
Revenues                                                     $ 26,506         $20,157        $21,605      $25,832
Gross profit                                                    5,835           6,050          5,286        5,489
Restructuring charges, net of proceeds                              -          (6,599) (b)         -       (1,470) (b)
Net income (loss)                                               1,198          (2,698)         1,600         (750)
Net income (loss) per common share:
     Basic                                                   $   0.11         $ (0.24)       $  0.14      $ (0.06)
     Diluted                                                 $   0.11         $ (0.24)       $  0.13      $ (0.06)
Weighted average shares outstanding                            10,944          11,352         11,534       11,786
---------------------------------------------------------------------------------------------------------------------

(a) Write off of research and development expenses at the date of the Contribution and a stock compensation charge associated with the granting of stock options at the time of the Merger.

(b) Restructuring and fixed asset impairment charge net of proceeds received on the sale of the acetaminophen business.

(c) Certain amounts have been reclassified to be consistent with the full-year presentation on the Statement of Operations.

CORPORATE INFORMATION

BOARD OF DIRECTORS
------------------
Alan R. Clark, Chairman and Chief Executive Officer, ChiRex Inc.
Michael A. Griffith, Chief Financial Officer and Secretary, ChiRex Inc. Dirk Detert, Ph.D., Former General Manager of Wellcome GmbH
Elizabeth M. Greetham, Portfolio Manager
     Weiss, Peck, & Greer Investments
Eric N. Jacobsen, Ph.D., Professor of Chemistry, Harvard University
W. Dieter Zander, Managing Director, Arnhold and S. Bleichroeder

CORPORATE OFFICERS
------------------
Alan R. Clark, Chairman and Chief Executive Officer
Michael A. Griffith, Chief Financial Officer and Secretary
Beth P. Hecht, General Counsel
Roger B. Pettman, Ph.D., Vice President, Sales and Marketing
David F. Raynor, Vice President, Dudley Operations
J. Graham Thorpe, Ph.D., Vice President, Business Development
John E. Weir, Vice President, Treasurer
Frank J. Wright, Vice President, Annan Operations

SCIENTIFIC ADVISORY BOARD
-------------------------
Alexander McKillop, Ph.D., Chairman
Stephen Buchwald, Ph.D., Massachusetts Institute of Technology
Eric N. Jacobsen, Ph.D., Harvard University
J. Bryan Jones, Ph.D., University of Toronto
Roger B. Pettman, Ph.D., ChiRex Inc.
William H. Pirkle, Ph.D., University of Illinois
K. Barry Sharpless, Ph.D., The Scripps Research Institute

ANNUAL MEETING
--------------
The 1998 Annual Meeting of Shareholders will be held on April 15, 1998, at the Company's headquarters in Stamford, Connecticut.

SEC FORM 10-K
-------------
A copy of the Company's Form 10-K filed with the Securities and Exchange Commission may be obtained by contacting the Company at its Stamford, Connecticut headquarters.

INDEPENDENT PUBLIC ACCOUNTANTS
------------------------------
Arthur Andersen LLP, One International Place, Boston, MA 02110

OUTSIDE GENERAL COUNSEL
-----------------------
Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue,
New York, New York 10019

TRANSFER AGENT
--------------
Boston EquiServe, L.P., Shareholders Services Division, 150 Royall Street, Canton, Massachusetts 02021 Phone: (781) 575-2559

INVESTOR RELATIONS
------------------
ChiRex Inc., Investor Relations Department, 300 Atlantic Street, Suite 402, Stamford, CT 06901 Phone: (203) 351-2300
Homepage: http://www.chirex.com
or-
Feinstein Kean Partners Inc., Douglas MacDougall, 245 First Street, 14th Floor, Cambridge, Massachusetts 02142 Phone: (617) 577-8110 email:
doug_macdougall@fkpi.com

SAFE HARBOR STATEMENT
---------------------
Statements in this annual report that are not strictly historical are `forward looking' statements as defined in Section 27A of the Securities Act and 21E of the Exchange Act. These forward-looking statements involve risks and uncertainties, including, but not limited to, product development and market acceptance risks, product manufacturing risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, risks of product non-approval or delays or post-approval reviews by the FDA or foreign regulatory authorities, and other risks identified in the Company's filings with the Securities and Exchange Commission.