Form 10-K405/A, Exhibit 13
period 1997-12-31
CHIREX INC
filed 1998-03-31
CIK 1005407

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

 . Employs more than 575 people in the U.S. and U.K.

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

On October 31, 1997, the Company completed the purchase of a Glaxo Wellcome FDA cGMP pharmaceutical production facility located in Annan, Scotland. The Company paid approximately $66.8 million ((Pounds)40.0 million) for the facility plus an additional payment for certain working capital of approximately $1.7 million ((Pounds)1.0 million). As part of the transaction, Glaxo Wellcome awarded the Company a five-year contract to supply certain pharmaceutical intermediates and active ingredients with an aggregate sales value of approximately $450 million. Under the Asset Purchase Agreement, ChiRex purchased all of the buildings, land and equipment at the 154-acre Annan, Scotland property, encompassing three main production facilities plus certain working capital. The Company plans to invest approximately $25 million over two years to accommodate newly contracted products and to modify the facility for general purpose pharmaceutical fine chemical manufacturing. Under the Supply Agreement, ChiRex will manufacture up to ten products at Annan and Dudley. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the Annan facility have been included in the Company's consolidated financial statements from the date of acquisition.

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

Comparative Operating Results
For Years Ended December 31, 1997, 1996 and 1995 (In thousands)
(Unaudited)
                                             ChiRex
1997                                         Inc.                 Adjustment        As Adjusted
-----------------------------------------------------------------------------------------------------------------------------------
Revenues                                    $94,100               $-                    $94,100
Cost of goods sold                           71,440                -                     71,440
------------------------------------------------------------------------------------------------------------------------------------

Gross profit                                 22,660                -                     22,660
Research and development                      3,937                -                      3,937
Selling, general and administrative           9,423                -                      9,423
Goodwill                                      1,164                -                      1,164
Restructuring charges, net of                 8,069            8,069(1)                    -
proceeds
Interest expense, net                         1,052                -                      1,052
------------------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes              (985)           8,069                      7,084
Benefit (provision) for
 income taxes                                   335           (2,572)(2)                 (2,237)
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                         $    (650)         $ 5,497                $     4,847
------------------------------------------------------------------------------------------------------------------------------------


                                                    ChiRex (Holdings)
                                                   Limited January 1,        Pro
                                   ChiRex              1996 thru            Forma         Pro                       Pro Forma
                                     Inc.            March 11, 1996       Adjustments    Forma       Adjustments   As adjusted
------------------------------------------------------------------------------------------------------------------------------------

Revenues                        $   74,615          $    15,212              $-         $89,827        $-            $89,827
Cost of goods sold                  56,508               12,564              (112) (3)   69,184        (1,372)(7)     67,812
------------------------------------------------------------------------------------------------------------------------------------

Gross profit                        18,107                2,648              (112)       20,643         1,372         22,015
Research and development             9,307                  558                 -         9,865        (5,790)(8)      4,075
Selling, general and
 administrative                     13,563                1,300                 -        14,863        (5,611)(9)      9,252
Goodwill                               924                    -               225 (4)     1,149              -         1,149
Interest expense, net                  755                  690              (440)(5)     1,005              -         1,005
------------------------------------------------------------------------------------------------------------------------------------

Income (loss) before income         (6,442)                 100               103        (6,239)        12,773         6,534
taxes
Benefit (provision) for
 income taxes                       (1,867)                 (33)             (108)(6)    (2,008)          (453)(10)   (2,461)
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)               $   (8,309)         $        67         $      (5)      $(8,247)     $  12,320       $ 4,073
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

REPORTs OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Stockholders and Board of Directors of ChiRex Inc.:

We have audited the accompanying consolidated balance sheets of ChiRex Inc. (a Delaware corporation) and its subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

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

COOPERS & LYBRAND LLP.
Boston, Massachusetts
February 9, 1996

ChiRex Inc.
CONSOLIDATED BALANCE SHEETS
as of december 31, 1996 and 1997
--------------------------------
(dollars in thousands except per-share amounts)

                                                                                        1996            1997
---------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------
Current assets:
     Cash                                                                           $    291       $  5,347
     Trade and other receivables                                                      12,764         18,811
     Inventories                                                                      23,350         23,225
     Other current assets                                                              4,448          3,774
---------------------------------------------------------------------------------------------------------------
     Total current assets                                                             40,853         51,157
Property, plant and equipment, net                                                    61,349        120,755
Intangible assets, net (Note 1)                                                       28,604         27,564
Other assets (Note 2)                                                                                 3,591
---------------------------------------------------------------------------------------------------------------
Total Assets                                                                        $130,806       $203,067
---------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------
Current liabilities:
     Accounts payable                                                               $ 11,421       $  8,763
     Accrued expenses                                                                  9,232         11,587
     Current portion of long-term debt (Note 7)                                         --            7,311
     Income taxes payable (Note 4)                                                     2,383            348
     Deferred income taxes (Note 4)                                                    2,369           --
---------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                        25,405         28,009
Long-term debt (Note 7)                                                                3,933         69,675
Deferred income taxes (Note 4)                                                         7,411          7,955
Deferred income                                                                        3,989          4,333
Contingencies (Note 6)                                                                  --             --
---------------------------------------------------------------------------------------------------------------
     Total Liabilities                                                                40,738        109,972
---------------------------------------------------------------------------------------------------------------
Stockholders' Equity (Notes 1 and 2):
     Preferred Stock ($.01 par value, 4,000,000 shares authorized;
         none issued and outstanding in 1996 and 1997)
     Common stock ( $.01 par value, 30,000,000 shares authorized; 10,933,735
         and 11,792,990 issued and outstanding at December 31, 1996 and 1997)            109            118
     Additional paid-in capital                                                       95,479        100,788
     Accumulated deficit                                                             (10,761)       (11,411)
     Cumulative translation adjustment                                                 5,241          3,600
---------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                                       90,068         93,095
---------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                          $130,806        $203,067
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

2. SIGNIFICANT TRANSACTIONS

PURCHASE OF ANNAN, SCOTLAND MANUFACTURING SITE

On October 31, 1997, the Company through its Annan subsidiary completed the purchase of Glaxo Wellcome's FDA cGMP pharmaceutical production facility located in Annan, Scotland. The Company paid approximately $66.8 million ((Pounds) 40.0 million) for the facility plus an additional payment for certain working capital of approximately $1.7 million ((pound)1.0 million).

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
----------------------------------------------------------------

Interest costs incurred during 1996 and 1997 were $755,000 and $1,397,000, respectively. Interest costs totalling $150,000 were capitalized in 1997.

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

15. QUARTERLY INFORMATION (UNAUDITED)
                                                                                  Quarter Ended
(in thousands except per-share amounts)                     March 31         June 30    September 30  December 31
---------------------------------------------------------------------------------------------------------------------
1996
Revenues                                                     $  7,599         $21,976        $20,562      $24,478
Gross profit                                                    1,897           5,033          4,930        6,247
Stock compensation and write-off of in-process R & D           11,401 (a)           -              -            -
Net income (loss)                                             (10,922)            358            980        1,275
Net income (loss) per common share:
     Basic                                                   $  (2.12)        $  0.03        $  0.09      $  0.12
     Diluted                                                 $  (2.12)        $  0.03        $  0.09      $  0.11
Weighted average shares outstanding                             5,158          10,909         10,910       10,912
---------------------------------------------------------------------------------------------------------------------
1997 (c)
---------------------------------------------------------------------------------------------------------------------
Revenues                                                     $ 26,506         $20,157        $21,605      $25,832
Gross profit                                                    5,835           6,050          5,286        5,489
Restructuring charges, net of proceeds                              -          (6,599) (b)         -       (1,470) (b)
Net income (loss)                                               1,198          (2,698)         1,600         (750)
Net income (loss) per common share:
     Basic                                                   $   0.11         $ (0.24)       $  0.14      $ (0.06)
     Diluted                                                 $   0.11         $ (0.24)       $  0.13      $ (0.06)
Weighted average shares outstanding                            10,944          11,352         11,534       11,786
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