Form 10-K405, Exhibit 13
period 1998-12-31
CHIREX INC
filed 1999-02-24
CIK 1005407

                                                                      Exhibit 13

FRONT COVER
-----------

         Vertically-Integrated Pharmaceutical Supply-Chain Solutions From Discovery Through Active Ingredient


INSIDE FRONT
------------
COVER
-----

              [Full-length graphic of a chiral structure created by Eric
              Jacobsen]

                           MISSION STATEMENT

               ChiRex is one of only a few companies to offer both contract manufacturing of primary pharmaceutical ingredients and contract research and development of pharmaceutical fine chemical processes. ChiRex is a service company that delivers value for its customers by speeding their entry to market and for its shareholders by capturing the growth of supply chain outsourcing. ChiRex holds a leading portfolio of patented process chemistry technologies and intends to exploit its technology and manufacturing assets to be the leading source of supply chain solutions from IND (investigational new drug) through API (active pharmaceutical ingredient).


PAGE 1
------
                FINANCIAL SUMMARY

               [Graphic of an archer. Graph of 1995, 1996, 1997, 1998 revenues, core revenues, gross profit and earnings (loss) per share.]

PAGES 2-5
---------

                            TO OUR SHAREHOLDERS

               During 1998, ChiRex's third year as a public company, our core revenues grew by 68% to $114.7 million. At the same time, we made significant strides toward our strategic objectives: we expanded our pharmaceutical outsourcing services upstream to include contract research and development; we added to our portfolio of proprietary process chemistry technologies; we opened our second FDA-regulated manufacturing site in Annan, Scotland; we adopted Product Management as the central organizational philosophy of the Company; and we recruited important new managers from outside the Company.

               During the year, ChiRex became the first company to offer both contract manufacturing of primary pharmaceutical ingredients and contract research and development of pharmaceutical fine chemical processes. We believe that these combined competencies add value and innovation to one another, and that in-house technology transfer will give our customers a faster and less risky route to market. Today, ChiRex has a distinct competitive advantage over both the dedicated contract laboratory service company and the dedicated contract manufacturing company.

               Technology Focus

               In September of 1998, we established the ChiRex Technology Center
               (CTC) in Boston, Massachusetts. When it opens in April of 1999 the Technology Center will fulfill our mission to support post-discovery, early-stage drug development--a unique capability for a pharmaceutical contract manufacturing organization. The CTC will give us three new revenue streams: contract research and development, royalties for the use of our patented process chemistries, and sales of proprietary chemical building blocks. Professor Eric Jacobsen, Professor of Chemistry and Chemical Biology at Harvard University and member of the ChiRex Board of Directors and Scientific Advisory Board, will serve as Scientific Director of the Technology Center. Dr. Alexander "Sandy" McKillop, ChiRex's Director of Research and Development at our Development Center in Dudley, England, will work closely with CTC management to establish the Center, and will serve as one of the important links between our Technology Center in Boston and our Development Center in England.

               In May of 1998, ChiRex received an exclusive license for aromatic carbon heteroatom bond-forming technologies (ABT), a chemical technology developed by Dr. Stephen Buchwald of the Massachusetts Institute of Technology and a member of the ChiRex Scientific Advisory Board. A perfect fit for our chemical toolbox, ABT allows difficult-to-make chemical bonds to form between carbon and other atoms. ABT is our first non-chiral technology and enables us to manufacture an even broader range of products at lower cost and with higher purity.

               Manufacturing Capability

               In 1998 ChiRex successfully introduced seven new products into full-scale manufacture. Additionally, we expanded our FDA-inspected manufacturing capacity by bringing our Annan, Scotland manufacturing facility on line. This site, which comprises three major production buildings, delivered positive operating profit in the fourth quarter of 1998 as we produced the first two products under our five-year, approximately $450 million supply agreement with Glaxo Wellcome. The Glaxo contract will be fulfilled in just two of Annan's three buildings, while the third building (comprising half of the site's production capacity) is available for contract to other customers. It is our intention to introduce additional customers into the third building, and we expect to produce FDA-validated batches of material by early in the year 2000.

               We also are committed to improving productivity at our manufacturing site in Dudley, England. Dudley is already a profitable performer, but we believe the plant can be configured and loaded more efficiently, thereby freeing capacity for more products and making the site even more profitable. With our two state-of-the-art manufacturing facilities, ChiRex can grow to $400 million of revenues utilizing installed capacity.

               Product Management

               Serving customers with increasingly complex process development and manufacturing requirements means having the capability to deliver product that is right-first-time, every time. Often the customer's purchase decision is based on security of supply, product quality and supplier regulatory expertise rather than price. Additionally, innovation is crucial to our customers: of ChiRex's 630 employees, more than 130 hold advanced technical degrees, and more than 75 hold Ph.D.s.

               In order to best serve our customers, we adopted Product Management as our central organizational philosophy. By reorganizing our activities around "product as profit center" instead of "department as cost center," we have been able to improve operating performance and customer service levels while reducing headcount and overhead costs, allowing us to bring the best ideas to the customer without internal departmental resistance. While our managers have always been highly skilled in the manufacture of regulated pharmaceuticals, this new approach emphasizes return-on-capital and profit performance. Additionally, all of our employees participate in a stock option program that reinforces the dual messages of highest quality services and profit per share.

               Management Team

               As ChiRex has grown our need for new ideas and outside perspective has led to a significant change in the leadership of the Company. Alan Clark retired as Chairman and Chief Executive in July, and I was elected to follow him in those roles. In addition to the implementation of Product Management, one of my initial priorities has been to expand the breadth and depth of our management team. On September 1, Ian D. Shott was appointed Chief Operating Officer. Ian joined ChiRex from Alusuisse Lonza where he was previously General Manager of Lonza Fine Chemicals and Head of International Supply Chain Management. At the same time, Frank J. Wright, formerly Vice President, Annan Operations, was appointed to the new position of Executive Vice President, Corporate Development. Frank joined ChiRex in September of 1997 after sixteen years at Glaxo Wellcome where he served in senior positions in outsourcing and procurement, manufacturing strategy and corporate development. Frank was instrumental in delivering the Annan acquisition to operating status and is uniquely qualified to pursue the further strategic development of the Company.

               At the beginning of 1999, ChiRex appointed Michael J. Nicholds, Ph.D., as Vice President, Sales and Marketing, based in the United Kingdom, and Stuart E. Needleman, as Vice President, Business Development based in Boston. Dr. Nicholds was formerly Business Manager, Pharmaceutical Intermediates at Zeneca LifeScience Molecules in Manchester, England, where he was responsible for worldwide strategy development and implementation, market positioning and Customer Key Account Management within the intermediates manufacturing business.

               Mr. Needleman formerly served as Vice President of Business Development, North America, for Oxford Asymmetry International, managing the company's sales and marketing programs and establishing alliances and collaborations, concentrating on the life sciences industry. These two professionals will work as partners to deliver the full service offerings of ChiRex to our customers worldwide.

               In addition, we replaced the managers of several important functions with internal promotions and external hires including purchasing, product management, plant management, human resources management, regulatory management and financial management.

               Financial Performance

               For 1998, ChiRex achieved gross revenues of $119.7 million, compared with $94.1 million in 1997. Core revenues grew by 68% to $114.7 million from $68.1 million in 1997. Gross profit at $31.8 million (27% of revenues) rose above 1997 levels of $22.7 million (24% of revenues). Net income (before restructuring charges) was $4.8 million, or $0.41 per share for 1998, compared to earnings of $4.8 million, or $0.42 per share in 1997. Without the effect of the Annan acquisition, net income would have been $12.2 million, or $1.04 per share. Finally, ChiRex earned only $0.09 per share during the first three quarters of 1998, but we earned $0.33 per share during the fourth quarter.

               The 1998 fourth quarter results were driven by several complementary factors: We completed the first phase of the $30 million Annan re-conditioning project and commenced production of two new products under our estimated five year $450 million supply agreement with Glaxo Wellcome, we more effectively controlled costs and operating performance through the implementation of product management, and our cost reduction and efficiency programs initiated earlier in 1998 began to be realized. ChiRex delivered earnings consistent with our top-line growth in the third and fourth quarters of 1998, and with the Annan facility on line, we intend to deliver consistent results in the year ahead.

               ChiRex People

               1998 was a year of continuous management challenge created by extraordinary growth, and monumental accomplishments delivered by a tireless team of men and women. On behalf of the shareholders, I congratulate each of the 630 employees of ChiRex for their persistence, dedication and professionalism in the face of rapid change.


               1999 Goals

               During 1999, ChiRex will open and expand the ChiRex Technology Center, establish a Development business in North America to complement the Technology Center, seek partnerships with other technology-focused companies, maximize our full range of manufacturing capabilities, and pursue strategic value-adding acquisitions to extend our customer breadth, core capabilities and geographic reach. I look forward to achieving these goals by delivering innovation to our pharmaceutical customers from IND to API.

               Sincerely,



               [SIGNATURE SCAN]
               Michael A. Griffith
               Chairman and Chief Executive Officer
               [DATE OF LETTER]

Page 6-7
--------

               The Highs--Arms reaching up

               Highlights of 1998

               . Establishing of the ChiRex Technology Center in Boston, Massachusetts

               . Acquiring the exclusive license for aromatic carbon heteroatom bond forming technologies (ABT) from MIT

               .  Bringing the Annan manufacturing facility online

               .  Introducing seven new full-scale products to Annan and Dudley

               . Upgrading the management team with seasoned outside professionals

Pages 8-9      A Technological Leap
---------

               [Photo of foot jumping off a spring board, Photo of Professor Jacobsen at Harvard]



               Quote from Professor Jacobsen:

               "ChiRex has a rich portfolio of valuable proprietary technologies based on selective catalytic reactions. The goal of the ChiRex Technology Center is to develop the commercial potential of these technologies through process research, contract process development and small-scale synthesis. This will reinforce ChiRex's singularly strong position for serving the outsourcing needs of the pharmaceutical industry at the earliest stage and leading the industry in technological innovation."

               Eric Jacobsen, Ph.D.
               Professor, Department of Chemistry and Chemical Biology, Harvard University Scientific Director, ChiRex Technology Center Member, ChiRex Board of Directors and ChiRex Scientific Advisory Board


               Receptor sites in the human body are specifically designed to accept particular isomers of a given compound. These isomers, or "hands" from the Greek (cheiros) fit each receptor site as specifically as a glove fits a right or left hand. An isomeric "hand" that doesn't fit a receptor correctly can produce undesirable side effects or toxicity. In the United States, the FDA has become increasingly stringent about demanding single isomer pharmaceuticals rather than mixed isomeric compounds. As some 70% of pharmaceutical products currently in development are single isomer compounds, pharmaceutical companies are under increasing pressure to produce single isomer compounds efficiently and economically. Thus, pharmaceutical companies look to partner with a service provider who will expertly apply the right technology for their products. Chiral and enzymatic technologies employ "single-handed" catalysts to recognize and isolate a single-handed ingredient that is safer and purer. The flexibility of chiral technology allows the "recycling" of the material to derive more of the desired isomers from raw material.



Pages 10-11
-----------
               [Photo of Professor Jacobsen writing formula on blackboard spread across two pages.]

               Early Stage Development Services

               The ChiRex Technology Center (CTC), a wholly-owned subsidiary of ChiRex Inc., is located in Boston, Massachusetts and occupies 11,000 square feet. The Technology Center will accelerate the development and application of our proprietary technologies, thus reinforcing ChiRex's position as a highly innovative service organization to the pharmaceutical industry. The Technology Center will establish additional revenue streams for ChiRex: contract research and development, royalty income through the infusion of ChiRex technologies in products developed at the Center, and the sale of proprietary chiral building blocks.

               The Technology Center offers early-stage development services, such as synthesis design, route development and optimization, scale-up and clinical trial supply of product. The Technology Center will open in April of 1999, with an operating budget of $3 million. The demand for high-quality process development capabilities has been overwhelming, and the Technology Center was completely booked to projected capacity before the end of 1998. ChiRex already has expanded its hiring projections from twelve scientists to approximately thirty-five by the end of 1999, and plans to secure additional facilities to meet customer demand.

               The Technology Center's chemistry and development expertise complements ChiRex's manufacturing services, offering customers a single source for the supply-chain solution they now have to seek from multiple organizations. In-house, early-stage development services provide a seamless technology transfer to facilitate crucial speed-to-market, and to minimize potential risk transition between the laboratory, pilot plant and commercial scale manufacture.

               Establishing the Technology Center in the United States enables ChiRex to bring vertically-integrated services to North American customers, and its Boston location is in close proximity to some of the finest research institutions in the world. This allows the Development Center at Dudley to focus its activities on the development, introduction and manufacture of customers' new products at both the Dudley and Annan manufacturing sites.

               The Boston location also increases the hands-on involvement of Professor Jacobsen, one of the most brilliant innovators in chiral chemistry today. Dr. Sandy McKillop, Director of Research and Development at the ChiRex Development Center in Dudley, will serve as the most influential link between Boston, Dudley and Annan.

 Pages 12-13
 -----------

               [Flexibility Drawing
               Photo of Sandy McKillop
               Photo of Pilot Plant]

 Major Heading Development Flexibility

               Dr. McKillop Quote:

               "The main objective for the Development Center is to prepare processes for manufacturability and conduct economic, hazard and engineering evaluations in the search for new and improved routes to molecules. In this stage of creating processes, speed and accuracy are vital."

               Alexander McKillop, Ph.D.
               Director of Research and Development
               Chairman, ChiRex Scientific Advisory Board

               Development Flexibility

               ChiRex's facility in Dudley, England includes a Development Center and pilot plant opened in 1996. The Dudley facility has the ability to produce and handle bulk intermediates, pharmaceuticals and extremely potent materials. Dudley's range of chemical capabilities is impressive, incorporating the most recent advances in chiral technology. Halogenations, organometallics, liquid ammonia technology, low temperature capability, Friedel Crafts, nitration, cyanide handling, oxidation, reduction, asymmetric dihydroxylation, asymmetric epoxidation, kinetic resolution and enzymatic bio-resolution are all carried out routinely.

               All projects are supported by ChiRex's comprehensive key account management system, which accelerates the technology transfer from the laboratory to the pilot plant through to full-scale manufacture.

               Both the Dudley and Annan manufacturing facilities benefit from the expertise of the Development Center's research and dedicated Hazard Evaluation scientific staff. ChiRex draws on the Center's formidable knowledge of both classical and revolutionary chemistry advancements to assess and create any configuration a customer's product requires.

               New Routes to Molecules

               ChiRex's customers utilize the collective acumen and talents of the Dudley Development Center's staff of approximately fifty-five scientists. Four members of this staff are dedicated to hazard evaluation. Dudley's four state-of-the-art development suites enable the staff to manage three product streams simultaneously and separately from ongoing bulk intermediate activity. All projects entering the facility undergo an initial feasibility study and hazard evaluation. The project is then closely supervised by a dedicated member of the Center's scientific staff through its life cycle at Dudley and transport to its final destination.

               The Development Center, pilot plant and the larger manufacturing buildings can accommodate a range of production amounts, from 100 kg to multi-ton quantities. In addition to assisting clients with early-stage molecule design and development, the Development Center can also assist clients in producing clinical trial supplies in quantities too large to be produced in a laboratory and too small for regular manufacture. With a comprehensive database of current worldwide scientific research, the Dudley Development Staff stays apprised of innovations which can be applied to specific scientific challenges, to increase the potency, efficiency and overall value of each customer's product.

 Pages 14-15   Strength and Dependability
 -----------
               [Photo of Ian Shott]

               Muscle Flexibility Photography

               Quote:

               "ChiRex has a substantial track record of over 30 years of simultaneously manufacturing products with different specifications and interdependencies on behalf of a large customer base. Throughout this time, all operations have been undertaken within the most rigorous regulatory environment, and the strength of our Quality Assurance and operational compliance provides a validation framework which removes the uncertainty from manufacturing."

               Ian D. Shott
               Chief Operating Officer



 Pages 16-17   Flexible Capacity
 -----------

               [Panoramic shot of Annan, photo of glove box technology]

               Manufacturing Capability-Annan

               The ChiRex manufacturing facility in Annan, Scotland, is one of the world's best-equipped cGMP facilities, specializing in bulk pharmaceutical active ingredients. With the acquisition of the Annan site from Glaxo Wellcome in November of 1997 for a total renovated cost of $110 million, ChiRex also acquired the services of approximately one hundred and fifty highly-trained pharmaceutical professionals.

               ChiRex's five-year, estimted $450 million contract with Glaxo Wellcome included the introduction of three additional new full-scale products in the Annan facility, which will add a significant stream of revenue to ChiRex. Products manufactured at Annan feature as major therapies in the treatment of AIDS, Hepatitis B, hypertension and duodenal ulcers.

               Annan is a unique manufacturing site in ChiRex's portfolio of assets as it was designed, constructed and operated to the highest standards throughout its life by a major pharmaceutical company dedicated to the manufacture of finished products. ChiRex has integrated Annan's systems, procedures, disciplines, records and culture to deliver products that are consistently on target from the initial manufacture onwards. Annan's computer-controlled operations and high integrity product containment systems contribute to the highest level of process reliability.

               In the fourth quarter of 1998 Annan turned the corner towards becoming a major profit center for ChiRex, and its potential for expansion will serve ChiRex for many years--only twenty-seven of its one hundred and fifty acres have been developed to date. Though Annan is ready to become profitable, more than half of its manufacturing capacity remains untapped. The Company has set as one of its strategic objectives the introduction into Annan of several new customers with full-scale established products to meet the increasing industry demands for high-purity active ingredients.

               Manufacturing Capability - Dudley

               The Dudley manufacturing facility specializes in the scale-up and commercial-scale production of bulk intermediates and final products. Whether ChiRex designs the initial synthesis or evaluates and adapts a customer's process to the Company's regulatory and efficiency standards, the Dudley scientific and operating staff produce intermediates and pharmaceutical active ingredients with speed and economic efficiency in a fully regulated environment. Dudley's 650 cubic meter capacity is as spacious and well-equipped as any of ChiRex's competitors. The site operates to cGMP standards and was inspected by the FDA in November 1998 without receiving any citations. The facility also operates management systems certified to ISO 9002 standards.

               Regulatory expertise is a hallmark of ChiRex's operations. It is applied during the life cycle of the product and ultimately in delivery to the customer. Each product's unique characteristics may be dictated by specific transport regulations that can vary as the amount of product increases to commercial scale. ChiRex's staff guides the customer through regulatory requirements with its characteristic dedication to perfection.

               Partners

               [Photo of Chain of arms in which one is pulling the other up.]

               Pulling Together

               Pharmaceutical manufacturing is a global business. It is no longer unusual for a pharmaceutical company in one country to outsource discovery, development, clinical trials and manufacturing to several external organizations in a number of other countries. ChiRex, with a significant presence on two continents, is equipped to provide services from Investigational New Drug (IND) filing to Active Pharmaceutical Ingredient (API) manufacturing to customers anywhere in the world. Moreover, the ChiRex Technology Center will establish the Company as a technology leader with pharmaceutical industry customers in North America, a huge geographic region in which the Company's expertise has traditionally been underexploited.


Customer Quotes:

               Outsourcing Trends -

               "A solid track record has been the foundation of the long standing relationship between Glaxo Wellcome and ChiRex. This extends beyond the secure manufacture of white powder and embraces high quality process development, adherence to strict regulatory standards and a positive approach to customer care.

               ChiRex's acquisition of the Glaxo Wellcome facility at Annan further enhanced our relationship. We operate in partnership with their facilities effectively seen as an extension of our own. This is a relationship that is increasing becoming the outsourcing model for our industry."

               Alan Edwards
               Purchasing Manager
               International Actives Supply
               Glaxo Wellcome

Customer Quotes:

               Long term relationships -

               "One of the sustaining features of our long relationship with ChiRex has been their focused commitment to our process development needs. ChiRex is always looking for ways to streamline the process and to improve costs."

               Dr. William S. Hurt
               Global Product Manager
               Rohm and Haas


               Technology -

               "The excellent cooperation with ChiRex helped Pharmacia & UpJohn solve serious issues that had affected our supply assurance. We have been impressed by the adaptability, flexibility and strength of the ChiRex team."

               Dr. Sanjay Amin
               Vice President, Global Sourcing and Pharmaceutical Launch Plants, Global Supply-Active Pharmaceutical Ingredients
               Pharmacia & UpJohn

                                  CHIREX INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                  Page
                                                                                                                 ------
Management's Discussion and Analysis of Results of Operations
  and Financial Condition                                                                                             1
Reports of Independent Public Accountants                                                                             9
Consolidated Balance Sheets as of December 31, 1997 and 1998                                                         10
Consolidated Statements of Operations for the years ended December 31, 1996, 1997
  and 1998                                                                                                           11
Consolidated Statements of Comprehensive Operations for the years ended December 31, 1996, 1997
 and 1998                                                                                                            11

Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997
  and 1998                                                                                                           12
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1997
  and 1998                                                                                                           13
Notes to Consolidated Financial Statements                                                                           14

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  The following discussion and analysis should be read in conjunction with the consolidated financial statements and the notes thereto included herein.

Introduction

  ChiRex Inc. (the "Company" or "ChiRex") is an integrated outsourcing company that provides an extensive range of services to pharmaceutical and life science companies. The Company's services span a broad range of outsourcing services sought by our customers from the early stages of drug development, from post-discovery to full-scale manufacture of active ingredients. Specifically the Company provides contract process research and development and pharmaceutical fine chemical manufacturing services and offers our customers access to our extensive portfolio of proprietary technologies. The Company's contract manufacturing services developed over the past thirty years, include process research and development, hazard evaluation, analytical methods development, clinical quantity production and pilot-scale and commercial-scale manufacturing at its world-class, current Good Manufacturing Practices ("cGMP") facilities in Dudley, England and Annan, Scotland. In addition we utilize our proprietary technologies to solve problems for our customers and reduce drug development time.

  In April 1997, the Company disposed of its acetaminophen (paracetamol, an over-the-counter analgesic) business and in September 1997, the Company ceased production of acetaminophen. At the time of the disposition, acetaminophen was the largest volume product manufactured by the Company, representing approximately 31% of the Company's 1996 pro-forma as adjusted revenues, but was not highly profitable at the gross margin level. In connection with the disposition of the business, the Company recorded a $8.1 million pre-tax restructuring charge net of proceeds on disposition in the second quarter of 1997, and implemented measures designed to offset the effect of the disposal on operating performance. The Company's decision to dispose of its acetaminophen business followed a strategic review of several alternatives and was based on a number of factors, including the continued domination of the acetaminophen business by high volume, low cost manufacturers and the Company's expectation that the market price of acetaminophen would continue to erode.

  On October 31, 1997, the Company completed the purchase of a Glaxo Wellcome FDA cGMP pharmaceutical production facility located in Annan, Scotland. The Company paid approximately $66.8 million ((Pounds)40.0 million) for the facility plus an additional payment for certain working capital of approximately $1.7 million ((Pounds)1.0 million). As part of the transaction, Glaxo Wellcome awarded the Company a five-year contract to supply certain pharmaceutical intermediates and active ingredients which we estimate will provide for approximately $450 million of aggregate sales volume. ChiRex purchased all of the buildings, land and equipment at the 154-acre Annan, Scotland property, encompassing three main production facilities plus certain working capital. The Company has invested approximately $24.0 million in 1998 and plans to invest an additional $10 million in 1999 to accommodate newly contracted products and to continue the modification of the facility for multi-product pharmaceutical fine chemical manufacturing. Under the Supply Agreement, ChiRex will manufacture up to ten products at Annan and Dudley. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the Annan facility have been included in the Company's consolidated financial statements from the date of acquisition.

  In 1998 the Company recorded restructuring and other expenses of $3.2 million. In July 1998, the Company announced a restructuring, including management changes and the transition to a product management structure. The Company recorded restructuring and other expenses of $3.2 million in 1998. The 1998 restructuring and other expenses consist of $2.9 million of severance costs related to management changes associated with implementing the product management structure and $0.3 million of other costs.

  Substantially all of the Company's revenues and expenses are denominated in Great Britain pounds sterling, and to prepare the Company's consolidated financial statements such amounts are translated into US Dollars at average exchange rates in accordance with generally accepted accounting principles. The average exchange rates used to make this translation in 1996, 1997 and 1998 was $1.56, $1.65 and $1.66, respectively, per (Pounds)1.00. Period-to-period changes in exchange rates can affect the comparability of the Company's consolidated financial statements.

Results of Operations

  In order to make the comparison of financial information more meaningful, the following tables set forth (i) the historical results of the Company for 1997 and 1998 adjusted to exclude various restructuring and other non-recurring expenses, (ii) the historical results for 1996 and the pro forma 1996 results as further adjusted of the Company, adjusted to exclude various charges resulting from the formation of the Company consisting of adjustments to restate inventory at fair value, write-off of acquired in-process research and development and an expense relating to certain stock compensation. All intercompany transactions requiring elimination have been eliminated. The pro forma as adjusted, and as adjusted financial data for 1996 set forth in the following tables are not necessarily indicative of future operations or what the Company's results of operations would actually have been had the various transactions set forth below occurred as described. The period-to-period comparisons that follow the tables compare the pro forma as adjusted and as adjusted results of operations for 1996 and the as adjusted results of operations for 1997 and 1998 set forth in the following tables for the periods indicated and not the actual results of operations of any of the constituent entities. For a more complete description of the formation of the Company see Notes 1 and 2 of the notes to consolidated financial statements.

  The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements.

                                  ChiRex Inc.
                         Comparative Operating Results
                For Years Ended December 31, 1998, 1997 and 1996
                                 (in thousands)

               1998                                                ChiRex Inc.     Adjustments     As Adjusted
-------------------------------------                              -----------   ---------------  -------------
Revenues                                                             $ 119,663   $         -      $    119,663
Cost of goods sold                                                      87,876             -            87,876
                                                                     ---------   -----------      ------------
Gross profit                                                            31,787             -            31,787
Research and development                                                 4,389             -             4,389
Selling, general and administrative                                     12,622             -            12,622
Goodwill amortization                                                    1,164             -             1,164
Restructuring and other expenses                                         3,242        (3,242)(1)             -
Interest expense, net                                                    5,829             -             5,829
                                                                     ---------   -----------      ------------
Income before income taxes                                               4,541         3,242             7,783
Provision for income taxes                                              (2,373)         (621)(2)        (2,994)
                                                                     ---------   -----------      ------------
Net income                                                           $   2,168   $     2,621      $      4,789
                                                                     =========   ===========      ============


                 1997                                               ChiRex Inc.   Adjustments      As Adjusted
-------------------------------------                              -----------   -----------      ------------
Revenues                                                             $  94,100   $        -       $     94,100
Cost of goods sold                                                      71,440             -            71,440
                                                                     ---------   -----------      ------------
Gross profit                                                            22,660             -            22,660
Research and development                                                 3,937             -             3,937
Selling, general and administrative                                      9,423             -             9,423
Goodwill amortization                                                    1,164             -             1,164
Restructuring expenses, net of  proceeds                                 8,069        (8,069)(3)             -
Interest expense, net                                                    1,052             -             1,052
                                                                     ---------   -----------      ------------
Income (loss) before income taxes                                         (985)        8,069             7,084
Benefit (provision) for income taxes                                       335         2,572 (4)        (2,237)
                                                                     ---------   -----------      ------------
Net income (loss)                                                    $    (650)  $     5,497      $      4,847
                                                                     =========   ===========      ============
                                                         ChiRex
                                                       (Holdings)
                                                        Limited
                                                       January 1,
                                                          1996
                                                        through         Pro
                                          ChiRex        March 11       Forma           Pro                            Pro Forma
                1996                       Inc.           1996      Adjustments       Forma         Adjustments      As adjusted
                ----                     --------        -------   -----------     -----------      ------------     -----------
Revenues                                  $74,615        $15,212     $       -     $    89,827      $          -       $89,827
Cost of goods sold                         56,508         12,564           112 (5)      69,184            (1,372)(9)    67,812
                                          -------        -------     ---------     -----------      ------------       -------
Gross profit                               18,107          2,648          (112)         20,643             1,372        22,015
Research and development                    9,307            558             -           9,865            (5,790)(10)    4,075
Selling, general and administrative        13,563          1,300             -          14,863            (5,611)(11)    9,252
Goodwill amortization                         924              -           225 (6)       1,149                 -         1,149
Interest expense, net                         755            690          (440)(7)       1,005                 -         1,005
                                          -------        -------     ---------     -----------      ------------       -------
Income (loss) before income taxes          (6,442)           100           103          (6,239)           12,773         6,534
Benefit (provision) for income taxes       (1,867)          (33)          (108)(8)      (2,008)             (453)(12)   (2,461)
                                          -------        -------     ---------     -----------      ------------       -------
Net income (loss)                         $(8,309)       $    67     $      (5)    $    (8,247)     $     12,320       $ 4,073
                                          =======        =======     =========     ===========      ============       =======

 (1) To reverse the effect of the restructuring and other expenses.
 (2) Tax effect of tax deductible adjustments described in note (1) above.
 (3) To reverse the effect of the restructuring and asset impairment charge net of proceeds received on the disposal of the acetaminophen business.
 (4) Tax effect of the adjustment described in note (3) above.
 (5) Increase in depreciation reflecting the increased valuation of ChiRex (Holdings) Limited's fixed assets for the period prior to the formation of the Company.
 (6) Increase in amortization of goodwill related to the period prior to the formation of the Company.
 (7) Reduction in interest expense related to debt retired in connection with the formation of the Company.
 (8) Income tax effect of pro forma adjustments, excluding amortization of goodwill, which is not deductible for tax purposes.
 (9) To reverse the effect of the purchase method of accounting step-up of inventory to fair value at the time of the Contribution.
(10) To reverse the effect of the write-off of research and development expenses that were in process at the time of the formation of the company.
(11) To reverse the effect of stock compensation charge associated with granting of stock and options to purchase stock in connection with the formation of the Company.
(12) Tax effect of the adjustment described in note (9) above.

  The table below sets forth the revenues by type for the Company for the years-ended December 31, 1996 (pro forma as adjusted), 1997 and 1998 (in thousands):

Revenue by Type                    1996           %            1997            %          1998            %
                                   ----           --           ----           --          ----            --
Core                              $48,445        54.0%        $68,130        72.4%       $114,686        95.8%
Acetaminophen                      27,874        31.0%         19,205        20.4%            782         0.7%
Non-core                           12,333        13.7%          6,029         6.4%          3,742         3.1%
Licenses and royalties              1,175         1.3%            736         0.8%            453         0.4%
                                  -------                     -------                    --------
Total                             $89,827                     $94,100                    $119,663
                                  =======                     =======                    ========

Years ended December 31, 1997 and 1998

  Substantially all of the Company's revenues in 1998 were generated from the manufacture and sale of products. Total revenues increased $25.6 million or 27.2%, to $119.7 million in 1998, from $94.1 million in 1997, as new products were introduced and shipments under the Glaxo Wellcome supply contract increased, partly offset by the unfavorable effect on revenues from the sale of the acetominophen business which contributed $19.2 million in 1997 or 20.4% of total revenues. Existing core-product revenue increased by $41.3 million, and seven new core products contributed $5.3 million of revenues in 1998. Revenues from core products of $114.7 million, which accounted for 95.8% of revenues in 1998, increased by $46.6 million or 68.3%, while revenues from non-core products of $3.7 million accounted for 3.1% of revenues in 1998, decreased by $2.3 million or 37.9%. The Company expects core revenues to increase in 1999 due to higher shipments under the Glaxo Wellcome supply agreement and revenues from new core products. License fee and royalty income declined $0.3 million due to the decline in demand for the products generating such revenue. Product price changes did not contribute significantly to changes in revenue between the two periods.

   Cost of goods sold increased $16.4 million, or 23.0%, to $87.9 million in 1998 from $71.4 million in 1997. This increase is due to the higher volume of new products and expenses associated with new product introductions, partly offset by lower acetominophen and non-core product sales. Gross margin percentage increased to 26.6% in 1998 from 24.1% in 1997 due to higher margin new product sales and the inclusion in 1997 of a $1.2 million inventory reserve. The 1998 gross margin was adversely affected by the under-utilization of the Annan facility during its refurbishment into a multi-product pharmaceutical fine chemical manufacturing facility.

  Research and development expenses increased $0.5 million, or 11.5%, to $4.4 million in 1998 from $3.9 million in 1997. This increase was due primarily to the cost of additional research chemists and pilot plant costs to support the new product pipeline, partly offset by lower technology support expenses. Research and development expenses are expected to increase in 1999 due to the formation of the CTC. The Company is committed to improving and expanding its research and development activities, including commercializing its proprietary process technologies.

  Selling, general and administrative expenses increased $3.2 million, or 33.9% to $12.6 million in 1998. The increase is attributable to additional costs associated with the Annan facility acquired in the fourth quarter of 1997, senior management recruitment expenses and costs associated with the formation of the Technology Center.

  Interest expense was $5.8 million in 1998 compared to $1.1 million in 1997. This is a result of higher borrowing levels resulting from the acquisition of the Annan facility in the fourth quarter of 1997.

  Income tax expense was $3.0 million in 1998, an effective tax rate of 38.5%, compared to $2.2 million in 1997, an effective tax rate of 31.6%. The effective tax rate in 1998 is greater than 1997 primarily due to incremental non-deductible charges incurred during the year.

  As a result of the factors described above, the as adjusted net income was $4.8 million in 1998, comparable to net income in 1997.

Years ended December 31, 1996 and 1997

  Substantially all of the Company's revenues in 1997 were generated from the manufacture and sale of products. Revenues of $94.1 million in 1997 increased $4.3 million, or 4.8%, from $89.8 million in 1996. Revenues from core products of $68.1 million, which accounted for 72.4% of revenues in 1997, increased by $19.7 million or 40.6%, while revenues from non-core products (excluding acetaminophen) of $6.0 million, which accounted for 6.4% of revenues in 1997, decreased by $6.3 million or 51.1%. Existing core-product revenues increased by $15.6 million, and seven new products contributed $4.1 million of revenues in 1997. Revenues of $19.2 million attributable to acetaminophen, which accounted for 20.4% of revenues in 1997, declined by $8.7 million or 31.1% compared to 1996 due primarily to the sale of the business in 1997. License fee and royalty income declined $0.4 million due to the decline in demand for the products generating such revenue. Product price changes did not contribute significantly to changes in revenue between the two periods.

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

  Interest expense, net in 1997 of $1.1 million was $0.1 million higher than 1996 because of lower debt borrowings early in the year as proceeds received from the Secondary Offering (see Note 2 to the consolidated financial statements) were used to reduce bank borrowings, which more than offset higher borrowing requirements in the fourth quarter of 1997 following the acquisition of the Annan facility which was financed by bank borrowings.

  Income tax expense was $2.2 million in 1997, an effective tax rate of 31.6%, compared to $2.5 million in 1996, an effective tax rate of 37.7%. The effective tax rate in 1997 is less than 1996 due to the recognition of a $0.4 million deferred tax benefit, resulting from the enactment of a statutory rate reduction in the UK from 33% to 31% in 1997. The Company's effective tax rate generally exceeds the statutory rates primarily due to non-deductible amortization of goodwill.

  As a result of the factors described above, the pro forma as adjusted net income was $4.8 million in 1997 compared to pro forma as adjusted net income of $4.1 million in 1996.

   Liquidity and Capital Resources

  Cash provided from operations was $22.4 million in 1998. The Company generated $24.2 million in cash from operations before $1.8 million of cash restructuring charges incurred in 1998. Operating working capital (working capital excluding cash and current portion of long-term debt) decreased $3.0 million in 1998 primarily due to a decrease in accounts receivable. Cash provided by operations of $4.3 million in 1997 reflects the overall profitability of the business prior to the impact of the sale of the acetaminophen business less the cash costs of restructuring charges incurred in 1997. The Company generated $10.5 million in cash from operating activities before $6.2 million of cash restructuring charges incurred in 1997 related to the disposal of the acetaminophen business. Operating working capital increased $5.3 million in 1997 largely due to an increase in accounts receivable in the fourth quarter.

  Net cash used in investing activities was $41.1 million in 1998, consisting of capital spending for the modification of the Annan facility for multi-product pharmaceutical fine chemical manufacturing, and capacity expansion for new products and maintenance capital expenditures at the Dudley facility.

  Net cash used in investing activities was $77.5 million in 1997, consisting of the acquisition of the Annan facility for $69.5 million and $12.1 million in capacity expansion and maintenance capital expenditures primarily at the Dudley facility. These expenditures were partly offset by $4.1 million in proceeds received from the sale of the acetaminophen business.

  Net cash generated from financing activities in 1998 was $13.4 million primarily from additional borrowings on the Company's credit facility. The Company also received $0.9 million in proceeds from the exercise of stock options in 1998.

  The Company entered into a senior secured term-loan and revolving credit agreement in October 1997, with a group of banks allowing it to borrow up to (Pounds)62.0 million (approximately $103.0 million at December 31, 1998) for a five-year period (the "Facilities Agreement"). The Facilities Agreement consists of a (Pounds)40.0 million (approximately $66.4 million) term loan and a (Pounds)22.0 million (approximately $36.5 million) revolving credit facility.
At December 31, 1998, (Pounds)40.0 million (approximately $66.4 million) was outstanding under the loan and (Pounds)15.0 million (approximately $24.9 million) was outstanding under the revolving credit facility.

  The Company believes that the funds generated from operations and funds available under the Facilities Agreement will be sufficient to expand and grow its business in accordance with its current plans. The Company's ability to make acquisitions and to meet its long-term capital requirements and obligations in 1999 and beyond will depend on many factors, including but not limited to, the rate, if any, at which the Company's cash flow increases, the ability and willingness of the Company to accomplish acquisitions with its capital stock and the availability to the Company of public and private debt and equity financing. No assurance can be given that additional financing, if required, will be available or that if available, it will be available on terms favorable to the Company. The Company anticipates capital expenditures will be approximately $20.0 million during 1999. Of this, approximately $10.0 million will be used for the completion of the Annan facility and approximately $10.0 million will be normal maintenance of the Dudley and Annan sites.

Foreign Currency

  For 1996, 1997 and 1998, net sales of the Company's products outside the United States totaled approximately $73 million on a pro forma basis, $93 million and $119 million, respectively, representing 98% 99% and 99%, respectively, of the Company's net sales for those years. The Company currently expects that sales of its products outside the United States will continue to be a substantial percentage of its net sales. The Company believes it has a natural cash currency hedge because its operating expenses and revenues tend to be denominated in matched currencies. Also, the Company has partly offset foreign currency-denominated assets with foreign currency-denominated liabilities.

  Financial results of the Company could be adversely or beneficially affected by fluctuations in foreign exchange rates. Fluctuations in the value of foreign currencies will affect the US dollar value of the Company's net investment in its foreign subsidiaries, with related effects included in a separate component of stockholders' equity. Operating results of foreign subsidiaries will be translated into US dollars at average monthly exchange rates. In addition, the US dollar value of transactions based in foreign currency also fluctuates with exchange rates. The Company expects that the largest foreign currency exposure will result from activity in Great Britain pounds sterling and Euros.


  Year 2000 Disclosure

  The Company has dedicated internal resources to identify and resolve "Year 2000" compliance issues with respect to computer systems and applications utilized by the Company. The Company has also engaged external resources, including hiring an independent consulting firm, and will purchase necessary computer software upgrades to become year 2000 compliant. The Company will develop comprehensive testing procedures once necessary software and equipment have been installed to validate year 2000 compliance. The Company is implementing a year 2000 compliant management information system at its Annan facility in connection with its business plans for this location. The Company's plan is to implement these systems at the Company's other locations, including the Dudley facility, in 1999. The Company expects to spend approximately $7.1 million on systems and equipment, which are year 2000 compliant and will expense these costs in accordance with current accounting guidance.

  The Company believes that the systems at two of the three production facilities at Annan are year 2000 compliant. At present, the Company is not utilizing the third production facility at Annan. In the event that the Company commences operations at this third facility, it expects to spend approximately $1.0 million upgrading the facility's computer systems and applications and will expense these costs in accordance with current accounting guidance.

  No assurance can be given that the year 2000 compliance issues will be resolved without any future disruption or that the Company will not incur significant additional expense in resolving the issue. In addition, the failure of certain of the Company's significant suppliers and customers to address the year 2000 compliance issues could have a material adverse effect on the Company.

  Contingency plans have been addressed for all major computer systems and applications, and they include manual capability of certain business areas if necessary, and the controlled shutdown and start-up of the manufacturing plant for a minimum period of days during the date change. The approach, methodology, plans and contingencies for internal processes have been reviewed by our independent computer consultant and are subject to further development and testing. With regards to external factors such as supply of raw materials, access to funds and potential utility disruption, the Company's contingency plans are at a preliminary stage and require further development.

  New Accounting Pronouncements

  In June 1998, Statement of Financial Accounting Standards ("SFAS"), No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued.
SFAS No. 133 establishes accounting and reporting standards for derivative instruments and derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variability in cash flows attributable to a particular risk, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security and a forecasted transaction. The Company will be required to implement SFAS No. 133 for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company expects the adoption of this pronouncement will not have a material effect on the Company's financial statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of ChiRex Inc.:

  We have audited the accompanying consolidated balance sheets of ChiRex Inc. (a Delaware corporation) and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChiRex Inc. and its subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 19, 1999

                                  CHIREX INC.
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1998
                (dollars in thousands except per-share amounts)

                                                                                     1997              1998
                                                                               ----------------  ----------------
ASSETS
------
Current assets:
  Cash                                                                                $  5,347          $    128
  Trade and other receivables                                                           18,811            16,285
  Inventories                                                                           23,225            32,295
  Other current assets                                                                   3,774             4,012
                                                                                      --------          --------
          Total current assets                                                          51,157            52,720
Property, plant and equipment, net                                                     120,755           154,070
Intangible asset, net                                                                   27,564            26,398
Other assets                                                                             3,591             5,350
                                                                                      --------          --------

Total Assets                                                                          $203,067          $238,538
                                                                                      ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable                                                                    $  8,763          $ 15,123
  Accrued expenses                                                                      11,587            17,122
  Current portion of long-term debt                                                      7,311            14,756
  Income taxes payable                                                                     348               389
                                                                                      --------          --------
          Total current liabilities                                                     28,009            47,390

Long-term debt                                                                          69,675            76,544
Deferred income taxes                                                                    7,955            10,640
Deferred income                                                                          4,333             6,751
                                                                                      --------          --------
    Total Liabilities                                                                  109,972           141,325
                                                                                      --------          --------

Commitments and Contingencies

Stockholders' Equity:
  Preferred Stock ($0.01 par value, 4,000,000 shares authorized;
     none issued and outstanding in 1997 and 1998)                                           -                 -
  Common stock ($0.01 par value, 30,000,000 shares authorized; 11,792,990
     and 11,881,377 issued and outstanding at December 31, 1997 and 1998)                  118               119
  Additional paid-in capital                                                           100,788           102,354
  Accumulated deficit                                                                  (11,411)           (9,243)
  Cumulative translation adjustment                                                      3,600             3,983
                                                                                      --------          --------
    Total Stockholders' Equity                                                          93,095            97,213
                                                                                      --------          --------

Total Liabilities and Stockholders' Equity                                            $203,067          $238,538
                                                                                      ========          ========

   The accompanying notes are an integral part of the consolidated financial statements

                                  CHIREX INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands except per-share amounts)

                                                                                1996           1997           1998
                                                                            -------------  -------------  -------------
Revenues:
  Product sales                                                                 $ 73,440        $93,362       $119,210
  License fee and royalty income                                                   1,175            738            453
                                                                                --------        -------       --------
          Total revenues                                                          74,615         94,100        119,663
                                                                                --------        -------       --------

Costs and expenses:
  Cost of goods sold                                                              56,508         71,440         87,876
  Research and development                                                         3,517          3,937          4,389
  Selling, general and administrative                                              7,952          9,423         12,622
  Goodwill amortization                                                              924          1,164          1,164
  Restructuring and other expenses, net of proceeds from
     disposition of Acetaminophen business in 1997                                 5,611          8,069          3,242
  Write-off of in-process research and development                                 5,790              -              -
                                                                                --------        -------       --------
 Total operating expenses                                                         80,302         94,033        109,293
                                                                                --------        -------       --------

Operating income (loss)                                                           (5,687)            67         10,370

Interest expense, net                                                                755          1,052          5,829
                                                                                --------        -------       --------

Income (loss) before income taxes                                                 (6,442)          (985)         4,541
(Provision) benefit for income taxes                                              (1,867)           335         (2,373)
                                                                                --------        -------       --------

Net income (loss)                                                               $ (8,309)       $  (650)      $  2,168
                                                                                ========        =======       ========

Net income (loss) per common share:
  Basic                                                                           $(0.88)        $(0.06)         $0.18
                                                                                ========        =======       ========
  Diluted                                                                         $(0.88)        $(0.06)         $0.18
                                                                                ========        =======       ========

Weighted average shares outstanding:
   Basic                                                                           9,485         11,407         11,820
                                                                                ========        =======       ========
   Diluted                                                                         9,485         11,407         12,330
                                                                                ========        =======       ========

              CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

Net income (loss)                                                                $(8,309)        $  (650)      $2,168

Change in cumulative translation adjustment                                        5,241          (1,641)         383
                                                                                 -------         -------       ------

Comprehensive income (loss)                                                      $(3,068)        $(2,291)      $2,551
                                                                                 =======         =======       ======

   The accompanying notes are an integral part of the consolidated financial statements

                                  CHIREX INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                        1996              1997              1998
                                                                   ---------------  ----------------  ----------------
                                                                                     (in thousands)
Cash flows from operating activities:
  Net income (loss)                                                      $ (8,309)         $   (650)         $  2,168
  Adjustments to reconcile net (loss) to cash provided by
    operating activities:
    Depreciation and amortization                                           8,371            10,062            12,509
    Non-cash restructuring and other expenses                               5,611             7,743             1,463
    (Gain) loss on sale of assets                                               -                30               (40)
    Proceeds from sale of acetaminophen                                         -            (7,159)                -
    Benefit (provision) for deferred income taxes                          (1,468)             (495)            2,767
    Provision for doubtful accounts                                           434                 -                 -
    Write-off of in-process research and development                        5,790                 -                 -
    Changes in assets and liabilities:
        Trade and other receivables                                        (1,970)           (6,500)            2,777
        Inventories                                                          (855)            2,749            (9,615)
        Other current assets                                                  973               947               673
        Other assets                                                            -              (500)           (1,885)
        Accounts payable and accrued expenses                               1,101              (562)            9,127
        Income taxes payable                                                1,614            (1,929)               51
        Deferred income                                                       682               517             2,402
        Other assets and liabilities                                            -                 -               (25)
                                                                         --------          --------          --------
           Net cash provided by operations                                 11,974             4,253            22,372
                                                                         --------          --------          --------

Cash flows from investing activities:
  Proceeds on sale of assets                                                    -             4,100                54
  Purchase of assets and transaction costs                                      -           (69,495)                -
  Capital expenditures                                                     (4,290)          (12,067)          (41,183)
                                                                         --------          --------          --------
         Net cash used in investing activities                             (4,290)          (77,462)          (41,129)
                                                                         --------          --------          --------

Cash flows from financing activities:
  Borrowings on term-loan and revolving credit facility, net                    -            77,983            13,396
  Proceeds from the issuance of common stock                               83,149             4,180                34
  Proceeds from exercise of stock options                                     136             1,138               892
  (Payments) borrowings on revolving line of credit, net                    3,588            (3,772)                -
 Deferred financing costs                                                       -            (1,404)             (875)
 Repayment of subordinated note                                           (53,534)                -                 -
 Redemption of common stock                                               (40,472)                -                 -
                                                                         --------          --------          --------
       Net cash provided by (used in) financing activities                 (7,133)           78,125            13,447
                                                                         --------          --------          --------

Effect of exchange rate changes on cash                                      (261)              140                91
                                                                         --------          --------          --------

Net (decrease) increase in cash                                               290             5,056            (5,219)
Cash at beginning of period                                                     1               291             5,347
                                                                         --------          --------          --------
Cash at end of period                                                    $    291          $  5,347          $    128
                                                                         ========          ========          ========

Supplemental Cash Flow Information :
Cash paid for:
  Interest, net of amounts capitalized                                   $    755          $  1,241          $  5,945
  Income taxes paid (refunded), net                                      $  1,081          $  1,647          $   (432)

   The accompanying notes are an integral part of the consolidated financial statements

                                  CHIREX INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)


                                                  Common Stock    Additional                  Cumulative       Total
                                                ----------------    Paid-In    Accumulated   Translation   Stockholders'
                                                Shares   Amount     Capital      Deficit      Adjustment       Equity
                                                -------  -------  -----------  ------------  ------------  --------------
Balance at December 31, 1995                     8,015     $ 80     $  5,064      $ (2,452)      $     -        $  2,692


Net loss                                             -        -            -        (8,309)            -          (8,309)
Issuance of common stock, net                   10,414      104      125,065             -             -         125,169
Effect of stock compensation charge                 25        -        5,611             -             -           5,611
Redemption of common stock                      (3,091)     (31)     (40,441)            -             -         (40,472)
Exchange of ChiRex Inc. shares
    for ChiRex America shares                   (4,519)     (45)          45             -             -               -
Options exercised                                   90        1          135             -             -             136
Translation adjustment                               -        -            -             -         5,241           5,241
                                                ------     ----     --------      --------      --------        --------

Balance at December 31, 1996                    10,934      109       95,479       (10,761)        5,241          90,068
Net loss                                             -        -            -          (650)            -            (650)
Issuance of common stock, net                      524        5        4,175             -             -           4,180
Options exercised                                  335        4        1,134             -             -           1,138
Translation adjustment                               -        -            -             -        (1,641)         (1,641)
                                                ------     ----     --------      --------      --------        --------
Balance at December 31, 1997                    11,793      118      100,788       (11,411)        3,600          93,095

Net income                                           -        -            -         2,168             -           2,168
Issuance of common stock, net                        -        -           34             -             -              34
Options exercised                                   88        1          891             -             -             892
Effect of stock compensation charge                  -        -          641             -             -             641
Translation adjustment                               -        -            -             -           383             383
                                                ------     ----     --------      --------      --------        --------

Balance at December 31, 1998                    11,881     $119     $102,354      $ (9,243)      $ 3,983        $ 97,213
                                                ======     ====     ========      ========      ========        ========

   The accompanying notes are an integral part of the consolidated financial statements

                                  CHIREX INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

  ChiRex Inc. (the "Company") was incorporated in December 1995 and, effective March 11, 1996, merged with SepraChem Inc. ("SepraChem"), a chiral chemistry business owned by the same stockholders as the Company (the Merger), and acquired the business of Crossco (157) Limited ("Crossco"), including its wholly-owned subsidiary Sterling Organics Limited, a pharmaceutical fine chemical manufacturer located in Dudley, England. Simultaneously, Crossco, Sterling Organics Limited and SepraChem changed their names to ChiRex (Holdings) Limited ("Holdings"), ChiRex Limited ("Limited"), and ChiRex America, Inc. ("ChiRex America"), respectively. Limited is a wholly-owned subsidiary of Holdings, and Holdings and ChiRex America are wholly-owned subsidiaries of the Company. During 1997, Limited changed its name to ChiRex (Dudley) Limited ("Dudley") and a new wholly-owned subsidiary of Holdings, ChiRex (Annan) Limited ("Annan"), was formed. In 1998, the Company formed ChiRex Technology Center ("CTC") a full-service chemical process development organization. CTC is a wholly-owned subsidiary of ChiRex Inc.

SepraChem was established in November 1994 as a wholly-owned subsidiary of Sepracor Inc. (the "Former Affiliate"). SepraChem manufactured and sold fine chemical intermediaries and bulk active pharmaceuticals to pharmaceutical companies worldwide. SepraChem also leased pharmaceutical separation modules to a company in Japan.

Principles of Consolidation and Basis of Presentation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

  The consolidated financial statements of the Company combine the historical results of ChiRex America for the three years ended December 31, 1998 with the results of ChiRex Inc. and CTC from the date of incorporation. The results of Holdings and Dudley are included from the date of their acquisition on March 11, 1996 and the results of Annan from the date of its incorporation.

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

Stock Based Compensation Plans

  With respect to stock options granted to employees, Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation" permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25, ("APB 25"), "Accounting for Stock Issued to Employees," to measure compensation or to adopt the fair value based method prescribed by SFAS 123. If a company continues to apply APB 25 for accounting purposes, pro forma footnote disclosures are required to present net income as if SFAS No. 123 accounting provisions were applied for accounting purposes. Management has not adopted the SFAS No. 123's accounting recognition provisions and has included the required pro forma disclosures.

Income Taxes

  The Company accounts for income taxes in accordance with the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes". The Company recognizes deferred income taxes based on future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

Net Income (Loss) per Common Share

  The Company determines net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share". This statement establishes the standards for computing and presenting earnings per share.

  Basic income (loss) per common share was computed by dividing the net income
(loss) by the weighted average number of shares of common stock outstanding during the year. Since the effect of the assumed exercise of stock options of 420,000 shares and 581,000 shares in 1996 and 1997 respectively, are anti-dilutive, basic and diluted loss per share as presented on the consolidated statement of operations are the same. In 1998, 510,000 diluted shares related to stock options are included in diluted shares outstanding.

Postretirement Benefits

   In 1998, the Company adopted SFAS No. 132, "Employers' Disclosure About
Pensions and Other Postretirement Benefits."   This statement changes current
financial statement disclosure requirements from those required under previous accounting pronouncements. The statement does not change the existing measurement or recognition provisions. The Company has included the required disclosure requirements under this standard.

Inventories

  Inventories are stated at the lower of cost or market value and include materials, labor and manufacturing overhead. The components of inventories are as follows:

                                                       1997                        1998
                                                    ----------                  ----------
                                                               (in thousands)
Raw materials                                         $ 8,688                     $ 8,922
Work in progress                                        6,608                      11,024
Finished goods                                          7,929                      12,349
                                                      -------                     -------
          Total                                       $23,225                     $32,295
                                                      =======                     =======

Property, Plant and Equipment

  The costs of capital additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. The Company provides for depreciation using the straight-line method over the estimated useful lives of the property as follows: buildings 40 years; machinery and equipment 3 to 13 years.

Property, plant and equipment consists of the following:

                                                      1997                        1998
                                                   ----------                  ----------
                                                               (in thousands)
Land                                                $  6,037                     $  6,092
Buildings                                             27,347                       29,088
Machinery and equipment                              104,510                      147,082
                                                    --------                     --------
                                                     137,894                      182,262
Less accumulated depreciation                        (17,139)                     (28,192)
                                                    --------                     --------
                                                    $120,755                     $154,070
                                                    ========                     ========

  Depreciation expense was $7,447,000, $8,898,000 and $11,345,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Other Current Assets

  At December 31, 1997 and 1998, other current assets consist primarily of prepaid expenses and other miscellaneous non-trade receivables.

Intangible Assets

  Intangible assets primarily relate to the excess cost over the fair value of net assets of Holdings and Dudley acquired on March 11, 1996. This intangible asset is being amortized using the straight-line method over 25 years. Accumulated amortization at December 31, 1997 and 1998 was $2,088,000 and $3,252,000, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers combined undiscounted cash flows of Holdings and Dudley in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value would be recorded as an impairment charge.

Foreign Currency

  The accounts of the Company's UK subsidiaries are recorded in their functional currency, Great Britain pounds sterling, and are translated into US dollars using year-end exchange rates for assets and liabilities and average exchange rates during the year for revenues and expenses. Resulting translation adjustments are reflected as a separate component of stockholders' equity titled cumulative translation adjustment. Foreign currency transaction gains and losses are included in the accompanying consolidated statements of operations and are not material for the three years presented.

Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable and a balance due under a term loan and revolving line of credit. Their respective carrying amounts in the accompanying consolidated balance sheets approximate fair value due either to the short-term nature of the balances, or in the case of the term loan and revolving line of credit, because the interest rate is variable.

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

Accounting for Long Lived Assets

  The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " in 1996. SFAS 121 requires that long-lived assets be reviewed for impairment by comparing the fair value of the assets with their carrying amount. Any write-downs are to be treated as permanent reductions in the carrying amount of the assets.

Environmental Costs

  Liabilities for costs relating to environmental and remedial work which must be performed to comply with Her Majesty's Inspector of Pollution and other environmental guidelines are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Comprehensive Income

  In 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components. Components of comprehensive income are net income and all other non-owner changes in equity such as the change in the cumulative translation adjustment. This statement requires that an enterprise: (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a balance sheet.

Segment Information

   In 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". This statement establishes the standards for reporting information about segments in annual and interim financial statements. The statement introduces a new model for segment reporting, the "management approach". The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure
- any manner in which management desegregates a company. The Company has included the required disclosure requirements under this standard. The Company has one reportable segment: the development and manufacture of pharmaceutical fine chemicals. (See note 11).

Recently Issued Accounting Standards

  In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variability in cash flows attributable to a particular risk, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security and a forecasted transaction. The Company will be required to implement SFAS No. 133 for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company expects the adoption of this pronouncement will not have a material effect on the Company's financial statements.

2.  Significant Transactions

Shelf Registration

  On December 14, 1998, the Company filed with the Securities and Exchange Commission to register for the sale an indeterminate principal amount of debt securities, Preferred Stock, Common Stock and Warrants, (representing rights to purchase Debt Securities, Preferred Stock, or Common Stock) with initial offering price not to exceed $100,000,000. Costs associated with this filing have been deferred and included in other assets.

Restructuring and Other Expenses

  The Company announced in July 1998 a restructuring including management changes and the transition to a product management structure. The Company recorded restructuring and other expenses of $3.2 million in 1998. The 1998 restructuring and other expenses consists of $2.9 million of severance costs related to management changes to implement the product management structure and $0.3 million of other costs.

Purchase of Annan, Scotland Manufacturing Site

  On October 31, 1997, the Company through its Annan subsidiary completed the purchase of Glaxo Wellcome's FDA cGMP pharmaceutical production facility located in Annan, Scotland. The Company paid approximately $66.8 million ((Pounds)
40.0 million) for the facility plus an additional payment for certain working capital of approximately $1.7 million ((Pounds) 1.0 million).

  As part of the transaction, Glaxo Wellcome awarded the Company a five-year contract to supply certain pharmaceutical intermediates and active ingredients with an aggregate estimated intended sales value of approximately $450 million.

  Under the Asset Purchase Agreement, ChiRex purchased all of the buildings, land and equipment at the 154-acre Annan, Scotland property, encompassing three main production facilities plus certain working capital. Under the Supply Agreement, ChiRex will continue to manufacture most of the products currently made at Annan. The Company has invested approximately $24.0 million in 1998 and plans to invest an additional $10.0 million in the year 1999 to accommodate newly contracted products and to complete the modification of the facility for multi-product pharmaceutical fine chemical manufacturing. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the Annan facility have been included in the Company's consolidated financial statements from the date of acquisition. The total purchase price including expenses of the transaction was allocated to the assets purchased.

  To finance the acquisition and provide for the general cash requirements of the business, Holdings entered into a senior secured term-loan and revolving credit agreement (see Note 7).

  The following table presents pro forma revenues, net loss and basic and diluted loss per common share for the Company assuming the acquisition of the Annan facility had occurred on January 1, 1996 as follows:

                                                           1996                  1997
                                                      ---------------       ---------------
      Revenues                                              $103,652              $113,411
      Net loss                                               (10,338)               (1,163)
      Net loss per common share:
      Basic and diluted net loss per common  share             (1.09)                (0.10)

  The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of the Annan facility been made at the beginning of 1996.

Sale of Acetaminophen Business and Restructuring Charge

  In April 1997, the Company sold its acetaminophen business and related intellectual property to Rhone-Poulenc Chimie S. A., a French pharmaceutical company, for net proceeds of approximately $7.1 million ((Pounds)4.3 million), of which $4.1 million ((Pounds)2.5 million) was received during 1997 with the balance due over three years. Amounts due from Rhone-Poulenc Chimie of $2.5 million ((Pounds)1.5 million) at December 31, 1998, are reflected in other current assets and other assets on the consolidated balance sheets and have been discounted at a market interest rate. Under terms of the agreement, ChiRex continued to manufacture acetaminophen for the purchaser pursuant to a Supply Agreement for a period after the sale to effect a seamless transfer of customers. The Company ceased manufacture of acetaminophen in September 1997.

  In connection with the disposal of the acetaminophen business, the Company recorded an asset impairment and restructuring charge totaling $7.7 million to write down the equipment associated with the acetaminophen business to their net realizable value and to provide for severance and other costs of $7.5 million due to the elimination of employees involved with the manufacture and support of the acetaminophen business. As of December 31, 1998, approximately $1.1 million of the restructuring charge remains in accrued expenses on the balance sheet for future obligations associated with the divestiture of the Acetaminophen business.

Secondary Public Offering of The Company's Common Stock

  On February 26, 1997, the Company filed with the Securities and Exchange Commission to register the sale by the Former Affiliate of its 3,489,301 shares of the Company's common stock at $9.50 per common share (the "Secondary Offering"). In connection with the Secondary Offering, the Company granted the underwriters a 30-day option to purchase up to 523,395 additional shares of the Company's common stock on the same terms as set forth in the Secondary Offering to cover over allotments. In April 1997, the underwriters exercised their option and the Company issued 523,395 shares of its common stock and received proceeds of $4,180,000 net of associated expenses.

Initial Public Offering, Acquisition and Merger

  On March 11, 1996 the Company completed the sale of 6,675,000 shares of its common stock, pursuant to an underwritten initial public offering (the Initial Public Offering). Concurrent with the Initial Public Offering, ChiRex America was contributed to the Company in exchange for the issuance of 3,520,889 shares of common stock of the Company through a merger with and into a newly formed and wholly-owned subsidiary of the Company. In conjunction with the merger certain executives and directors of ChiRex America received stock and or stock options of the Company with an intrinsic value totaling $5,611,000. Such amount has been recorded as a compensation charge and an increase to additional paid in capital in the accompanying financial statements.

  Concurrent with the Initial Public Offering, the Company acquired Holdings and Dudley in exchange for 3,739,206 shares of Company stock and promissory notes, which were subsequently repaid with proceeds from the Initial Public Offering. This acquisition was accounted for using the purchase method of accounting and their results of operations are included in the accompanying consolidated financial statements from the date of acquisition. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $29,528,000, which is being amortized over 25 years. Allocation of the purchase price for this acquisition was based on estimates of fair value of net assets, including purchased in-process research and development costs which was written off immediately following the acquisition of $5,790,000.

3.  Employee Benefit Plans

Stock-Based Compensation Plans

ChiRex Inc. Stock Option Plans

  In December 1995, the Company adopted an incentive stock-based compensation plan which permits the grant of up to 1,500,000 shares of the Company's common stock (the "1995 Plan") and in February 1997 the Company adopted an incentive stock-based compensation plan which permits the grant of up to 2,000,000 shares of the Company's common stock (the "1997 Plan"). The 1995 Plan and 1997 Plan allow for the grant of a variety of stock and stock-based awards to be granted to employees or consultants as determined by the compensation committee of the Company's Board of Directors (the Compensation Committee), including stock, restricted stock, stock options, stock appreciation rights or performance based shares. The option recipients and the terms of options granted under the 1995 Plan and 1997 Plan are determined by the Compensation Committee. Options granted generally vest ratably over a five-year period from the date of grant and expire after seven to ten years from the date of grant. In some instances, vesting for certain stock options may be accelerated due to achievement of specific events determined by the Compensation Committee at the date of the grant. Typically, options are immediately exercisable upon vesting. Non-qualified stock options may be granted at any price determined by the Compensation Committee, although incentive stock options must be granted at an exercise price not less than the fair market value of the Company's common stock on the date of the grant.

  The Company also has a directors' stock option plan, adopted in December 1995 and amended in February 1997, which permits the grant of up to 100,000 options to purchase shares of the Company's common stock to outside directors. Options granted under this plan generally vest ratably over a five-year period from the date of grant and expire after seven to ten years from the date of grant.

  To date, all options from the Company's stock option plans and directors stock option plan have been granted at fair market value, except for stock options granted in conjunction with the Merger, which are discussed below. Certain of these options have been granted to Scientific Advisory Board members and consultants. Under SFAS 123, these options are required to be measured at their fair market value and charged to earnings over the period of service. In one instance relating to stock options for 100,000 shares, the fair market value is not fixed and determinable until vesting occurs.

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

   In connection with management changes in 1998, the Company amended certain stock option grants to extend their term, accelerate vesting or both. These amendments constituted a remeasurement of the stock option grants and resulted in compensation expense included in restructuring and other expenses totaling $641,000.

  A summary of stock option activity under the ChiRex Inc. plans in 1996, 1997 and 1998 is summarized as follows:

                                                                            Weighted               Average
                                                                         Number of Shares        Exercise Price
                                                                     ------------------------  ------------------
1996
----
Options outstanding beginning of period                                               -               $    -
Granted                                                                         941,822                 6.38
Exercised                                                                       (90,331)                1.51
Lapsed/Canceled                                                                    (750)               11.00
                                                                                -------
Options outstanding end of period                                               850,741               $ 6.89
                                                                                =======
Options exercisable                                                             554,490               $ 4.66
                                                                                =======
Options available for grant                                                     658,178
                                                                                =======
Weighted average fair value of options granted
     during period                                                                                    $ 7.35


1997
---
Options outstanding beginning of period                                         850,741               $ 6.89
Granted                                                                         902,350                11.23
Exercised                                                                      (334,566)                3.23
Lapsed/Canceled                                                                 (43,730)               13.30
                                                                              ---------
Options outstanding end of period                                             1,374,795               $10.43
                                                                              =========
Options exercisable                                                             342,067               $ 8.33
                                                                              =========
Options available for grant                                                   1,800,308
                                                                              =========
Weighted average fair value of options granted
     during period                                                                                    $ 3.62

1998
----
Options outstanding beginning of period                                       1,374,795               $10.43
Granted                                                                         854,000                13.81
Exercised                                                                       (81,177)               10.59
Lapsed/Canceled                                                                (275,575)               10.34
                                                                              ---------
Options outstanding end of period                                             1,872,043                11.98
                                                                              =========
Options exercisable                                                             536,383                 9.69
                                                                              =========
Options available for grant                                                   1,221,883
                                                                              =========
Weighted average fair value of options granted
     during period                                                                                    $ 3.44

A summary of the status of the Company's stock options at December 31, 1998 is as follows:

                                                    Weighted Average
      Range of Exercise             Number             Remaining          Weighted Average       Options     Weighted Average
            Prices                of Options        Contractual Life       Exercise Price      Exercisable    Exercise Price
            ------                ----------        ----------------       --------------      -----------    --------------
$  1.48 -               $ 1.48           95,760         5.85  years           $ 1.48              95,760             $ 1.48
   9.75 -                15.00        1,486,783         6.32  years            11.53             430,023              11.27
  16.00 -                21.75          289,500         6.48  years            17.78              10,600              20.66
                                      ---------                                                  -------
$  1.48 -               $21.75        1,872,043         6.32  years           $11.98             536,383             $ 9.71
                                      =========                                                  =======

1995 Employee Stock Purchase Plan

  The Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors of the Company on December 20, 1995 and became effective on March 11, 1996. The Purchase Plan authorizes the issuance of up to a total of 480,000 shares of common stock to participating employees. All US employees and certain UK employees are eligible to participate in the Purchase Plan, subject to certain limitations.

  The Purchase Plan is effective for a three year term, and includes six plan periods ("Plan Period"), which are each six month increments. Eligible employees may authorize payroll deductions between 1% and 10% of gross wages, limited to a pre-determined percentage of an employee's annual gross wages. At the end of each Plan Period the amounts accumulated under the Purchase Plan by employees will be used to purchase shares of common stock of the Company at 85% of the fair value of common stock at either the first day or the last day of the Plan Period, whichever is lower. The Purchase Plan provides for six Plan Periods of 80,000 shares each. Shares not purchased during a Plan Period will be eligible for purchase in subsequent Plan Periods. Currently no eligible employees participate in this plan.

UK Employee Stock Purchase Plan

  Substantially all of the Company's full-time UK employees at its Dudley facility are eligible to participate in a employee stock purchase plan approved by Inland Revenue. Under this plan, employees obtain the right to purchase a pre-determined number of shares at 85% of the fair market value at the beginning of the plan period. Shares are purchased through pre-determined payroll deductions which may not exceed a pre-determined maximum dollar amount. These funds accumulate in a savings account in the name of the employee over a three year period, at the end of which such savings may be used to purchase the allocated shares. At December 31, 1998, approximately 470 eligible employees participate in the plan.

Pro Forma Stock-Based Compensation Plan Expense

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB 25 in accounting for its stock-based compensation granted to employees. Had compensation cost for awards in 1996, 1997 and 1998 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income
(loss) and net income (loss) per common share would have been as follows:

                                                               1996                1997                  1998
                                                               ----                ----                  ----
                                                            (in thousands, except per-share amounts)
Net income (loss):
  As reported                                                $(8,309)             $  (650)                $2,168
  Pro forma                                                   (9,001)              (1,442)                 1,364
Basic and diluted net income (loss)
 per common share:
  As reported:
     Basic                                                   $ (0.88)             $(0.06)                  $0.18
     Diluted                                                   (0.88)             (0.06)                    0.18
  Pro forma:
     Basic                                                   $ (0.95)             $ (0.13)                $ 0.12
     Diluted                                                   (0.95)               (0.13)                  0.11

  The resulting pro forma compensation expense may not be representative of the amount to be expected in future years as pro forma compensation expense may vary based upon the number of options granted.

  The pro forma net income (loss) and pro forma net income (loss) per common share presented above have been computed assuming no tax benefit. The effect of a tax benefit has not been considered since a substantial portion of the stock options granted are incentive stock options and the Company does not anticipate a future deduction associated with the exercise of these stock options. In addition, any benefit from deductibility of non-qualifying stock options is subject to the Company's realization of net operating loss carryforwards.


  The fair value of each option grant is estimated on the grant date using the Black-Scholes options-pricing model with the following weighted-average assumptions:

                                                                1996                1997                1998
                                                                ----                ----                ----
         Volatility                                             30.0%               30.0%               30.0%
         Risk-free interest rate                                 6.2%                6.0%               5.25%
         Expected dividend payout                                  -                   -                   -
         Expected life of options                            10 years             7 years             5 years

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

  At December 31, 1996, 1997 and 1998, the Company had reserved 658,178, 1,800,308 and 1,221,883, respectively, of unissued shares of its common stock for possible issuance under the stock-based compensation plans.

Defined Benefit Pension Plan

  The Company's UK subsidiaries have a defined benefit pension plan covering substantially all of their full-time employees. Benefits are based on a percentage of eligible earnings for each year of service from the date of employment. The Company's funding policy is to make contributions within a range required by applicable regulations. Eligible employees are required to contribute 3% of their current earnings under the plan. The participants also have the ability to voluntarily contribute up to an additional 12% of their current earnings.


Change in benefit obligation:                                                      1997             1998
----------------------------                                                    -------          -------

Benefit obligation at beginning of year                                         $46,370          $53,181
  Service cost                                                                    2,298            3,043
  Interest cost                                                                   3,826            3,795
  Employee contributions                                                            545              923
  Curtailments / settlements                                                          -            3,665
  Actuarial loss                                                                  5,661            1,255
  Exchange adjustment                                                            (1,783)             485
  Actual benefit payments                                                        (3,838)          (2,611)
                                                                                -------          -------
Benefit obligation at end of year                                               $53,181          $63,736
                                                                                =======          =======

Change in Plan Assets:
---------------------

Plan assets at beginning of year                                                $54,817          $58,662
  Curtailments / settlements                                                          -                -
  Actual return                                                                   7,470            9,307
  Actual employer contribution                                                    1,663            1,967
  Actual employee contribution                                                      545              923
  Actual distributions                                                           (3,731)          (2,611)
  Exchange adjustment                                                            (2,102)             536
                                                                                -------          -------
  Plan assets at end of year                                                    $58,662          $68,784
                                                                                =======          =======

Net amount recognized:
---------------------

  Funded status                                                                $ 5,481          $ 5,048
  Unrecognized transition (asset) / obligation                                  (4,892)          (1,180)
  Unrecognized loss / (gain)                                                       594           (2,055)
  Unrecognized prior service cost                                                    -                -
                                                                               -------         --------
  Prepaid expense                                                              $ 1,183          $ 1,813
                                                                               =======          =======



Components of Net Periodic Pension Cost:                            1996           1997             1998
---------------------------------------                            ------       -------          -------
  Service cost                                                     $ 2,008      $ 2,298          $ 3,043
  Interest cost                                                      3,217        3,826            3,795
  Expected return                                                   (3,878)      (4,859)          (5,398)
  Amortization of:                                                    (332)        (351)             (92)
      Transition asset                                              -------     -------          -------
  Total pension expense                                            $ 1,015      $   914          $ 1,348
                                                                    =======     =======          =======


Assumptions as of December 31,                                         1996        1997             1998
                                                                     -------      -------         -------
  Discount rate                                                        8.5%         8.0%             6.5%
  Expected return                                                      9.0%         9.0%             9.0%
  Compensation increase                                                6.0%         6.0%             3.5%


4.  Income Taxes

  The components of income (loss) before (provision) benefit for income taxes for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                            1996                  1997               1998
                                                          -------               -------             -------
                                                                      (in thousands)
Domestic                                                  $(5,832)              $   724             $(2,254)
Foreign                                                      (610)               (1,709)              6,795
                                                          -------               -------             -------
Total                                                     $(6,442)              $  (985)            $ 4,541
                                                          =======               =======             =======

  The components of the (provision) benefit for income taxes for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                                   1996            1997          1998
                                                                 -------           -----       --------
                                                                           (in thousands)
Current (provision) benefit for income taxes:
Federal                                                          $     -           $   -        $      -
  State                                                                -            (205)           (150)
  Foreign                                                         (2,530)             45             544
                                                                 -------           -----         -------
                                                                  (2,530)           (160)            394
                                                                 -------           -----         -------
Deferred benefit (provision) for income taxes:
  Federal                                                              -              10               -
  State                                                                -               -               -
  Foreign                                                            663             485          (2,767)
                                                                 -------           -----         -------
                                                                     663             495          (2,767)
                                                                 -------           -----         -------
Total (provision) benefit for income taxes                       $(1,867)          $ 335         $(2,373)
                                                                 =======           =====         =======

  The (provision) benefit for income taxes in the accompanying consolidated statements of operations for the periods ended December 31, 1996, 1997 and 1998 is different from the benefit calculated by applying the statutory federal income tax rate of 34% to the loss before income taxes due to the following:

                                                                    1996           1997            1998
                                                                  -------         ------         -------
                                                                           (in thousands)
(Provision) benefit for income taxes at statutory rate            $ 2,190          $ 335         $(1,544)
Effect of change in statutory tax rate                                  -            410             300
US net operating loss carryforwards                                     -            202               -
Foreign tax rate differential                                          61            (43)            204
State income taxes, net of federal tax benefit                          -           (135)            (99)
Non-deductible amortization of goodwill                              (314)          (396)           (396)
Valuation allowance on US tax net operating loss
    carryforwards and stock compensation                           (1,953)             -            (813)
Non-deductible research and development expenses                   (1,811)             -               -
Other, net                                                            (40)           (38)            (25)
                                                                  -------          -----         -------
(Provision) benefit for income taxes                              $(1,867)         $ 335         $(2,373)
                                                                  =======          =====         =======


  Deferred income tax assets and liabilities reflected in the accompanying consolidated balance sheet consist of the following as of December 31, 1997 and 1998:

                                                                     1997                1998
                                                                     ----                ----
                                                                          (in thousands)
          Deferred income tax assets:
            Net operating loss carryforwards and stock
               compensation                                         $ 2,023            $  6,313
             Reserves and other accruals                              2,025               2,025
             Accrued pensions                                         1,057                 892
             Other, net                                                 112                 808
             Valuation allowance                                     (2,186)             (3,789)
                                                                    -------            --------
                  Total deferred tax assets, net                      3,031               6,249
                                                                    -------            --------

          Deferred income tax liabilities:
             Depreciation and basis differences                      (9,300)            (15,253)
                                                                    -------            --------
                 Total deferred tax liabilities                      (9,300)            (15,253)
                                                                    -------            --------

           Net deferred tax liabilities                             $(6,269)           $ (9,004)
                                                                    =======            ========

  At December 31, 1997 and 1998, the Company had US federal and state tax net operating loss carryforwards of approximately $6.0 million and $10.5 million, respectively. In addition, at December 31, 1998, the Company had net operating loss carryforwards in the U.K. of $9.2 million. Of the total tax net operating loss carryforwards, $3.4 million in 1997 and 1998, represent the tax benefit of disqualifying dispositions and the exercise of non-qualified stock options. The tax benefit related to disqualifying dispositions and exercise of non-qualified stock options has been fully reserved for through a valuation allowance due to the uncertainty of realization. If this tax benefit is realized or if the valuation allowance is reduced in future periods, the tax benefit will be recorded in additional paid-in capital. The remaining tax net operating loss carryforwards of $2.6 million and $7.1 million in 1997 and 1998, respectively, have been fully reserved for through a valuation allowance since the Company is uncertain if it will generate future taxable income in the U.S. sufficient to realize the deferred tax benefit.

  A provision has not been made for US taxes on undistributed earnings of the Company's UK subsidiary that could be subject to taxation if remitted to the US because the Company currently plans to keep these amounts permanently reinvested.

5.  Commitments

  The Company leases equipment and executive office and warehouse space under various operating arrangements. The accompanying consolidated statements of operations includes expenses from operating leases of $148,000 in 1996, $748,000 in 1997, and $687,000 in 1998. Future minimum lease payments due under non-cancelable operating leases net of non-cancelable sub-lease rental income at December 31, 1998 are $1,868,000 in 1999; $2,367,000 in 2000; $2,313,000 in
2001; $2,083,000 in 2002; $1,119,000 in 2003; and $105,000 thereafter. Total future minimum net lease payments are $9,855,000.

6.  Contingencies

  The Company is involved in various legal proceedings incidental to the conduct of its business. While it is not possible to determine the ultimate disposition of these proceedings, the Company believes that the outcome of such proceedings will not have a material adverse effect on the financial position or results of operations of the Company.

7.  Long-Term Debt and Revolving Credit Facility

  To finance the acquisition of the Annan facility, repay existing indebtedness and provide for the general cash requirements of the business, Holdings entered into a senior secured term-loan and revolving credit agreement on October 29, 1997, with a group of banks (the "Facilities Agreement"). The agreement allows the Company to borrow up to (Pounds)62.0 million (approximately $103 million) for a five-year period. The Facilities Agreement is comprised of a (Pounds)40.0 million (approximately $66 million) term loan and a (Pounds)22.0 million (approximately $37 million) revolving credit facility each bearing interest at LIBOR plus 1% (8.4% at December 31, 1997). The requirements of the Facilities Agreement called for repayment of the term loan in nine equal semi-annual installments, beginning on December 31, 1998 and annual mandatory prepayments from excess cash flow, as defined under the credit facility. The maximum borrowings under the revolving credit facility step down by (Pounds)3.0 million (approximately $5 million) at both December 31, 2000 and 2001 and terminate on December 31, 2002. Borrowings under the Facilities Agreement are secured by the real and personal property of and guaranteed by the Company and its subsidiaries. The Facilities Agreement contains certain financial covenants and limitations on indebtedness, dividends, capital expenditures, repurchase of common stock and certain other transactions.

  At certain points during 1998, the Company was not in compliance with certain financial covenants under the Facilities Agreement, which the lenders have permanently waived. In conjunction with these permanent waivers, the Company agreed to certain modifications to the terms of the Facilities Agreement, including a change in certain financial covenants, a modification in the interest rate and deferral of the initial principal installment payment due December 31, 1998 until May 2000. The first principal repayment is now scheduled for June 30, 1999. The interest rate was modified to LIBOR plus a margin of 0.75% to 2.00% depending on certain financial ratios, as specified in the Facilities Agreement. This rate was LIBOR plus 2.00% (8.25%) at December 31, 1998. In connection with these modifications, the Company agreed to pay the lenders fees and reimbursed the lenders for costs incurred, which totaled (Pounds)1.8 million ($3.0 million). The effective interest rate under the Facilities Agreement considering the additional costs and fees incurred is 10.1% in 1998. In addition, the Company agreed to use reasonable endeavors to either restructure or refinance this debt. In the event the debt is not restructured or refinanced by certain dates in 1999, beginning with March 31, 1999, the Company is required to pay additional fees to the lenders. Maximum fees due under this provision of the Facilities Agreement are (Pounds)0.6 million ($1.0 million). Management believes that with these waivers and modifications to the Facilities Agreement, the Company is in compliance at December 31, 1998 with all terms of the Facilities Agreement and expects to be in compliance with the current terms for the foreseeable future.

  Long-term debt is comprised of the following as of December 31, 1997 and 1998:

                                                                       1997               1998
                                                                       ----               ----
                                                                          (in thousands)
Revolving credit facility                                            $11,186            $24,900
Term loan                                                             65,800             66,400
                                                                     -------            -------
Total debt                                                            76,986             91,300
Less current portion of long-term debt                                 7,311             14,756
                                                                     -------            -------
Long-term debt                                                       $69,675            $76,544
                                                                     =======            =======

  The Company has classified all of the outstanding borrowings under the revolving-credit facility as long-term at December 31, 1997 and 1998 because borrowings are not re-payable within one year as of the balance sheet date.

  Long-term debt maturities during the next four years as of December 31, 1998 is as follows (in thousands):

                    1999                  $14,756
                    2000                   22,132
                    2001                   14,756
                    2002                   39,656
                                          -------
                    Total                 $91,300
                                          =======

  Interest costs incurred during 1996, 1997 and 1998 were $755,000, $1,397,000 and $7,739,000 respectively. Interest costs totaling $150,000 and $1,765,000 were capitalized in 1997 and 1998, respectively.

8.  Non-cash Investing and Financing Activities

  As discussed in Note 2, ChiRex America was contributed to the Company in exchange for the issuance of 3,520,889 shares of common stock through a merger with and into a newly formed wholly-owned subsidiary of the Company on March 11, 1996. The net assets contributed by ChiRex America were recorded at historical cost basis of $3,123,000.

  In addition, as discussed in Note 2, the shareholders of Holdings contributed to the Company all outstanding equity capital of Holdings for 3,739,206 shares of common stock and promissory notes of the Company. Certain of the shares were repurchased and all of the promissory notes were repaid with the proceeds from the Initial Public Offering. The net assets of Holdings were initially recorded at its purchase price for $48,610,000.

  Included in accrued expenses at December 31, 1998 are $2,344,000 related to capital expenditures and $2,158,000 related to deferred financing costs.

9.  Agreements with Former Affiliate

  ChiRex America and the Former Affiliate entered into a Technology Transfer Agreement as of January 1, 1995 (the "Technology Agreement"). Under the Technology Agreement, the Former Affiliate granted to ChiRex America an exclusive, royalty-free right and license to use and practice the ChiRex Technologies licensed and sublicensed thereunder (the"Licensed Technologies") on a worldwide basis in a field defined as the development, manufacture, use and sale of pharmaceutical intermediaries, acive ingredients, agrichemicals, flavors, fragrances and other chemicals and compounds (the"Company Field"). Pursuant to an amendment to the Technology Agreement dated May 19, 1998, the Former Affiliate assigned three third party license agreements (formerly included in the Licensed Technologies) directly to ChiRex America with a sublicense back to the Former Affiliate for a defined field. The Technology Agreement expired on December 31, 1998 but the license granted therein is perpetual to ChiRex America and survives expiration of such agreement. The three third party license agreements assigned to ChiRex America in the May 19, 1998 amendment continue in effect for the respective life of each agreement in accordance with the specific terms and conditions set forth in each agreement.

  In 1996, 1997 and 1998 the Company incurred $158,000, $346,000 and $313,000 respectively, to the Former Affiliate under the Technology Transfer and License Agreement for legal expenses and has received $609,000, $460,000 and $453,000, respectively, in license royalty income.

  ChiRex America sold certain pharmaceutical compounds to the Former Affiliate in 1996. Total revenue from these transactions amounted to $38,600 in 1996.

10.  Significant Customers

  In 1998, the Company's three largest customers accounted for approximately 85% of total revenues. Glaxo Wellcome plc, Sanofi S.A. ("Sanofi"), Rohm and Haas Company ("Rohm and Haas") and accounted for approximately 57%, 16%, and 12%,
respectively, of the Company's 1998 revenues.   In 1997, the Company's four
largest customers accounted for approximately 76% of total revenues. Sanofi, Glaxo Wellcome plc, Rohm and Haas and Smithkline Beecham plc ("Smithkline") accounted for approximately 36%, 17%, 13% and 10%, respectively, of the Company's 1997 revenues. In 1996, the Company's three largest customers accounted for approximately 66% of total revenues. Sanofi, SmithKline and Rohm and Haas accounted for approximately 36%, 19% and 11%, respectively, of the Company's 1996 revenues.

11.  Segment Information

  The following table shows data for the Company by geographical area.

                                                                      1996           1997           1998
                                                                --------------  ------------  --------------
Revenues :                                                                      (in thousands)
  United States                                                       $ 1,175       $    758        $    453
  United Kingdom                                                       73,440         93,342         119,210
                                                                      -------       --------        --------
                                                                      $74,615       $ 94,100        $119,663
                                                                      =======       ========        ========
Long-lived assets :
  United States                                                       $   309       $    569        $    526
  United Kingdom                                                       89,644        147,750         179,942
                                                                      -------       --------        --------
                                                                      $89,953       $148,319        $180,468
                                                                      =======       ========        ========

  Revenues are allocated to geographic area based on the country of origination.

12. Price Range of Common Stock and Dividend Policy (Unaudited)

  The common stock was initially offered to the public on March 5, 1996 at a price of $13.00 per share. The common stock is listed and traded on The Nasdaq Stock Market's National Market ("Nasdaq") under the symbol "CHRX." The following table sets forth for the periods indicated the high and low sales prices of the common stock as reported by Nasdaq.

                                                                    High             Low
                                                                  --------          -------
1997:
  First Quarter                                                     $13.25           $ 9.50
  Second Quarter                                                     12.75             9.88
  Third Quarter                                                      25.50            11.63
  Fourth Quarter                                                     26.25            16.63

1998:
  First Quarter                                                     $19.31           $11.63
  Second Quarter                                                     23.25            14.19
  Third Quarter                                                      19.00             9.75
  Fourth Quarter                                                     21.38            10.50

  The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain any future earnings for use in the Company's business and, therefore, does not anticipate paying cash dividends in the foreseeable future.

13. Quarterly Information (Unaudited)
(in thousands except per-share amounts)

                                                                          Quarter Ended
                                                March 31          June 30         September 30        December 31
                                            ----------------  ----------------  ----------------  -------------------
1997
----
Revenues                                            $26,506           $20,157           $21,605           $25,832
Gross profit                                          5,835             6,050             5,286             5,489
Restructuring charges, net of
  proceeds                                                -            (6,599) (a)            -            (1,470) (a)
Net income (loss)                                     1,198            (2,698)            1,600              (750)
Net income (loss) per  common
  share:
      Basic                                         $  0.11           $ (0.24)          $  0.14           $ (0.06)
      Diluted                                       $  0.11           $ (0.24)          $  0.13           $ (0.06)
Weighted average shares
  outstanding                                        10,944            11,352            11,534            11,786

1998
----
Revenues                                            $23,658           $28,554           $31,715           $35,736
Gross profit                                          4,356             7,098             6,849            13,484 (b)
Restructuring and other expenses                          -                 -            (2,802) (c)         (440)(c)
Net income (loss)                                    (1,096)              609              (744)            3,399
Net income (loss) per  common
  share:
      Basic                                         $ (0.09)          $ (0.05)          $ (0.06)          $  0.29
      Diluted                                       $ (0.09)          $ (0.05)          $ (0.06)          $  0.28
Weighted average shares
  outstanding:
      Basic                                          11,797            11,809            11,817            11,856
      Diluted                                        11,797            11,809            11,817            12,307

  (a) Restructuring and fixed asset impairment charge net of proceeds received on the sale of the acetaminophen business.

  (b) Gross margin improved due to contribution from production from the Annan facility, and improved performance at the Dudley facility reflecting higher sales volumes and lower expenses.

  (c) Restructuring and other expenses for management changes and the transition to a product management structure.

IBC:Corporate Information
-------------------------

               Board of Directors
               ------------------
               Michael A. Griffith, Chairman and Chief Executive Officer Dirk Detert, Ph.D., Former General Manager of Wellcome GmbH Eric N. Jacobsen, Ph.D., Professor of Chemistry, Harvard
                    University
               W. Dieter Zander, Managing Director, Arnhold and S.
               Bleichroeder

               Corporate Officers
               ------------------
               Michael A. Griffith, Chairman and Chief Executive Officer
               Ian D. Shott, Chief Operating Officer
               Frank J. Wright, Executive Vice President, Corporate
               Development
               Roger B. Pettman, Ph.D., Vice President, General Manager
                    ChiRex Technology Center
               David F. Raynor, Vice President, Dudley Operations
               Michael J. Nicholds, Ph.D., Vice President, Sales and Marketing Stuart E. Needleman, Vice President, Business Development
               Jon E. Tropsa, Vice President, Finance
               Ian M. Brown, Vice President, Annan Operations

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

               Annual Meeting
               --------------

               The 1999 Annual Meeting of Shareholders will be held on April 21, 1999, at 5:00 p.m., Eastern Standard Time, at the Ritz-Carlton, Amelia Island, Florida, following the fourth semi-annual ChiRex Technology Symposium.

               SEC Form 10-K
               -------------
               A copy of the Company's Form 10-K filed with the Securities and Exchange Commission may be obtained by contacting the Company at its Stamford, Connecticut headquarters.

               Independent Public Accountants
               ------------------------------
               Arthur Andersen LLP, One International Place, Boston, Massachusetts 02110

               Outside General Counsel
               -----------------------
               Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019

               Transfer Agent
               --------------
               Boston Equiserve, L.P., Shareholder Services Division, 150 Royall Street, Canton, Massachusetts 02021. Telephone: (781) 575-2559

               Investor Relations
               ------------------
               ChiRex Inc., Investor Relations Department, 300 Atlantic Street, Suite 402, Stamford, Connecticut 06901. Telephone: (203) 351-2300
               Homepage: http://www.chirex.com
                         ---------------------

               -or-

               Feinstein Kean Partners Inc., Douglas MacDougall, 245 First Street, 14th Floor, Cambridge, Massachusetts 02142. Telephone:
               (617) 577-8110. E-mail: Doug MacDougall@fkpi.com
                                       ------------------------

               Safe Harbor Statement
               ---------------------

               Statements in this annual report that are not strictly historical are "forward looking" statements as defined in Section 27A of the Securities Act and 21E of the Exchange Act. These forward looking statements involve risks and uncertainties, including, but not limited to, product development and market acceptance risks, product manufacturing risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, risks of product non-approval or delays or post-approval reviews by the FDA or foreign regulatory authorities, and other risks identified in the Company's filings with the Securities and Exchange Commission.