Form 10-K405, Exhibit 13
period 1999-12-31
CHIREX INC
filed 2000-03-15
CIK 1005407

                                                                      EXHIBIT 13

FRONT COVER

ChiRex Inc.
The Drug Substance Company


Continuing to Deliver

Technology  Development  Manufacturing


INSIDE FRONT COVER

    (financial performance)

ChiRex is a leading company in the field of pharmaceutical active ingredient (drug substance) outsourcing. ChiRex offers a combination of proprietary chiral and non-chiral process chemistry technologies, contract process research and development services (contract chemistry) and commercial-scale contract manufacturing. ChiRex uses its integrated in-house, validated technology transfer system to provide customers with faster, less-risky advancement along the drug development continuum. Such capabilities give ChiRex a distinct competitive advantage over both our contract chemistry competitors and our contract manufacturing competitors. ChiRex is creating value for shareholders by capturing the rapidly growing demand for clinical and launch drug substance outsourcing services from pharmaceutical and biotechnology customers.

CHAIRMAN'S LETTER

TO OUR SHAREHOLDERS


During 1999, ChiRex achieved all of the financial, operational, organizational and technology goals we set for ourselves. In fact, we have already accomplished our major 2000 goal: to become the number one contract process research and development organization in the world, measured by revenues.

Financial Performance

1999 has been a year of significant accomplishment. ChiRex achieved record gross revenues of $147.0 million, a 23% increase from $119.7 million in 1998. Gross profit reached $53.2 million (36.2% of revenues) versus $31.8 million (27% of revenues) in 1998. Net income (before non-recurring expenses) rose to $16.2 million, or $1.08 per share, a 177% increase compared with earnings of $4.8 million, or $0.39 per share a year earlier.

A highlight of this year's financial performance was the establishment of consistent and growing profitability in every quarter.

ChiRex established a substantial drug substance development presence in the United States to complement our well-established capability in Europe. We opened a development facility in Boston in April and acquired Cauldron Process Chemistry of Malvern, Pennsylvania, in May. The Boston facility is 18,000 square feet of analytical and development laboratories, and a kilo laboratory. Located adjacent to Harvard University and MIT, the facility serves the large and increasingly important drug discovery and development community in Boston and enables the hands-on involvement of Scientific Advisory Board members Drs. Jacobsen (Harvard), Buchwald (MIT) and Myers (Harvard). The location also facilitates recruitment of talented chemists from the region's rich academic and scientific communities. The Malvern facility is 23,000 square feet of analytical and development laboratories, and a versatile cGMP pilot plant. Located northwest of Philadelphia, the Malvern facility serves the development and clinical trial needs of customers in the New Jersey to Delaware corridor.

ChiRex operates in two divisions: the development division and the manufacturing division. Technology activities, including in-house and customer-sponsored research and development, are managed within the development division, but impact production in the manufacturing division. This divisional structure recognizes the very different characteristics of each business

In development, organic chemistry is the core competency; in manufacturing, engineering and regulatory compliance. In development, the typical transaction is measured in hundreds of thousands of dollars; in manufacturing, millions and tens of millions. In development, the customer purchase decision can take less than three weeks and the project duration is typically less than three months. In manufacturing, the purchase decision can take anywhere from six to 18 months and involve as many as 60 people -- the production assignment can last years. In the development arena, work is performed according to FDA standards, but not routinely FDA-inspected. In manufacturing, plants must be FDA inspected and qualified. The facilities themselves differ vastly. Development laboratories may cost a few million to ten million dollars -- a manufacturing facility runs to the hundreds of millions.

Development

ChiRex sales in the rapidly growing contract chemistry market grew 77%, from $13.4 million in 1998 to $23.7 million in 1999. In addition, the development division has facilitated a rapid acceleration of commercial opportunities for our proprietary process chemistry technologies.

The number of billable chemists-on-the-bench in the development division rose from 30 in 1998 to 65 in 1999. We expect to surpass 100 chemists in 2000, and to add a West Coast development facility to serve a key biotechnology corridor in the United States. In Malvern, ChiRex intends to invest up to $6 million to double the revenue generating capacity of the facility in 2000, expanding the pilot plant and adding labs to support a total of 30 chemists. In Boston, we will spend approximately $3 million to open Phase 2 of our facility with expansion to 32 chemists in the first quarter and will begin Phase 3 expansion immediately, thereafter, to equip the site for up to 54 chemists by 2001.

Strengthening our development operations allows ChiRex to establish relationships with more customers at an earlier stage of the product development cycle. Such relationships have the potential to increase the flow of opportunities for our manufacturing division, where fully three-quarters of revenues in 1999 emanated from ChiRex development activities.

Manufacturing

The manufacturing division achieved significant improvements in operating efficiency during 1999 through the application of our product management philosophy, the right-sizing of costs and better plant configuration, loading and scale. Significantly, manpower reductions at the Dudley and Annan facilities lowered headcount by 23%, while overall productivity rose 50%.

During the year, ChiRex introduced seven new products from six customers to our full-scale production facilities, and in 2000 we expect to add twelve more new products from eight customers.

Also during 1999, we signed agreements with Sepracor Inc. -- and commenced technology transfer and scale-up -- to produce active ingredients for three substantial new products in the previously unutilized Annan 3 production building. In 2000, we expect to produce up to eight products for four customers from our Annan site.

Related to our work with Sepracor, and drawing upon our experience with new product launches over the prior 18 months, the manufacturing division developed and implemented the New Product Introduction (NPI) process. The NPI process creates a framework for pharmaceutical and biotechnology companies to avail themselves of a lean manufacturing environment by eliminating layers of organizational infrastructure associated with product launch, including the careful coordination of required resources such as manufacturing, labor, FDA regulatory support and documentation, engineering, quality and safety. The NPI process should hold considerable appeal to a growing number of pharmaceutical companies that will come to rely on contract manufacturers to guide outsourced products successfully through the complex and critical pharmaceutical product launch activities.

Underscoring the valuable link between development and manufacturing activities at ChiRex, the acquisition of the Cauldron facility in Malvern has already generated more than $5 million of customer orders for the manufacturing division, the majority through graduation of pilot-scale activity at Malvern to commercial-scale at our Dudley, England, and Annan, Scotland, manufacturing facilities.

The NPI process and the plant facilities give ChiRex an advantage in the supply of API's by providing seamless internal technology transfer from our development division to our manufacturing division.

Technology

The development division's process technology activities generate three revenue streams: contract process research and development, sales of chiral building blocks manufactured using our proprietary process chemistry technology, and royalties for use of patents. Furthermore, our technologies allow us to stay on the leading edge of chemistry, bring innovative chemistry solutions to our customers and foster a culture of chemistry excellence.

During 1999, ChiRex received an exclusive license from Harvard University for Professor Eric Jacobsen's Asymmetric Amino Acid technology. The technology enables the manufacture of natural and unnatural amino acids and derivatives. These products allow ChiRex to participate in the area of biomimetic intermediates -- a category particularly important to genomics-based product development.

ChiRex scaled-up our proprietary Hydrolytic Kinetic Resolution process technology (Jacobsen) and produced key chiral building blocks in hundreds-of-kilogram quantities. ChiRex holds these building blocks in stock for rapid response to customer needs.

This past year, there were clear indications that our substantial investment in proprietary technology is beginning to pay returns. Customers -- sometimes unsolicited -- specifically requested the application of our proprietary technology to their development challenges. And an increasing proportion of our scale-up work on these technologies is now done in concert with a customer application. Today, 30% of our development division activities involve the use of our proprietary technologies.

Management

Formation of the two operating divisions was a primary driver for changes in management at ChiRex this past year. Bruce P. Shutts joined ChiRex in July as Vice President, Development, and was appointed President, Development Division, in October. Bruce brings more than 25 years experience managing pharmaceutical process research, development and manufacturing. Prior to joining ChiRex, Bruce served as Vice President of Chemical Development at Schering-Plough Corporation, where he directed the discovery, development and implementation of processes for the manufacture of all new chemical candidates. He also supervised manufacture of drug compounds for all preclinical and clinical programs, as well as managing Schering-Plough's laboratory and pilot plant operations.

Also in October, Ian D. Shott, who joined ChiRex in 1998 as Chief Operating Officer, was appointed President, Manufacturing Division. Ian has more than 20 years experience in the fine chemical industry, with an outstanding track record in directing global multi-site manufacturing operations and guiding them to meet growing market needs. Prior to joining ChiRex, Ian served as General Manager of Exclusive Fine Chemicals and Head of International Supply Chain Management at Lonza Fine Chemicals, one of the world's largest pharmaceutical contract manufacturing firms.

Dr. Roger Pettman was promoted to Vice President, Technology, with worldwide responsibility for ChiRex proprietary research programs. Roger's responsibility extends to both in-house and customer projects.

Professor Andrew G. Myers of Harvard University was appointed to the ChiRex Scientific Advisory Board in September 1999. He is a recognized leader in the synthesis of complex molecules. Andy's creativity and knowledge of organic chemistry have had an immediate impact, enabling ChiRex to identify new routes toward the development of key opportunities for two of our customers.

Thomas I.H. Dubin joined ChiRex as Vice President, Secretary and General Counsel. Tom previously served as Assistant General Counsel, Corporate Affairs, for Warner-Lambert Company and had formerly been with Cravath, Swaine & Moore. Tom brings a blend of pharmaceutical industry and corporate law experience, crucial to structuring R&D and commercial collaboration agreements, strategic partnerships, and establishing and maintaining our intellectual property portfolio.

ChiRex expanded its business development staff from two professionals to six to support growth and business diversification objectives for the coming year. In 2000, ChiRex will add a West Coast business development presence and formalize a business development relationship in Asia.

GlaxoWellcome

In the fourth quarter of 1999, ChiRex and GlaxoWellcome announced a downward revision of demand for two intermediates manufactured for GlaxoWellcome under a five-year supply agreement signed in 1997. The reduction will have an adverse impact on 2000 revenues and earnings. Under the terms of the 1997 supply agreement, GlaxoWellcome is seeking to replace the lost value of these two intermediates. To date, GlaxoWellcome has identified several products which it will re-allocate to ChiRex in an effort to make up for the shortfall. Lead times required for re-allocation, however, will extend beyond 2000. Today, ChiRex manufactures 10 products for this active and valued customer.



Sincerely,



Michael A. Griffith
February 23, 2000

Goals 2000

Corporate

    . Double commercial proposal rate from 100 to 200
    . Substantially diversify product and customer mix
    . Resolve GlaxoWellcome contract gap

Development Division

    . Double the capacity of the Boston and Malvern facilities
    . Expand to more than 100 chemists-on-the-bench
    . Open a pilot plant at Annan
    . Establish a west coast U.S. development facility
    . Identify a development facility opportunity in continental Europe
    . Enter into collaborations to accelerate  commercial development of technologies
    . Selectively extend drug substance capabilities and add drug product capabilities

Manufacturing Division

    . Introduce 12 new products to manufacturing facilities
    . Continue investment in lean manufacturing.
    . Achieve 50% utilization of manufacturing assets.

Goals Met 1999

    . Deliver consistent profitability every quarter
      -- Recorded above-expectation profits in every quarter.

    . Establish a U.S. development facility in Boston
      -- ChiRex opened a Boston facility on April 1, 1999, and generated $1.2 million in revenues during 1999.

    . Expand the number of chemists on-the-bench
      -- ChiRex had 64 chemists on-the-bench at year end 1999.

    . Acquire a U.S. development business
      -- ChiRex acquired Cauldron Process Chemistry in Malvern, Pennsylvania, on May 17, 1999.

    . Identify and contract a large product at Annan 3
      -- ChiRex agreed to produce three active ingredients for Sepracor Inc.

    . Acquire and develop new technologies
      -- ChiRex acquired the Jacobsen Asymmetric Amino Acid technology.

Development

The new technologies of pharmaceutical discovery -- genomics, proteomics, combinatorial chemistry, high-throughput screening -- are creating unprecedented numbers of potential drug candidates for pharmaceutical and biotechnology companies. So many, in fact, they threaten to overwhelm the development capacity of the companies behind the discoveries.

ChiRex has invested aggressively to expand its development capabilities in North America and Europe. ChiRex now has the critical mass of talented chemists and full complement of world class facilities to help meet the rapidly growing demand for additional pharmaceutical development capacity. Creation of the development division this year has provided the management focus and customer support infrastructure to market and deliver the full range of ChiRex development services.

The cGMP development capabilities in Boston, Malvern and Dudley strongly complement ChiRex proprietary process technology and contract manufacturing services. Chemists working in every chemistry competency offer customers the complete range of development capabilities and services: new product development using novel technology; contract process research and development including synthesis design, route development and optimization; analytical development and validation; rapid response to preclinical and clinical trial supply needs; regulatory compliance and support; scale-up of drug substance; and technology transfer to manufacturing. The development division is also charged with scaling-up ChiRex proprietary process chemistry technologies and establishing them in commercial use.

The ChiRex development division has significant advantages over present and potential competitors. In addition to working with traditional chemistries, ChiRex can build upon its proprietary technology platforms with their advantages of lower cost starting materials, higher yields and faster routes to final compounds. The development division links a culture of innovation with the industrial ruggedness of our manufacturing division. Each project in development is assigned a Product Manager. It is this manager's job to act as a communications conduit between ChiRex development, manufacturing, and the customer. It is this uninterrupted passage of information among all concerned that insures the projects' seamless transfer from the bench to manufacturing and eventual delivery to customers anywhere in the world.

ChiRex Development Division Facilities

              1999         2000
Site                                  Resources                              Date  Chemists-on-the-bench
Dudley, England            Research Laboratories  June 1996        32         40
                                      Kilo Laboratory
                                      Pilot Plant

Boston, Massachusetts  Research Laboratories      April 1999       19         32*
                                      Kilo Laboratory

Malvern, Pennsylvania  Research Laboratories      May 1999         13         30
                                      Kilo Laboratory
                                      Pilot Plant

Annan, Scotland        Research Laboratories  2Q 2000               1          6
                                      Pilot Plant
                 65    108

* We plan to complete physical expansion to house a total of 54 chemists by year end to be added during 2001

Manufacturing

Some believe pharmaceutical manufacturing is a dauntingly complex process which -- with difficult chemistry and regulatory involvement -- does not lend itself to the speed and efficiency found in the manufacturing processes of other industries.

In the ChiRex manufacturing division, we are confident that we can move faster and more productively than our competitors. ChiRex accepts the challenge of chemical complexity and takes an intelligent, proactive approach to compliance. ChiRex is discovering ways to introduce speed and increase productivity in the pharmaceutical manufacturing process -- to the benefit of both ChiRex and our customers.

The rate of right-first-time production in the manufacturing division is demonstrated at 97%. The scrap rate is less than 1%.

Production uptime or equipment availability, is demonstrated at 98%.

ChiRex has cut the turnaround time on manufacturing proposals to customers to two weeks, compared with an industry norm extending to months.

The manufacturing division has developed the site master plans and identified methods that would double to triple the output of our existing facilities-- efficiently making more capacity available to our customers, and more value available to our shareholders.

ChiRex counts 30 of the 40 largest pharmaceutical companies and more than 25 small pharmaceutical companies among its development and manufacturing customers. The company today manufactures 22 active pharmaceutical ingredients and 23 advanced intermediates in our Annan, Scotland, and Dudley, England, facilities, and completes over 10 contract chemistry projects per month.

Since 1995, ChiRex has invested more than $275 million to acquire, renovate and upgrade the flexibility of both Annan and Dudley. Purchased from GlaxoWellcome in 1997, Annan is one of the best-equipped cGMP manufacturing facilities in the world with 150 cubic meters of capacity in three production buildings occupying 27 acres of a 154 acre site. Dudley, a former Sterling Drug facility, has 650 cubic meters of capacity in two main production buildings on a 45 acre site. These two state-of-the-art pharmaceutical manufacturing facilities provide ChiRex with excellent capacity and room for growth.

New Product Introduction Process

ChiRex has created the New Product Introduction (NPI) process to apply the efficiencies inherent in outsourcing across more aspects of the new product launch process -- everything from engineering, training and information systems to regulatory documentation.

In the NPI process, an NPI manager acts as the customer's advocate inside ChiRex and ChiRex acts as the new product launch arm for its customer.

The NPI and Product Management process relies on expert-to-expert communication to provide accurate information for decision support. ChiRex experts in quality, chemistry, safety, manufacturing and engineering communicate directly with experts at the customer organization. Together they identify program issues and proceed to quick resolution. Rapid and clear communication is essential to the success of the NPI process and we make such communication an integral part of the process.

ChiRex appoints a Product Manager to oversee the entire product launch and to oversee the ultimate routine production post-launch. The Product Manager maintains daily communication with the customer. A weekly briefing tracks progress milestones and identifies forward-looking issues. A monthly document to customer management addresses strategic issues, changes of scope and new opportunities for improvement. This process of frequent and clear communication accelerates decision making and eliminates dead time, which in turn compresses time throughout the product launch program.

Technology

Technology needs an advocate -- someone willing to invest to transform scientific discoveries into functioning industrial tools. ChiRex is a strong advocate for the improvement of contract process research and development and contract manufacturing, through the use of novel process technology.

ChiRex has identified several key process chemistry technologies that can significantly improve the way our customers develop and manufacture pharmaceuticals. Technologies capable of saving time and money, and producing more effective drugs with fewer side effects. Technologies that, in concert with our full range of development and manufacturing capabilities, clearly differentiate ChiRex from its competitors.

ChiRex has assembled eight bundles of proprietary process chemistry technology based on selective catalytic reactions, which, coupled with our expertise in organic synthesis, enable us to quickly create a diverse array of pharmaceutical intermediates and active pharmaceutical ingredients.

We have invested substantially in the exclusive licensing, development and scale-up of these technologies. To date, we have scaled-up five of the eight with the goal of providing building blocks off-the-shelf for rapid response to customer preclinical and clinical trial needs. The technologies will also enable ChiRex to provide the route our customers needs.

ChiRex also values the minds behind these technologies. ChiRex has recruited two of the inventors -- Professors Eric Jacobsen and Stephen Buchwald -- onto our Scientific Advisory Board. We have made facilities available to them to assist in their guidance of the future development and application of their technologies.

These scientists and the talented chemists they direct add value to our intellectual property -- and to that of our customers -- beyond the merits of our technology alone. The value of ChiRex is not just its proprietary technology and its hands, it is how we think and what we contribute to the solution of our customer challenges. As we apply our technologies, we are developing creative new routes for customers to make their compounds. We are enabling blind-prospect customers to make products they have been unable to make on their own. We are providing our chiral building blocks and catalysts earlier in the customer research and development process, generating greater benefits to our customers and to ChiRex.

                                  CHIREX INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                 Page
                                                                                                 ----
Management's Discussion and Analysis of Results of Operations
     and Financial Condition                                                                      2
Report of Independent Public Accountants                                                          8
Consolidated Balance Sheets as of December 31, 1998 and 1999                                      9
Consolidated Statements of Operations and Comprehensive Operations for the years ended
December 31, 1997, 1998                                                                           10
     and 1999
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998
     and 1999                                                                                     11
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997, 1998
     and 1999                                                                                     12
Notes to Consolidated Financial Statements                                                        13

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  The following discussion and analysis should be read in conjunction with the consolidated financial statements and the notes thereto included herein.

Introduction

  ChiRex Inc., The Drug Substance Company, is an integrated pharmaceutical outsourcing company that provides contract process research and development (contract chemistry) and contract manufacturing of active pharmaceutical ingredients. The Company owns a widely-applicable portfolio of proprietary process chemistry patents. The Company operates through two operating divisions, the development division and the manufacturing division. The Company's development division is engaged in every aspect of drug substance development from discovery support before submission of IND (Investigational New
Drug) and process research and development and manufacture of active ingredients for clinical trials. The Company's manufacturing division produces bulk active pharmaceutical ingredients. Together, the two divisions span all of the steps needed to prepare the Drug Substance subsection of a FDA New Drug Application. The range of services provided by the company include:

o proprietary process research to create and produce previously unaffordable chiral materials using the Company's patented process chemistry technologies, and production of unique proprietary building blocks that aid in drug discovery;

o customer-sponsored innovative process research to solve process chemistry challenges using either traditional chemistry techniques or proprietary techniques;
o process research and development including discovery support, route design, route development and synthesis of pre-clinical and clinical molecules;

o scale-up of clinical trial quantities of active pharmaceutical ingredients including laboratory synthesis, validated process demonstration, analytical methods development, hazard evaluation, and pilot plant production; and

o production of commercial-scale active ingredients for launch and later for sale in all markets globally.

  ChiRex conducts its operations in four FDA cGMP facilities in Boston, Massachusetts; Malvern, Pennsylvania; Dudley, England; and Annan, Scotland.

  On May 17, 1999, the Company purchased the Cauldron Process Chemistry business in Malvern, Pennsylvania ("Cauldron" or "Malvern") a leader in the provision of rapid-response process research and development for the pharmaceutical industry. The Cauldron business significantly expands the Company's process research and development capabilities in the United States, adds to its customer base and provides a critically important customer service. The Company paid approximately $6.9 million in cash including transaction costs. The asset purchase agreement calls for an additional payment in February 2000 based on Cauldron achieving certain 1999 business results. Following the purchase, Cauldron's largest customer ceased doing business with Cauldron and quality and related issues were encountered by two significant customers. The targeted results were not achieved and consequently the Company has determined no additional payment is due. The acquisition has been accounted for as a purchase, and accordingly the operating results of Cauldron have been included in the Company's consolidated financial statements from the date of acquisition. The Company recorded goodwill of approximately $5.3 million associated with the acquisition which is being amortized on a straight-line basis over 15 years.

  On October 31, 1997, the Company completed the purchase of a GlaxoWellcome ("Glaxo") FDA cGMP pharmaceutical production facility located in Annan, Scotland. The Company paid approximately $66.8 million (40.0 million) for the facility plus an additional payment for certain working capital of approximately $1.7 million ((Pounds)1.0 million). As part of the transaction, Glaxo awarded the Company a five-year contract to supply certain pharmaceutical intermediates and active ingredients. ChiRex purchased all of the buildings, land and equipment at the 154-acre Annan, Scotland property, encompassing three main production facilities plus certain working capital. The Company has invested approximately $24 million and $10 million in 1998 and 1999, and plans to invest an additional $15 million in 2000 to accommodate newly contracted products and to continue the modification of the facility for multi-product pharmaceutical fine chemical manufacturing. Under the supply agreement, ChiRex has manufactured seven products at Annan and Dudley. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the Annan facility have been included in the Company's consolidated financial statements from the date of acquisition.

  In April 1997, the Company disposed of its acetaminophen (paracetamol) business and in September 1997, the Company ceased production of acetaminophen. At the time of the disposition, acetaminophen was the largest volume product manufactured by the Company, representing approximately 31% of the Company's 1996 pro-forma revenues, but was not highly profitable at the gross margin level. In connection with the disposition of the business, the Company recorded an $8.1 million pre-tax restructuring charge net of proceeds on disposition in the second quarter of 1997. The Company's decision to dispose of its acetaminophen business was based on a number of factors, including the continued domination of the acetaminophen business by high volume, low cost manufacturers and the expectation that the market price of acetaminophen would continue to erode.

  A significant portion of the Company's revenues and expenses are denominated in Great Britain pounds sterling, and to prepare the Company's financial statements such amounts are translated into US Dollars at average exchange rates in accordance with generally accepted accounting principles. The average exchange rate used to make this translation in 1997, 1998 and 1999 was $1.65, $1.66 and $1.62, respectively, per (Pounds)1.00. Period-to-period changes in exchange rates can affect the comparability of the Company's financial statements.

Results of Operations

  The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements.

  The table below sets forth the revenues by segment for the Company for the years ended December 31, 1997, 1998 and 1999 (in thousands):

Revenue by Segment              1997%                       1998%                        1999%
                            --------------              --------------               -------------
Manufacturing division            $82,796        88.0%       $106,263         88.8%      $123,316           83.9%
Development division               11,304        12.0%         13,400         11.2%        23,673           16.1%
                                  -------                    --------                    --------
Total                             $94,100                    $119,663                    $146,989
                                  =======                    ========                    ========

The table below sets forth revenues for all other products and acetaminophen for the years ended December 31, 1997, 1998 and 1999 (in thousands):

Revenues                        1997%                       1998%                        1999%
                            --------------              --------------               -------------
All other products                $74,897        79.6%       $118,881         99.3%      $146,989          100.0%
Acetaminophen                      19,203        20.4%            782          0.7%             -              -
                                  -------                    --------                    --------
Total                             $94,100                    $119,663                    $146,989
                                  =======                    ========                    ========

Years ended December 31, 1999 and 1998

  Total revenues increased $27.3 million or 22.8%, to $147.0 million in 1999, from $119.7 million in 1998. Manufacturing division revenues increased $17.1 million or 16.0% to $123.3 million from $106.3 million in 1998 as new products were introduced and shipments under the Glaxo supply agreement increased, partly offset by the decline in exchange rates from last year which reduced revenues by
$3.0 million as compared to 1998.   During 1999, the manufacturing division
worked on several new products with the three most significant new products contributing $15.2 million of revenues in 1999. Substantially all of the manufacturing division's revenues in 1999 were generated from the manufacture and sale of products. The Company expects manufacturing revenues to decline in 2000 due to lower shipments under the Glaxo supply agreement partly offset by new-product introductions. Development division revenues increased by $10.3 million or 76.7% to $23.7 million from $13.4 million in 1998. This increase is due to increased validation of new products during the year and, to a lesser extent, the expansion of the division through formation of a development operation in Boston, Massachusetts which opened in April 1999, and the acquisition of the Cauldron Process Chemistry business in Malvern, Pennsylvania in May 1999. The development division's revenues in 1999 were generated from the manufacture and sale of products, provision of services and receipt of license fee and royalty income. The Company expects development revenues to increase in 2000 due to the expansion of the Boston and Malvern facilities and further increase in validation services associated with new product introduction.

  Cost of goods sold increased $5.9 million, or 6.7%, to $93.8 million in 1999 from $87.9 million in 1998. This increase is due to the higher volume of manufacturing sales and the expansion of the development division. Gross margin percentage increased to 36.2% in 1999 from 26.6% in 1998 due to higher margin new product sales, cost reductions resulting from the restructuring during the second half of 1998, manpower reductions in 1999, improvement in operating performance in the manufacturing division and increasing revenue contribution from the development division.

  Research and development expenses increased $2.6 million, or 58.5%, to $7.0 million in 1999 from $4.4 million in 1998. This increase was due primarily to the cost of additional research chemists and pilot plant costs to support the new product pipeline and the formation of the Boston development operation, which devoted chemist time to commercializing the Company's proprietary technologies. The Company expects research and development expenses to decline in 2000 as research chemists and pilot plant time are devoted to customer projects, some of which should incorporate the Company's proprietary technologies. The Company is committed to improving and expanding its research and development activities.

  Selling, general and administrative expenses increased $2.3 million, or 18.1%, to $14.9 million in 1999 from $12.6 million in 1998. The increase is attributable to additional costs associated with the formation of the Boston development facility which opened in April 1999 and the acquisition of the Cauldron business in May 1999. Excluding the impact of Boston and Malvern, selling, general, and administrative expenses declined $0.3 million or 2.1% reflecting the restructuring during the second half of 1998 and manpower reductions in 1999. The Company expects selling, general and administrative expenses to increase in 2000 due to expenses associated with its new management information software system and the substantial expansion of its business development effort.

  Amortization of goodwill increased $0.2 million to $1.4 million in 1999 from $1.2 million in 1998. The increase is due to amortization of the $5.3 million of goodwill recognized from the acquisition of Cauldron in May 1999. The Company expects amortization of goodwill to increase in 2000 due to the full-year recognition of amortization of goodwill resulting from the acquisition of the Cauldron business.

  In 1999, the Company recorded a pre-tax charge as part of manpower reductions and outsourcing initiatives at its Dudley, England and Annan, Scotland facilities. As a result, a total of 104 positions were eliminated by year-end 1999. The Company recorded a pre-tax charge for severance and pension benefits of $7.4 million included in restructuring and other expenses.

  Interest expense was $5.9 million in 1999 compared to $5.8 million in 1998. The increase is due to higher non-cash amortization of deferred financing costs and greater capitalization of interest in 1998 partly offset by lower average borrowing levels in 1999 resulting from the proceeds from the stock issuance in
March 1999.   The Company expects interest expense to be lower in 2000 because of lower borrowing levels and reduced amortization of deferred financing costs.

  Provision for income taxes was $5.8 million in 1999, an effective tax rate of 35.2% compared to $2.4 million in 1998, an effective tax rate of 52.3%. The effective tax rate is lower due to higher income in the UK which is taxed at a lower incremental tax rate and because the effective rate in 1998 reflected incremental non-deductible charges.

  In 1999, the Company modified and refinanced its 1997 Facilities Agreement with its lenders. As a result the Company recorded a pre-tax charge of $2.1 million to write off certain deferred financing costs associated with the 1997 Facilities Agreement (see note 7) which is classified as an extraordinary loss on the statement of operations net of $0.6 million in benefit for income taxes, or $(0.10) per basic and diluted share.

  As a result of the factors described above, net income was $9.3 million in 1999, compared to net income of $2.2 million in 1998, an increase of 329.1%.

Years ended December 31, 1998 and 1997

  Total revenues increased $25.6 million or 27.2%, to $119.7 million in 1998, from $94.1 million in 1997. Manufacturing division revenues increased $23.5 million or 28.3% to $106.3 million from $82.8 million in 1997 as new products were introduced and shipments under the Glaxo supply agreement increased, partly offset by the unfavorable effect on revenues from the sale of the acetaminophen business which contributed $19.2 million in 1997 or 20.4% of total revenues. Revenues from existing products increased $36.6 million and seven new products contributed $5.3 million of revenues in 1998. Substantially all of the manufacturing division's revenues in 1998 were generated from the manufacture and sale of products. Development division revenues increased by $2.1 million or 18.5% to $13.4 million in 1998 from $11.3 million in 1997. This increase is due to validation activity associated with new product introduction. The development division's revenues in 1998 were generated from the manufacture and sale of products, provision of services and receipt of license fee and royalty income.

  Cost of goods sold increased $16.4 million, or 23.0%, to $87.9 million in 1998 from $71.4 million in 1997. This increase is due to the higher volume of new products and expenses associated with new product introductions, partly offset by lower acetaminophen product sales. Gross margin percentage increased to 26.6% in 1998 from 24.1% in 1997 due to higher margin new product sales and because 1997 cost of goods sold included $1.2 million in reserves recorded for certain inventory, partly offset by the under-utilization of the Annan facility in 1998 acquired in the fourth quarter of 1997.

  Research and development expenses increased $0.5 million, or 11.5%, to $4.4 million in 1998 from $3.9 million in 1997. This increase was due primarily to the cost of additional research chemists and pilot plant costs to support the new product pipeline partly offset by lower technology support expenses.

  Selling, general and administrative expenses increased $3.2 million, or 34.0%, to $12.6 million in 1998. The increase is attributable to additional costs associated with the Annan facility acquired in the fourth quarter of 1997, senior management recruitment expenses and costs associated with the formation of the Boston development facility.

  The Company announced in July 1998, a restructuring including management changes and the transition to a product management structure. As a result, the Company recorded a pre-tax restructuring charge of $2.9 million for severance costs related to management changes and $0.3 million of other costs.

  Interest expense was $5.8 million in 1998 compared to $1.1 million in 1997. This is a result of higher borrowing levels resulting from the acquisition of the Annan facility in the fourth quarter of 1997.

  Provision for income taxes was $2.4 million in 1998, an effective tax rate of 52.2% compared to a benefit for income taxes of $0.3 million in 1997, an effective tax rate of 34.0%. The effective tax rate in 1998 is greater then 1997 primarily due to incremental non-deductible charges incurred during 1998.

  As a result of the factors described above, net income was $2.2 million in 1998, comparable to a net loss of $0.7 million in 1997.

  Liquidity and Capital Resources

  Cash provided from operations was $20.0 million in 1999. The Company generated $23.4 million in cash from operations before $3.4 million of cash restructuring charges paid in 1999. Operating working capital increased $18.7 million in 1999 primarily due to an increase in accounts receivable due to payments subsequently collected in January 2000, and a decrease in accounts payable and accrued expenses reflecting payments in 1999 of December 1998 capital expenditure and deferred financing balances. This was partly offset by a $4.0 million reduction in inventories. Earnings before interest, taxes, depreciation and amortization were $46.5 million in 1999, an increase of $ 20.4 million from 1998, or 78.1%.

  Cash provided from operations was $22.4 million in 1998. The Company generated $24.2 million in cash from operations before $1.8 million of cash restructuring charges incurred in 1998. Operating working capital decreased $3.0 million in 1998 primarily due to a decrease in accounts receivable.

  Net cash used in investing activities was $28.4 million in 1999, consisting of capital spending for the completion of the modification of the Annan facility for multi-product pharmaceutical fine chemical manufacturing, capacity expansion for new products, maintenance capital expenditures at the Dudley facility and build-out and equipment for the Boston development facility. In addition, $6.9 million was spent on the acquisition of Cauldron.

  Net cash used in investing activities was $41.1 million in 1998, consisting of capital spending for the modification of the Annan facility for multi-product pharmaceutical fine chemical manufacturing, capacity expansion for new products and maintenance capital expenditures at the Dudley facility.

  Net cash generated from financing activities in 1999 was $12.8 million as proceeds from issuance of common stock in March 1999 of $51.1 million and proceeds from the exercise of stock options and the UK employee stock purchase plan of $4.4 million were used to reduce borrowings outstanding on the Company's term-loan and revolving-credit facilities by $40.4 million.

  Net cash generated from financing activities in 1998 was $13.4 million primarily from additional borrowings on the Company's term-loan and revolving-credit facilities. The Company also received $0.9 million in proceeds from the exercise of stock options in 1998.

  In December 1999, the Company refinanced its senior secured term-loan and revolving credit agreement with a group of banks allowing it to borrow up to $89.1 million ((Pounds)55.0 million at December 31, 1999) for a five-year period (the "1999 Facilities Agreement"). As of December 31, 1999, $48.6 million ((Pounds)30.0 million) in borrowings were outstanding under the 1999 Facilities Agreement and $40.5 million ((Pounds)25.0 million) was available under the revolving-credit facility of the 1999 Facilities Agreement.

  The Company believes that the funds generated from operations and funds available under the 1999 Facilities Agreement will be sufficient to expand and grow its business in accordance with its current plans. The Company's ability to make acquisitions and to meet its long-term capital requirements and obligations in 2000 and beyond will depend on many factors, including but not limited to, the rate, if any, at which the Company's cash flow increases, the ability and willingness of the Company to accomplish acquisitions with its capital stock and the availability to the Company of public and private debt and equity financing. No assurance can be given that additional financing, if required, will be available or that if available, it will be available on terms favorable to the Company. The Company anticipates capital expenditures will be approximately $25 million during 2000.

Foreign Currency

  For 1997, 1998 and 1999, net sales of the Company's products outside the United States totaled approximately $93 million, $119 million and $139 million, representing 99%, 99% and 95% of the Company's net revenues for those years. The Company currently expects revenues from its products outside the United States will continue to be a substantial percentage of its net revenues. The Company believes it has a natural cash currency hedge because its operating expenses and revenues tend to be denominated in matched currencies. Also the Company has partly offset foreign currency-denominated assets with foreign currency-denominated liabilities.

  Financial results of the Company could be adversely or beneficially affected by fluctuations in foreign exchange rates. Fluctuations in the value of foreign currencies will affect the U. S. dollar value of the Company's net investment in its foreign subsidiaries, with related effects included in a separate component of stockholders' equity titled cumulative translation adjustment. In 1999, the cumulative translation adjustment declined $2.6 million due to the reduction in the Great Britain pounds sterling exchange rate to $1.62 to (Pounds)1.00 at December 31, 1999 from $1.66 to (Pounds)1.00 at December 31, 1998. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates and balance sheet amounts are translated at period-end exchange rates. In addition, the U.S. dollar value of transactions based in foreign currency also fluctuates with exchange rates. The Company expects that the largest foreign currency exposure will result from activity in Great Britain pounds sterling, Euros, and U.S. dollars.

Year 2000 Disclosure

  The Company has dedicated internal resources to identify and resolve "Year 2000" compliance issues with respect to computer systems and applications utilized by the Company. The Company has also engaged external resources, including hiring an independent consulting firm, and has purchased necessary computer software upgrades to become year 2000 compliant. The Company developed and performed comprehensive testing procedures once necessary software and equipment had been installed to validate year 2000 compliance. The Company implemented a year 2000 compliant management information system at all locations in 1999. The Company expects to spend approximately $7.1 million on systems and equipment, which are year 2000 compliant and will account for these costs in accordance with current accounting guidance.

  The Company believes that the systems at two of the three production facilities at Annan are year 2000 compliant. At present, the Company is not utilizing the third production facility at Annan but has plans to commence operations at this facility in 2000. The Company expects to spend approximately $1.7 million upgrading the facility's computer systems and applications and will account for these costs in accordance with current accounting guidance.

  The Company experienced no significant Year 2000 issues in January 2000. No assurance can be given that Year 2000 compliance issues will not materialize and be resolved without future disruption or that the Company will not incur significant additional expense.. In addition, the failure of certain of the Company's significant suppliers and customers to address the Year 2000 compliance issues could have a material adverse effect on the Company.

  New Accounting Pronouncements

  In June 1998, Statement of Financial Accounting Standards ("SFAS"), No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued.
SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variability in cash flows attributable to a particular risk, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security and a forecasted transaction. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133" was issued in June 1999 and deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Consequently, the Company will be required to implement SFAS No. 133 for all fiscal quarters for the fiscal year beginning January 1, 2001. The Company expects the adoption of this pronouncement will not have a material effect on the Company's financial statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of ChiRex Inc.:

  We have audited the accompanying consolidated balance sheets of ChiRex Inc. (a Delaware corporation) and its subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, comprehensive operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChiRex Inc. and its subsidiaries as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, 1998 and 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 3, 2000

                                  CHIREX INC.
                          CONSOLIDATED BALANCE SHEETS
                (dollars in thousands except per-share amounts)

                                                                                       As of December 31,
                                                                                     ----------------------
                                                                                     1998             1999
                                                                               --------------    -------------


ASSETS
------
Current assets:
  Cash                                                                                $    128          $  4,480
  Trade and other receivables                                                           16,285            31,096
  Inventories                                                                           32,295            27,503
  Other current assets                                                                   4,012             5,323
                                                                                      --------          --------
          Total current assets                                                          52,720            68,402
Property, plant and equipment, net                                                     154,070           163,147
Intangible assets, net                                                                  26,398            30,286
Other assets                                                                             5,350             1,215
                                                                                      --------          --------

Total Assets                                                                          $238,538          $263,052
                                                                                      ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable                                                                    $ 15,123          $  8,763
  Accrued expenses                                                                      17,122            16,071
  Current portion of long-term debt                                                     14,756             9,720
  Current portion of capital-lease obligations                                               -             1,683
  Income taxes payable                                                                     389             1,530
                                                                                      --------          --------
       Total current liabilities                                                        47,390            37,767
Long-term debt                                                                          76,544            38,880
Deferred income taxes                                                                   10,640            14,487
Deferred income                                                                          6,751             7,599
Capital-lease obligations                                                                    -             4,272
                                                                                      --------          --------
       Total Liabilities                                                               141,325           103,005
                                                                                      --------          --------

Commitments and contingencies                                                                -                 -
                                                                                      --------          --------

Stockholders' equity:
  Preferred stock ($0.01 par value, 4,000,000 shares authorized;
     none issued and outstanding in 1998 and 1999)                                           -                 -
  Common stock ($0.01 par value, 30,000,000 shares authorized; 11,881,377
     and 15,173,290 issued and outstanding at December 31, 1998 and 1999)                  119               152
  Additional paid-in capital                                                           102,354           158,453
  Retained earnings (deficit)                                                           (9,243)               60
  Cumulative translation adjustment                                                      3,983             1,382
                                                                                      --------          --------
    Total stockholders' equity                                                          97,213           160,047
                                                                                      --------          --------

Total Liabilities and Stockholders' Equity                                            $238,538          $263,052
                                                                                      ========          ========

The accompanying notes are an integral part of the consolidated financial statements

                                  CHIREX INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands except per-share amounts)

                                                                                   For the Years Ended December 31
                                                                            ---------------------------------------------
                                                                                 1997            1998           1999
                                                                            ---------------  -------------  -------------

Revenues:
  Product sales                                                                    $93,362       $119,210       $146,499
  License fee and royalty income                                                       738            453            490
                                                                                   -------       --------       --------
          Total revenues                                                            94,100        119,663        146,989
                                                                                   -------       --------       --------

Costs and expenses:
  Cost of goods sold                                                                71,440         87,876         93,800
  Research and development                                                           3,937          4,389          6,958
  Selling, general and administrative                                                9,423         12,622         14,909
  Goodwill amortization                                                              1,164          1,164          1,383
  Restructuring and other expenses, net of proceeds from
     disposition of acetaminophen business in 1997                                   8,069          3,242          7,399
                                                                                   -------       --------       --------
          Total operating expenses                                                  94,033        109,293        124,449
                                                                                   -------       --------       --------

Operating income                                                                        67         10,370         22,540

Interest expense, net                                                                1,052          5,829          5,934
                                                                                   -------       --------       --------

Income (loss) before income taxes                                                     (985)         4,541         16,606
(Provision) benefit for income taxes                                                   335         (2,373)        (5,843)
                                                                                   -------       --------       --------

Net income (loss) before extraordinary loss                                           (650)         2,168         10,763
Extraordinary loss net of $633 thousand benefit for income taxes                         -              -         (1,460)
                                                                                   -------       --------       --------

Net income (loss)                                                                  $  (650)      $  2,168       $  9,303
                                                                                   =======       ========       ========

Net income (loss) per common share:
  Basic                                                                             $(0.06)         $0.18          $0.65
                                                                                   =======       ========       ========
  Diluted                                                                           $(0.06)         $0.18          $0.62
                                                                                   =======       ========       ========

Weighted average shares outstanding:
   Basic                                                                            11,407         11,820         14,210
                                                                                   =======       ========       ========
   Diluted                                                                          11,407         12,330         15,031
                                                                                   =======       ========       ========

              CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
                                 (in thousands)

                                                                                 For the Years Ended December 31
                                                                             ----------------------------------------
                                                                                 1997          1998          1999
                                                                             ------------  ------------  ------------

Net income (loss)                                                                $  (650)        $2,168      $ 9,303

Change in cumulative translation adjustment                                       (1,641)           383       (2,601)
                                                                                 -------         ------      -------

Comprehensive  income (loss)                                                     $(2,291)        $2,551      $ 6,702
                                                                                 =======         ======      =======

      The accompanying notes are an integral part of the consolidated financial statements

                                  CHIREX INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                            For the Years Ended December 31
                                                                   -------------------------------------------------
                                                                        1997             1998             1999
                                                                   ---------------  ---------------  ---------------

Cash flows from operating activities:
  Net income (loss)                                                      $   (650)        $  2,168         $  9,303
  Adjustments to reconcile net (loss) to cash provided by
    Operating activities:
    Depreciation & amortization                                            10,062           12,509           16,588
    Non-cash restructuring and other expenses                               7,743            1,463            3,938
    Extraordinary loss                                                          -                -            2,093
    (Gain) loss on sale of assets                                              30              (40)             134
    Proceeds from sale of acetaminophen                                    (7,159)               -                -
    Benefit (provision) for deferred income taxes                            (495)           2,767            2,885
    Non-cash stock based compensation                                           -                -              511
    Changes in assets and liabilities:
        Trade and other receivables                                        (6,500)           2,777          (14,338)
        Inventories                                                         2,749           (9,615)           4,038
        Other current assets                                                  947              673            1,091
        Accounts payable and accrued expenses                                (562)           9,127           (9,479)
        Income taxes payable                                               (1,929)              51            1,201
        Deferred income                                                       517            2,402              970
        Other assets and liabilities, net                                    (500)          (1,910)           1,065
                                                                         --------         --------         --------
           Net cash provided by operations                                  4,253           22,372           20,000
                                                                         --------         --------         --------

Cash flows from investing activities:
  Proceeds on sale of assets                                                4,100               54                8
  Purchase of assets and transaction costs                                (69,495)               -                -
  Purchase of business and transaction costs                                    -                -           (6,897)
  Capital expenditures                                                    (12,067)         (41,183)         (21,470)
                                                                         --------         --------         --------
         Net cash used in investing activities                            (77,462)         (41,129)         (28,359)
                                                                         --------         --------         --------

Cash flows from financing activities:
  Borrowings (payments) on term-loan and revolving credit
         Facility, net                                                     77,983           13,396          (40,435)
  Proceeds from sale and leaseback transaction                                  -                -            2,016
  Payments on capital-lease obligations                                         -                -           (1,332)
  Proceeds from the issuance of common stock                                4,180               34           51,124
  Proceeds from exercise of stock options and employee stock
         Purchase plan                                                      1,138              892            4,409
  Payments on revolving line of credit, net                                (3,772)               -                -
  Deferred financing costs                                                 (1,404)            (875)          (2,961)
                                                                         --------         --------         --------
       Net cash provided by financing activities                           78,125           13,447           12,821
                                                                         --------         --------         --------

Effect of exchange rate changes on cash                                       140               91             (110)
                                                                         --------         --------         --------

Net increase (decrease) in cash                                             5,056           (5,219)           4,352
Cash at beginning of period                                                   291            5,347              128
                                                                         --------         --------         --------
Cash at end of period                                                    $  5,347         $    128         $  4,480
                                                                         ========         ========         ========

Supplemental Cash Flow Information :
Cash paid for:
  Interest, net of amounts capitalized                                   $  1,241         $  5,945         $  4,645
  Income taxes paid (refunded), net                                      $  1,647         $   (432)        $  1,208

  The accompanying notes are an integral part of the consolidated financial statements

                                  CHIREX INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (in thousands)

                                                                Additional   Retained    Cumulative       Total
                                                 Common Stock    Paid-In     Earnings   Translation   Stockholders'
                                                --------------
                                                Shares  Amount   Capital    (Deficit)    Adjustment       Equity
                                                ------  ------  ----------  ----------  ------------  --------------
Balance at December 31, 1996                    10,934    $109    $ 95,479   $(10,761)      $ 5,241        $ 90,068
Net loss                                             -       -           -       (650)            -            (650)
Issuance of common stock, net                      524       5       4,175          -             -           4,180
Options exercised                                  335       4       1,134          -             -           1,138
Translation adjustment                               -       -           -          -        (1,641)         (1,641)
                                                ------    ----    --------   --------       -------        --------
Balance at December 31,1997                     11,793     118     100,788    (11,411)        3,600          93,095
Net income                                           -       -           -      2,168             -           2,168
Issuance of common stock, net                        -       -          34          -             -              34
Options exercised                                   88       1         891          -             -             892
Effect of stock compensation charge                  -       -         641          -             -             641
Translation adjustment                               -       -           -          -           383             383
                                                ------    ----    --------   --------       -------        --------
Balance at December 31,1998                     11,881     119     102,354     (9,243)        3,983          97,213
Net income                                           -       -           -      9,303             -           9,303
Issuance of common stock, net                    2,876      29      51,095          -             -          51,124
Options exercised and employee
     stock purchase plan                           416       4       4,405          -             -           4,409
Issuance of stock options to
                                                ------       -    --------          -       -------             599
     non-employees                                   -                 599                        -
Translation adjustment                               -       -           -          -        (2,601)         (2,601)
                                                ------    ----    --------   --------       -------        --------

Balance at December 31, 1999                    15,173    $152    $158,453   $     60       $ 1,382        $160,047
                                                ======    ====    ========   ========       =======        ========



       The accompanying notes are an integral part of the consolidated financial statements

                                  CHIREX INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

  ChiRex Inc. ("ChiRex" or the "Company") was incorporated in December 1995 and, effective March 11, 1996 merged (the "Merger") with SepraChem Inc. ("SepraChem"), a chiral chemistry business established in November 1994 as a wholly-owned subsidiary of Sepracor Inc. Simultaneously with the Merger SepraChem changed its name to ChiRex America, Inc. ("ChiRex America") a wholly-owned subsidiary of ChiRex. ChiRex operates through its direct and indirect wholly-owned subsidiaries ChiRex (Holdings) Limited ("Holdings"), ChiRex (Dudley) Limited ("Dudley"), ChiRex (Annan) Limited ("Annan"), ChiRex Technology Center Inc. ("CTC") and ChiRex America. Holdings and CTC are wholly-owned subsidiaries of ChiRex and Dudley and Annan are wholly-owned subsidiaries of
Holdings.   Annan was formed in 1997 and CTC was formed in 1998.  The assets of
Cauldron Process Chemistry in Malvern, PA ("Malvern") were acquired by CTC in 1999.

  ChiRex Inc., The Drug Substance Company, is an integrated pharmaceutical outsourcing company that provides contract process research and development (contract chemistry) and contract manufacturing of active pharmaceutical ingredients. The Company owns a widely-applicable portfolio of proprietary process chemistry patents. The Company operates through two operating divisions, the development division and the manufacturing division. The Company's development division is engaged in every aspect of drug substance development from discovery support before submission of IND (Investigational New
Drug) and process research and development and manufacture of active ingredients for clinical trials. The Company's manufacturing division produces bulk active pharmaceutical ingredients. Together, the two divisions span all of the steps needed to prepare the Drug Substance subsection of a FDA New Drug Application. The range of services provided by the company includes:

o proprietary process research to create and produce previously unaffordable chiral materials using the Company's patented process chemistry technologies, and production of unique proprietary building blocks that aid in drug discovery;

o customer-sponsored innovative process research to solve process chemistry challenges using either traditional chemistry techniques or proprietary techniques;
o process research and development including discovery support, route design, route development and synthesis of pre-clinical and clinical molecules;

o scale-up of clinical trial quantities of active pharmaceutical ingredients including laboratory synthesis, validated process demonstration, analytical methods development, hazard evaluation, and pilot plant production; and

o production of commercial-scale active ingredients for launch and later for sale in all markets globally.

  ChiRex conducts its operations in four FDA cGMP facilities in Boston, Massachusetts; Malvern, Pennsylvania; Dudley, England; and Annan, Scotland.

Principles of Consolidation and Basis of Presentation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

The consolidated financial statements of the Company include the historical results of the Company and its subsidiaries from the date of acquisition or the date of incorporation.

Revenue Recognition

Product Sales

  Product sales represent the invoiced value of goods and services, excluding value added tax, supplied in the normal course of business. Revenues are recognized as services are provided, goods are shipped, or certain milestones are achieved.

  The cost of specific equipment required to implement a new custom synthesis process for a customer is incurred by the Company and included in fixed assets. An engineering premium is sometimes charged to applicable customers, either by installments or by an increment to the unit sales price, to recover an agreed upon element of these costs. These revenues are generally recognized on a systematic basis over the life of the project at the same rate as the depreciation on the related fixed assets. In the event of termination of a project the unamortized portion of the premium is released to income. The difference between amounts invoiced during the year and revenue earned is accounted for as deferred income.

License Fee and Royalty Income

  License fee and royalty income is recognized as amounts are earned and become due based on contract terms.

UK Government Grants

  UK government grants for capital expenditures are credited to a deferred grant account when received and are recognized as an offset to depreciation expense over the expected useful life of the related property, plant and equipment.

Research and Development

  Research and development costs are expensed as incurred.

Stock based Compensation Plans

  With respect to stock options granted to employees, Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") to measure compensation or to adopt the fair value based method prescribed by SFAS 123. If a company continues to apply APB 25 for accounting purposes, pro forma footnote disclosures are required to present net income as if SFAS No. 123 accounting provisions were applied for accounting purposes. The Company follows the provisions of APB 25 and has included the required SFAS 123 pro forma disclosures.

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

Net Income (Loss) per Common Share

  The Company determines earnings per share in accordance with SFAS No. 128, "Earnings Per Share". This statement establishes the standards for computing and presenting earnings per share.

  Basic income (loss) per common share was computed by dividing the net income
(loss) by the weighted
average number of shares of common stock outstanding during the year. For the years ended December 31, 1998 and 1999, the impact of assumed exercise of stock options is included in diluted shares outstanding. Using the Treasury Stock method, the Company calculates the potential dilution from stock options at the average market stock price during the period based on the assumption that all stock options are exercised whether vested or non-vested, and simultaneously the proceeds of exercise are used to acquire the Company's stock at the average market price. Since the effect of the assumed exercise of stock options of 581,000 shares in 1997 are anti-dilutive, basic and diluted loss per share as presented on the statement of operations are the same. In 1998 and 1999, 510,000 and 821,000 common stock equivalents, respectively, related to stock options are included in diluted shares outstanding.

Postretirement Benefits

   In 1998, the Company adopted SFAS No. 132, "Employers' Disclosure About
Pensions and Other Postretirement Benefits."   This statement changed current
financial statement disclosure requirements from those required under previous accounting pronouncements. The statement does not change the existing measurement or recognition provisions. The Company has included the required disclosure requirements under this standard.

Inventories

  Inventories are stated at the lower of cost or market value and include materials, labor and manufacturing overhead. The components of inventories are as follows:

                                                       1998                         1999
                                                       ----                         ----
                                                       (in thousands)
Raw materials                                         $ 8,922                     $ 8,877
Work in progress                                       11,024                      13,936
Finished goods                                         12,349                       4,690
                                                      -------                     -------
          Total                                       $32,295                     $27,503
                                                      =======                     =======

Property, Plant and Equipment

  The costs of capital additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. The Company provides for depreciation using the straight-line method over the estimated useful lives of the property as follows: buildings 40 years; machinery and equipment 3 to 13 years; software 5 to 7 years.

Property, plant and equipment consists of the following:

                                                       1998                        1999
                                                       ----                        ----
                                                       (in thousands)
Land                                                $  6,092                     $  5,946
Buildings                                             29,088                       37,421
Machinery and equipment                              147,082                      162,948
Computer software                                          -                        6,633
                                                    --------                     --------
                                                     182,262                      212,948
Less accumulated depreciation                        (28,192)                     (49,801)
                                                    --------                     --------
                                                    $154,070                     $163,147
                                                    ========                     ========

  Depreciation expense was $8,898,000, $11,345,000 and $15,205,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

Other Current Assets

  At December 31, 1998 and 1999, other current assets consist primarily of prepaid expenses and other miscellaneous non-trade receivables.

Intangible Assets

  Intangible assets primarily relate to the excess cost over the fair value of net assets acquired. These intangible assets are being amortized using the straight-line method over 15 - 25 years. Accumulated amortization at December 31, 1998 and 1999 was $3,252,000 and $4,635,000 respectively. The Company assesses the future useful life of these assets whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers combined undiscounted cash flows in assessing the recoverability of these assets. If impairment has occurred, any excess of carrying value over fair value would be recorded as an impairment charge.

Foreign Currency

  The accounts of the Company's UK subsidiaries are recorded in their functional currency, Great Britain pounds sterling, and are translated into US dollars using year-end exchange rates for assets and liabilities and average exchange rates during the year for revenues and expenses. Resulting translation adjustments are reflected as a separate component of stockholders' equity titled cumulative translation adjustment. Foreign currency transaction gains and losses are included in the accompanying statements of operations and are not material for the three years presented.

Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable and a balance due under a term loan. Their respective carrying amounts in the accompanying balance sheets approximate fair value due either to the short-term nature of the balances or in the case of the term loan because the interest rate is variable.

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

Accounting For Long Lived Assets

  The Company follows the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ". SFAS 121 requires that long-lived assets be reviewed for impairment by comparing the fair value of the assets with their carrying amount. Any write-downs are to be treated as permanent reductions in the carrying amount of the assets.

Environmental Costs

  Liabilities for costs relating to environmental and remedial work which must be performed to comply with environmental guidelines are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Segment Information

   The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes the standards for reporting information about segments in annual and interim financial statements. The statement introduces a new model for segment reporting, the "management approach". The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. The Company has included the required disclosure requirements under this standard. The Company has two reportable segments: the development division and the manufacturing division (see note 12).

Recently Issued Accounting Standards

  In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment,
(b) a hedge of the exposure to variability in cash flows attributable to a particular risk, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available
for sale security and a forecasted transaction.   SFAS No. 137, "Accounting for
Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133" was issued in June 1999 and deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Consequently, the Company will be required to implement SFAS No. 133 for all fiscal quarters for the fiscal year beginning January 1, 2001. The Company expects the adoption of this pronouncement will not have a material effect on the Company's financial statements.


2.  Significant Transactions

Stock Offering

  In March 1999, the Company issued 2,875,000 shares (including 375,000 shares issued to cover underwriters' over allotments) of the Company's common stock to the public at $19 per share and received $54.6 million in gross proceeds. Total net proceeds of $51.1 million after underwriter's discount and expenses were utilized to pay down bank borrowings in March and April 1999.

Shelf Registration

  In June 1999, the Company updated its filing with the Securities and Exchange Commission to register for the sale of debt securities, preferred stock, common stock and warrants, (representing rights to purchase debt securities, preferred stock, common stock and warrants) with an initial offering price not to exceed $104.6 million bringing the total securities available for registration to $150.0 million at December 31, 1999.

Restructuring and Other Expenses

  In April, June, and July 1999, the Company announced the outsourcing of the Company's inventory warehouse operation and its management information systems departments, and a voluntary redundancy and early-retirement program at its Dudley, England and Annan, Scotland facilities. As a result, the Company recorded a $7.4 million pretax charge during 1999 for severance and pension benefits. A total of 104 positions were eliminated in 1999. As of December 31, 1999, approximately $3.4 million in severance has been paid and a balance of $4.0 million for future pension benefits is included in accrued expenses on the balance sheet.

  The Company announced a restructuring in July 1998 including management changes and the transition to a product management structure. The Company recorded restructuring and other expenses of $3.2 million in 1998. The 1998 restructuring and other expenses consists of $2.9 million of severance costs related to management changes to implement the product management structure and $0.3 million of other costs.

Purchase of Cauldron Process Chemistry

  On May 17, 1999, the Company, through its CTC subsidiary, purchased the Cauldron Process

Chemistry business in Malvern, Pennsylvania. The Company paid approximately $6.9 million in cash including transaction costs. The asset purchase agreement calls for an additional payment in February 2000 based on Cauldron achieving certain 1999 business results. The targeted results were not achieved and consequently the Company has determined no additional payment is due. The acquisition was accounted for as a purchase. Accordingly, the assets and liabilities acquired are included in the consolidated balance sheet as of December 31, 1999 and the results of operations and cash flows from the date of acquisition. The Company recorded goodwill of approximately $5.3 million associated with the acquisition, which is being amortized on a straight-line basis over 15 years.

Long-Term Debt

   In May 1999, the Company amended its 1997 senior secured term-loan and revolving-credit facilities, (the "1997 Facilities Agreement"). The amendment to the 1997 Facilities Agreement included a reduction of the interest rate to LIBOR plus 1.0 percent declining to LIBOR plus 0.75 percent after September 30, 1999 and shortening of the term to January 1, 2001.

  In December 1999, the Company refinanced the 1997 Facilities Agreement, resulting in a new term loan of $48.6 million ((Pounds)30.0 million) and a revolving credit facility of $40.5 million ((Pounds)25.0 million) with a term of five years (see Note 7).

Extraordinary Loss

  In 1999, as a result of the Company paying down revolving-credit and term-loan borrowings from the stock offering proceeds and refinancing its 1997 Facilities Agreement, the Company recorded a pre-tax charge of $2.1 million in 1999 to write off certain deferred financing costs associated with the 1997 Facilities Agreement (see note 7) which is classified as an extraordinary loss on the statement of operations net of $0.6 million in benefit for income taxes, or $(0.10) per basic and diluted share.

Purchase of Annan, Scotland Manufacturing Site

  On October 31, 1997, the Company through its Annan subsidiary completed the purchase of GlaxoWellcome's FDA cGMP pharmaceutical production facility located in Annan, Scotland. The Company paid approximately $66.8 million (40.0 million) for the facility plus an additional payment for certain working capital of approximately $1.7 million ((Pounds)1.0 million).

  As part of the transaction, Glaxo awarded the Company a five-year contract to supply certain pharmaceutical intermediates and active ingredients.

  ChiRex purchased all of the buildings, land and equipment at the 154-acre Annan, Scotland property, encompassing three main production facilities plus certain working capital. Under the supply agreement, ChiRex will continue to manufacture most of the products currently made at Annan. The Company has invested approximately $24 million in 1998, $10 million in 1999 and plans to invest an additional $15 million in the year 2000 to accommodate newly contracted products and to complete the modification of the facility for multi-product pharmaceutical fine chemical manufacturing. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the Annan facility have been included in the Company's consolidated financial statements from the date of acquisition. The total purchase price including expenses of the transaction was allocated to the assets purchased.

  To finance the acquisition and provide for the general cash requirements of the business, Holdings entered into the 1997 Facilities Agreement (see Note 7).

Sale of Acetaminophen Business and Restructuring Charge

  In April 1997, the Company sold its acetaminophen business and related intellectual property to Rhone-Poulenc Chimie S. A., a French pharmaceutical company, for net proceeds of approximately $7.1 million ((Pounds)4.3 million), of which $4.1 million ((Pounds)2.5 million) was received during 1997 with the balance being received over three years. Amounts due from Rhone-Poulenc Chimie of $1.2 million ((Pounds)0.8 million) at December 31, 1999, are reflected in other current assets on the balance sheets and have been discounted at a market interest rate. Under terms of the agreement, ChiRex continued to manufacture acetaminophen for the purchaser pursuant to a supply agreement for a period after the sale to effect a seamless transfer of customers. The Company ceased manufacture of acetaminophen in September 1997.

  In connection with the disposal of the acetaminophen business, the Company recorded an asset impairment and restructuring charge totaling $7.7 million to write down the equipment associated with the acetaminophen business to their net realizable value and to provide for severance and other costs of $7.5 million due to the elimination of employees involved with the manufacture and support of the acetaminophen business. As of December 31, 1999, approximately $0.9 million of the restructuring charge remains in accrued expenses on the balance sheet for future obligations associated with the divestiture of the acetaminophen business.

Secondary Public Offering of The Company's Common Stock

  On February 26, 1997, the Company filed with the Securities and Exchange Commission to register the sale by Sepracor Inc. of its 3,489,301 shares of the Company's common stock at $9.50 per common share (the "Secondary Offering"). In connection with the Secondary Offering, the Company granted the underwriters a 30-day option to purchase up to 523,395 additional shares of the Company's common stock on the same terms as set forth in the Secondary Offering to cover over allotments. In April 1997, the underwriters exercised their option and the Company issued 523,395 shares of its common stock and received proceeds of $4.2 million net of associated expenses.


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

  The Company also has a directors' stock option plan, adopted in December 1995 and amended in February 1997 and April 1999, which permits the grant of up to 100,000 options to purchase shares of the Company's common stock to outside directors. Options granted under this plan generally vest one year from the date of grant (except that a director's initial grant upon joining the Board vests over five years in equal portions) and expire after seven to ten years from the date of grant.

  Certain options have been granted to Scientific Advisory Board members and consultants. Under SFAS 123, these options are required to be measured at their fair market value and charged to earnings over the period of vesting. The Company recorded in 1998 and 1999, $102 thousand and $511 thousand, respectively, in compensation expense associated with these options. In two instances relating to stock options for 105,000 shares, the fair market value is not fixed and determinable until vesting occurs.

   In connection with management changes in 1998, the Company amended certain stock option grants to extend their term, accelerate vesting or both. These amendments constituted a remeasurement of the stock option grants and resulted in compensation expense included in restructuring and other expenses totaling $641,000.

  A summary of stock option activity under the ChiRex Inc. plans in 1997, 1998 and 1999 is summarized as follows:

                                                                        Weighted               Average
                                                                    Number of Shares        Exercise Price
                                                                ------------------------  ------------------
1997
----
Options outstanding beginning of period                                         850,741               $ 6.89
Granted                                                                         902,350                11.23
Exercised                                                                      (334,566)                3.23
Lapsed/Canceled                                                                 (43,730)               13.30
                                                                              ---------
Options outstanding end of period                                             1,374,795               $10.43
                                                                              =========
Options exercisable                                                             342,067               $ 8.33
                                                                              =========
Options available for grant                                                   1,800,308
                                                                              =========
Weighted average fair value of options granted
     during period                                                                                    $ 3.62


1998
----
Options outstanding beginning of period                                       1,374,795               $10.43
Granted                                                                         848,000                13.81
Exercised                                                                       (81,177)               10.59
Lapsed/Canceled                                                                (275,575)               10.34
                                                                              ---------
Options outstanding end of period                                             1,866,043                11.96
                                                                              =========
Options exercisable                                                             536,383                 9.69
                                                                              =========
Options available for grant                                                   1,227,883
                                                                              =========
Weighted average fair value of options granted
     During period                                                                                    $ 3.44


1999
----
Options outstanding beginning of period                                       1,866,043               $11.96
Granted                                                                         901,100                29.57
Exercised                                                                      (212,375)               10.95
Lapsed/Canceled                                                                ( 78,044)               14.59
                                                                              ---------
Options outstanding end of period                                             2,476,724                18.38
                                                                              =========
Options exercisable                                                             737,350                11.19
                                                                              =========
Options available for grant                                                     404,827
                                                                              =========
Weighted average fair value of options granted
     During period                                                                                    $10.93

  The fair value of each option grant is estimated on the grant date using the Black-Scholes options-pricing model.

  A summary of the status of the Company's stock options at December 31, 1999 is as follows:

                                                   Weighted Average
Range of Exercise                  Number             Remaining          Weighted Average      Options      Weighted Average
      Prices                     of Options        Contractual Life       Exercise Price      Exercisable   Exercise Price
-----------------                ----------        ----------------      ----------------     -----------   ----------------
$  1.48    -           $  1.48       86,943         6.83  years                   $ 1.48         86,943             $ 1.48
   9.75    -            15.00     1,236,981         6.40  years                    12.07        562,607              11.65
  16.00    -             21.75      388,700         5.84  years                    19.38         87,800              17.85
  24.00    -            32.687      764,100         6.56  years                    31.30              -                  -
                                  ---------                                                     -------
$  1.48    -           $32.687    2,476,724         6.38  years                   $20.10        737,350             $11.19
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

  The Purchase Plan is effective for a three-year term, and includes six plan periods ("Plan Period"), which are each six month increments. Eligible employees may authorize payroll deductions between 1% and 10% of gross wages, limited to a pre-determined percentage of an employee's annual gross wages. At the end of each Plan Period the amounts accumulated under the Purchase Plan by employees will be used to purchase shares of common stock of the Company at 85% of the fair value of common stock at either the first day or the last day of the Plan Period, whichever is lower. The Purchase Plan provides for six Plan Periods of 80,000 shares each. Shares not purchased during a Plan Period will be eligible for purchase in subsequent Plan Periods. Currently there are no eligible employees participating in this plan and the effective term of this plan has expired.

UK Employee Stock Purchase Plan

  Substantially all of the Company's full-time UK employees at its Dudley facility are eligible to participate in a employee stock purchase plan approved by Inland Revenue. Under this plan, employees obtain the right to purchase a pre-determined number of shares at 85% of the fair market value at the beginning of the plan period. Shares are purchased through pre-determined payroll deductions which may not exceed a pre-determined maximum dollar amount. These funds accumulate in a savings account in the name of the employee over a three-year period, at the end of which such savings may be used to purchase the allocated shares. During 1999, this plan matured and 202,929 shares were purchased and the Company received proceeds of $2.1 million. Currently there are no eligible employees participating in this plan and the effective term of this plan has expired.

Pro Forma Stock-based Compensation Plan Expense

  SFAS No. 123, "Accounting for Stock-Based Compensation," sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB 25 in accounting for its stock-based compensation granted to employees. Had compensation cost for awards in 1997, 1998 and 1999 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under

SFAS No. 123, the effect on the Company's net income (loss) and net income
(loss) per common share would have been as follows:

                                                          1997                1998                 1999
                                                   ------------------  ------------------  --------------------
                                                                       (in thousands, except per-share amounts)
Net income (loss):
  As reported                                                $  (650)              $2,168                $9,303
  Pro forma                                                   (1,442)               1,364                 7,461
Basic and diluted net income (loss)
 per common share:
  As reported:
     Basic                                                   $ (0.06)              $ 0.18                $ 0.65
     Diluted                                                   (0.06)                0.18                  0.62
  Pro forma:
     Basic                                                   $ (0.13)              $ 0.12                $ 0.53
     Diluted                                                   (0.13)                0.11                  0.50

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

  The fair value of each option grant is estimated on the grant date using the Black-Scholes options-pricing model with the following weighted-average assumptions:

                                                          1997                1998                1999
                                                   ------------------  ------------------  ------------------
Volatility                                                      30.0%               30.0%               30.0%
Risk-free interest rate..........................                6.0%               5.25%               5.50%
Expected dividend payout                                           -                   -                   -
Expected life of options.........................  7 years             5 years             5 years

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

  At December 31, 1997, 1998 and 1999, the Company had reserved 1,800,308, 1,227,883, and 404,827 unissued shares of its common stock for possible issuance under the stock-based compensation plans.

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


Change in benefit obligation:                                                      1998            1999
-----------------------------                                                    -------         -------

  Benefit obligation at beginning of year                                       $53,181         $63,736
                                                                                  3,043           2,639
  Service cost
  Interest cost                                                                   3,795           4,019
  Employee contributions                                                            923             645
  Curtailments / settlements                                                      3,665               -
  Actuarial loss                                                                  1,255           7,442
  Actual benefit payments                                                        (2,611)         (4,024)
  Exchange adjustment                                                               485          (1,536)
                                                                                -------         -------
  Benefit obligation at end of year                                             $63,736         $72,921
                                                                                =======         =======
Change in Plan Assets:
----------------------

  Plan assets at beginning of year                                              $58,662         $68,784
  Actual return                                                                   9,307          14,996
  Actual employer contribution                                                    1,967           1,938
  Actual employee contribution                                                      923             645
  Actual distributions                                                           (2,611)         (4,024)
  Exchange adjustment                                                               536          (1,658)
                                                                                -------         -------
  Plan assets at end of year                                                    $68,784         $80,681
                                                                                =======         =======
Net amount recognized:
----------------------

  Funded status                                                                 $ 5,048         $ 7,760
  Unrecognized transition asset                                                  (1,180)         (1,063)
  Unrecognized gain                                                              (2,055)         (3,582)
                                                                                -------         -------
  Prepaid Expense                                                               $ 1,813         $ 3,115
                                                                                =======         =======

Components of Net Periodic Pension Cost:                           1997            1998            1999
----------------------------------------                        -------         -------         -------

                                                                $ 2,298         $ 3,043         $ 2,639
  Service cost                                                    3,826           3,795           4,019
  Interest cost                                                  (4,859)         (5,398)         (5,978)
  Expected return                                                  (351)            (92)            (89)
  Amortization of transition asset                              -------         -------         -------

  Total pension expense                                         $   914         $ 1,348         $   591
                                                                =======         =======         =======

Assumptions as of December 31                                      1997            1998            1999
-----------------------------                                   -------         -------         -------

  Discount rate                                                   8.0%            6.5%            6.5%
  Expected return                                                 9.0%            9.0%            9.0%
  Compensation increase                                           6.0%            3.5%            3.5%

  In connection with the 1999 restructuring, the Company granted early retirement benefits to certain individuals. A liability of $4.0 million is included in accrued expenses on the balance sheet at December 31, 1999 for these future pension benefits.

4.  Income Taxes

  The components of income (loss) including the extraordinary loss in 1999, before (provision) benefit for income taxes for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                        1997                1998                 1999
                                                 ------------------  -------------------  ------------------
                                                                           (in thousands)
Domestic                                                   $   724              $(2,254)            $(1,600)
Foreign                                                     (1,709)               6,795              16,113
                                                           -------              -------             -------
Total                                                      $  (985)             $ 4,541             $14,513
                                                           =======              =======             =======

  The components of the (provision) benefit for income taxes including the benefit for income taxes on the extraordinary loss in 1999 for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                                1997            1998            1999
                                                            -------------  --------------  --------------
                                                                           (in thousands)
Current (provision) benefit for income taxes:
Federal                                                      $        -     $          -   $           -
  State                                                             (205)           (150)            (85)
  Foreign                                                             45             544          (2,240)
                                                                   -----         -------         -------
                                                                    (160)            394          (2,325)
                                                                   -----         -------         -------
Deferred benefit (provision) for income taxes:
  Federal                                                             10               -               -
  State                                                                -               -               -
  Foreign                                                            485          (2,767)         (2,885)
                                                                   -----         -------         -------
                                                                     495          (2,767)         (2,885)
                                                                   -----         -------         -------
Total (provision) benefit for income taxes                         $ 335         $(2,373)        $(5,210)
                                                                   =====         =======         =======

  The (provision) benefit for income taxes including the benefit for income taxes on the extraordinary loss in the accompanying statements of operations for the periods ended December 31, 1997, 1998 and 1999 is different from the (provision) benefit calculated by applying the statutory federal income tax rate of 34% to the income (loss) before income taxes due to the following:

                                                                 1997           1998            1999
                                                            --------------  -------------  --------------
                                                                           (in thousands)
(Provision) benefit for income taxes at statutory rate              $ 335        $(1,544)        $(4,934)
Effect of change in statutory tax rate                                410            300               -
US net operating loss carryforwards                                   202              -               -
Foreign tax rate differential                                         (43)           204             701
Deductible (non-deductible) stock
    compensation, net                                                   -           (253)            231
State income taxes, net of federal tax benefit                       (135)           (99)            (55)
Non-deductible amortization of goodwill                              (396)          (396)           (396)
Valuation allowance on US tax net operating loss
    carryforwards and stock compensation                                -           (560)           (694)
Other, net                                                            (38)           (25)            (63)
                                                                    -----        -------         -------
(Provision) benefit for income taxes                                $ 335        $(2,373)        $(5,210)
                                                                    =====        =======         =======

  Deferred income tax assets and liabilities reflected in the accompanying balance sheet consist of the following as of December 31, 1998 and 1999:

                                                          1998               1999
                                                    ------------        ------------
                                                             (in thousands)
Deferred income tax assets:
  Net operating loss carryforwards and stock
    Compensation                                       $  6,313            $  6,610
  Reserves and other accruals                             2,025               1,308
  Accrued pensions                                          892               1,840
  Other, net                                                808                 856
  Valuation allowance                                    (3,789)             (4,483)
                                                       --------            --------
       Total deferred tax assets, net                     6,249               6,131
                                                       --------            --------

Deferred income tax liabilities:
  Depreciation and basis differences                    (15,253)            (18,002)
                                                       --------            --------
      Total deferred tax liabilities                    (15,253)            (18,002)
                                                       --------            --------

Net deferred tax liabilities                           $ (9,004)           $(11,871)
                                                       ========            ========

  At December 31, 1998 and 1999, the Company had US federal and state tax net operating loss carryforwards of approximately $10.5 million and $12.1 million, respectively. In addition, at December 31, 1998 and 1999, the Company had net operating loss carryforwards in the U.K. of $9.2 million and $8.3 million. Of the total tax net operating loss carryforwards, $3.4 million and $4.6 million in 1998 and 1999, respectively, represent the tax benefit of disqualifying dispositions and the exercise of non-qualified stock options. The tax benefit related to disqualifying dispositions and exercise of non-qualified stock options has been fully reserved for through a valuation allowance due to the uncertainty of realization. If this tax benefit is realized or if the valuation allowance is reduced in future periods, the tax benefit will be recorded in additional paid-in capital. The remaining tax net operating loss carryforwards of $7.1 million and $7.6 million in 1998 and 1999, respectively, have been fully reserved for through a valuation allowance since the Company is uncertain if it will generate future taxable income sufficient to realize the deferred tax benefit.

  A provision has not been made for US taxes on undistributed earnings of the Company's UK subsidiary that could be subject to taxation if remitted to the US because the Company currently plans to keep these amounts permanently reinvested.


5.  Commitments

  The Company leases equipment and executive office and warehouse space under various operating arrangements. The accompanying statements of operations includes expenses from operating leases of $748,000 in 1997, $687,000 in 1998, and $1,448,000 in 1999. Future minimum lease payments due under non-cancelable operating leases net of non-cancelable sub-lease rental income at December 31, 1999 are

$1,108,000 in 2000; $912,000 in 2001; $778,000 in 2002; $366,000 in 2003; and
$57,000 thereafter.  Total future minimum net lease payments are $3,221,000.


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

7.  Long-Term Debt and Revolving Credit Facility

1997 Facilities Agreement
-------------------------

  To finance the acquisition of the Annan facility, repay existing indebtedness and provide for the general cash requirements of the business, Holdings entered into a senior secured term-loan and revolving-credit agreement on October 29, 1997, with a group of banks (the "1997 Facilities Agreement"). The agreement allowed the Company to borrow up to $103 million ((Pounds)62.0 million) for a five-year period, comprised of a $66.0 million ((Pounds)40.0 million) term loan and a $37.0 million ((Pounds)22.0 million) revolving-credit facility.

  At certain points during 1998, the Company was not in compliance with certain financial covenants under the 1997 Facilities Agreement, which the lenders permanently waived. In conjunction with these permanent waivers, the Company agreed to certain modifications to the terms including a change in certain financial covenants, a modification in the interest rate and deferral of the initial principal installment payment. The interest rate was modified to LIBOR plus a margin of 0.75% to 2.00% depending on certain financial ratios, as specified in the agreement. This rate was LIBOR plus 2.00% (8.25%) at December 31, 1998. In connection with these modifications, the Company agreed to pay the lenders fees and reimbursed the lenders for costs incurred, which totaled $3.0 million ((Pounds)1.8 million). In addition, the Company agreed to use reasonable endeavors to either restructure or refinance this debt.

  In May 1999, the Company amended the 1997 Facilities Agreement. The amendment to the agreement included a modification of the interest rate to LIBOR plus 1.0 percent declining to LIBOR plus 0.75 percent after September 30, 1999, and shortening of the term to January 1, 2001. As a result of the amendment the Company recorded a pre-tax charge of $1.0 million to write-off certain deferred financing costs which is classified as an extraordinary loss on the statement of operations.

1999 Facilities Agreement
-------------------------

  In December 1999, the Company refinanced the 1997 Facilities Agreement, resulting in a new term loan of $48.6 million ((Pounds)30.0 million) and a revolving-credit facility of $40.5 million ((Pounds)25.0 million), (the "1999 Facilities Agreement"). The requirements of the 1999 Facilities Agreement call for repayment of the term loan in twenty equal quarterly installments, beginning on March 31, 2000 and annual mandatory repayments from excess cash flow, as defined under the credit facility. The interest rate specified in the 1999 Facilities Agreement is LIBOR plus a margin of 1.00% to 2.00% depending on certain financial ratios, as specified in the agreement. This rate was LIBOR plus 1.00% (6.50%) at December 31, 1999. Borrowings under the agreement are secured by the real and personal property of and guaranteed by the Company and its subsidiaries. The agreement contains certain financial covenants and limitations on indebtedness, dividends, capital expenditures, repurchase of common stock and certain other transactions. The Company is in compliance at December 31, 1999 with all terms of the 1999 Facilities Agreement and expects to be in compliance with the current terms for the foreseeable future. As a result of the refinancing the Company recorded a pre-tax charge of $1.1 million to write off certain deferred financing costs which is classified as an extraordinary loss on the statement of operations.

  Long-term debt is comprised of the following as of December 31, 1998 and 1999:

                                                   1998               1999
                                              ------------       ------------
                                                       (in thousands)
Revolving-credit facility                         $24,900            $  -
Term loan                                          66,400             48,600
                                                  -------            -------
Total debt                                         91,300             48,600
Less current portion of long-term debt             14,756              9,720
                                                  -------            -------
Long-term debt                                    $76,544            $38,880
                                                  =======            =======

  The Company classified all of the outstanding borrowings under the revolving-credit facility at December 31, 1998 as long-term because borrowings are not re-payable within one year as of the balance sheet date.

  Long-term debt maturities during the next five years as of December 31, 1999 is as follows (in thousands):

                            2000                    $ 9,720
                            2001                      9,720
                            2002                      9,720
                            2003                      9,720
                            2004                      9,720
                                                    -------
                            Total                   $48,600
                                                    =======

  Interest costs incurred during 1997, 1998 and 1999 were $1,397,000, $7,739,000 and $4,645,000, respectively. Interest costs totaling $150,000, $1,765,000 and $194,000 were capitalized in 1997, 1998 and 1999, respectively. Included in interest expense are $47,000, $309,000 and $1,597,000 of non-cash amortization of deferred financing costs in 1997, 1998 and 1999, respectively.


8.  Non-cash Investing and Financing Activities

  Included in accrued expenses at December 31, 1998 and 1999, are $2,344,000 and $829,000, respectively, related to capital expenditures, and at December 31, 1998, $2,158,000 related to deferred financing costs.


9.  Agreements with Former Affiliate

  ChiRex America and Sepracor Inc. entered into a Technology Transfer Agreement as of January 1, 1995 (the "Technology Agreement"). Under the Technology Agreement, Sepracor Inc. granted to ChiRex America an exclusive, royalty-free right and license to use and practice the ChiRex Technologies licensed and sublicensed thereunder (the "Licensed Technologies") on a worldwide basis in a field defined as the development, manufacture, use and sale of pharmaceutical intermediaries, active ingredients, agrochemicals, flavors, fragrances and other chemicals and compounds (the"Company Field"). Pursuant to an amendment to the Technology Agreement dated May 19, 1998, Sepracor Inc. assigned three third party license agreements (formerly included in the Licensed Technologies) directly to ChiRex America with a sublicense back to Sepracor Inc. for a defined field. The Technology Agreement expired on December 31, 1998 but the license granted therein is perpetual to ChiRex America and survives expiration of such agreement. The three third party license agreements assigned to ChiRex America in the May 19, 1998 amendment continue in effect for the respective life of each agreement in accordance with the specific terms and conditions set forth in each agreement.


10.  Related Party Transactions

  In 1997, 1998 and 1999 the Company has incurred $346,000, $313,000 and
$297,000 respectively, to Sepracor Inc. under the Technology Transfer and License Agreement for legal expenses and has received $460,000, $453,000 and $490,000, respectively, in license royalty income.


11.  Significant Customers

  In 1999, the Company's three largest customers accounted for approximately 81% of total revenues. GlaxoWellcome plc, Sanofi S.A. ("Sanofi"), and Rohm and Haas Company ("Rohm and Haas") accounted for approximately 59%, 15%, and 7%,
respectively.   In 1998, the Company's three largest customers accounted for approximately 85% of total revenues. GlaxoWellcome plc, Sanofi, and Rohm & Haas, accounted for approximately 57%, 16%, and 12%, respectively. In 1997, the Company's four largest customers accounted for approximately 76% of total revenues. Sanofi, GlaxoWellcome plc, Rohm and

Haas and SmithKline Beecham accounted for approximately 36%, 17% 13% and 10%, respectively.


12.  Segment Information

The Company operates through two operating divisions, the development division and the manufacturing division. The Company's development division is engaged in every aspect of drug substance development from discovery support before submission of IND and process research and development and manufacture of material for clinical trials. The Company's manufacturing division produces bulk active pharmaceutical ingredients.

The following table shows data for the Company by segment:

                                                         1997                    1998                    1999
                                                -------------------     -------------------     -------------------
Revenues:
   Manufacturing division                                  $ 82,796                $106,263                $123,316
   Development division                                      11,304                  13,400                  23,673
                                                -------------------     -------------------     -------------------
         Total                                             $ 94,100                $119,663                $146,989
                                                ===================     ===================     ===================

Operating income:
   Manufacturing division                                  $ 13,570                $ 17,693                $ 37,329
   Development division                                       4,229                   5,828                   6,324
                                                -------------------     -------------------     -------------------
        Subtotal                                             17,799                  23,520                  43,653
   Management, sales & administration                        (5,726)                 (5,520)                 (6,756)
   Research & development                                    (3,937)                 (4,389)                 (6,958)
   Restructuring and other expenses                          (8,069)                 (3,242)                 (7,399)
                                                -------------------     -------------------     -------------------
        Total                                              $     67                $ 10,370                $ 22,540
                                                ===================     ===================     ===================

Depreciation and amortization:
   Manufacturing division                                  $  7,471                $ 10,316                $ 13,595
   Development division                                       1,967                   2,076                   2,894
   Management, sales & administration                           624                     117                      99
                                                -------------------     -------------------     -------------------
        Total                                              $ 10,062                $ 12,509                $ 16,588
                                                ===================     ===================     ===================

Property, plant & equipment, net:
   Manufacturing division                                  $104,330                $137,884                $137,503
   Development division                                      15,980                  15,795                  18,950
   Management, sales & administration                           445                     391                   6,694
                                                -------------------     -------------------     -------------------
        Total                                              $120,755                $154,070                $163,147
                                                ===================     ===================     ===================

Capital expenditures:
   Manufacturing division                                  $ 10,609                $ 39,358                $ 14,874
   Development division                                       1,007                   1,760                   5,178
   Management, sales & administration                           451                      65                   1,418
                                                -------------------     -------------------     -------------------
        Total                                              $ 12,067                $ 41,183                $ 21,470
                                                ===================     ===================     ===================

  The following tables show revenues and long-lived assets by geographical location based on customer location:

                                              1997                 1998                  1999
                                       ----------------     -----------------     ----------------
Revenues
   North America                                $ 4,765              $  6,300             $  7,719
   Europe                                        88,577               112,744              128,580
   All                                              758                   619               10,690
   other
   Total                                        $94,100              $119,663             $146,989
                                       ================     =================     ================
Long-lived assets
   U.S.                                        $    443              $    403             $  4,949
   UK                                           120,312               153,667              158,198
   All                                                -                     -                    -
    other
   Total                                       $120,755              $154,070             $163,147
                                       ================      ================      ===============


13. Price Range of Common Stock and Dividend Policy (Unaudited)

  The common stock was initially offered to the public on March 5, 1996 at a price of $13.00 per share. The common stock is listed and traded on The Nasdaq Stock Market's National Market ("Nasdaq") under the symbol "CHRX." The following table sets forth for the periods indicated the high and low sales prices of the common stock as reported by Nasdaq.

                                                                High              Low
                                                           ---------------  ---------------

1998:
  First Quarter                                                     $19.31           $11.63
  Second Quarter                                                     23.25            14.19
  Third Quarter                                                      19.00             9.75
  Fourth Quarter                                                     21.38            10.50

1999:
  First Quarter                                                     $24.50           $18.16
  Second Quarter                                                     33.25            21.87
  Third Quarter                                                      35.62            25.81
  Fourth Quarter                                                     34.87            12.50

  The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain any future earnings for use in the Company's business and, therefore, does not anticipate paying cash dividends in the foreseeable future.

14. Quarterly Information (Unaudited)

(in thousands except per-share amounts)
                                                                           Quarter Ended
                                          --------------------------------------------------------------------------
                                                March 31            June 30          September 30        December 31
                                            ----------------  -------------------  ----------------  -------------------
1998
------------------------------------------
Revenues                                            $23,658           $28,554              $31,715           $35,736
Gross profit                                          4,356             7,098                6,849            13,484 (a)
Restructuring charges, net of                             -                 -               (2,802) (b)         (440)(b)
  proceeds
Net income (loss)                                    (1,096)              609                 (744)            3,399
Net income (loss) per  common
  share:
      Basic                                         $ (0.09)          $  0.05              $ (0.06)          $  0.29
      Diluted                                       $ (0.09)          $  0.05              $ (0.06)          $  0.28
Weighted average shares
  outstanding
                                                     11,797            11,809               11,817            11,856
                                                     11,797            11,809               11,817            12,307
1999
------------------------------------------
Revenues                                            $34,180           $36,624              $38,013           $38,171
Gross profit                                         11,381            12,752               14,008            15,047
Restructuring and other expenses                          -              (730)(c)           (5,732) (c)         (937)(c)
Extraordinary loss, net                                   -              (700)(d)                           -   (760)(d)
Net income (loss)                                     2,907             2,691                  702             3,003
Net income (loss) per  common
  share:
      Basic                                         $  0.24           $  0.18              $  0.05           $  0.31
      Diluted                                       $  0.23           $  0.17              $  0.04           $  0.30
Weighted average shares
  Outstanding:
      Basic                                          12,092            14,795               14,860            15,054
      Diluted                                        12,772            15,737               15,794            15,782

  (a) Gross margin improved due to contribution from production from the Annan facility, and improved performance at the Dudley facility reflecting higher sales volumes and lower expenses.

  (b) Restructuring and other expenses for management changes and the transition to a product management structure.

  (c) Severance and pension benefits associated with the outsourcing of the Company's inventory warehouse operation, its management information systems departments, and a voluntary redundancy and early-retirement program.

  (d) Write off of certain deferred financing costs as a result of the Company paying down revolving-credit and term-loan borrowings and refinancing its 1997 Facilities Agreement

IBC:Corporate Information



                               Board of Directors

               Michael A. Griffith, Chairman and Chief Executive Officer
               Dirk Detert, Ph.D., Former General Manager of Wellcome GmbH
               Eric N. Jacobsen, Ph.D., Professor of Chemistry and Chemical Biology, Harvard University
               W. Dieter Zander, Managing Director, Arnhold and S. Bleichroeder

                               Corporate Officers

               Michael A. Griffith, Chairman and Chief Executive Officer
               Ian D. Shott, President, Manufacturing Division
               Bruce P. Shutts, President, Development Division
               Frank J. Wright, Executive Vice President, Corporate Development Ian M. Brown, Vice President, Annan Operations
               Thomas I.H. Dubin, Vice President, General Counsel and Secretary Stuart E. Needleman, Vice President, Business Development
               Roger B. Pettman, Ph.D., Vice President, Technology
               Jon E. Tropsa, Vice President, Finance


                           Scientific Advisory Board

               Alexander McKillop, Ph.D., ChiRex Inc., Co-Chairman
               Roger B. Pettman, Ph.D., ChiRex Inc., Co-Chairman
               Eric N. Jacobsen, Ph.D., Harvard University
               Stephen Buchwald, Ph.D., Massachusetts Institute of Technology
               J. Bryan Jones, Ph.D., University of Toronto
               Andrew Myers, Ph.D., Harvard University
               K. Barry Sharpless, Ph.D., The Scripps Research Institute

                                 Annual Meeting

               The 2000 Annual Meeting of Shareholders will be held on April 18, 2000, at 9:00 a.m., Eastern Standard Time, at ChiRex Inc. in Stamford, CT, USA

                                 SEC Form 10-K

               A copy of the Company's Form 10-K filed with the Securities and Exchange Commission may be obtained by contacting the Company at Stamford, Connecticut .

                         Independent Public Accountants

               Arthur Andersen LLP, 225 Franklin Street, Boston, Massachusetts 02110

                            Outside General Counsel

               Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019

                                 Transfer Agent

               Equiserve, L.P., Shareholder Services Division, 150 Royall Street, Canton, Massachusetts 02021. Telephone: (781) 575-3400
         Website:  www.equiserve.com

                              Investor Relations

               ChiRex Inc., Investor Relations Department, 300 Atlantic Street, Suite 402, Stamford, Connecticut 06901. Telephone: (203) 351-2300
               Homepage: http://www.chirex.com
                         ---------------------

               -or-

               Feinstein Kean Healthcare Inc., 245 First Street, 14th Floor, Cambridge, Massachusetts 02142. Telephone: (617) 577-8110. E-Mail: DMacDougall@FKHealthcare.com
                       ----------------------------

                             Safe Harbor Statement

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